UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Northland Cable Properties Seven Limited Partnership
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Units of Limited Partnership Interest.

(2)	Aggregate number of securities to which transaction applies:

49,656 Units of Limited Partnership Interest.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000307 by $19,950,000 (the purchase price of the transaction).

(4)	Proposed maximum aggregate value of transaction:

$19,950,000

(5)	Total fee paid:

$612.47
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NORTHLAND CABLE PROPERTIES SEVEN PARTNERSHIP
101 Stewart Street, Suite 700
Seattle, Washington 98101

          , 2007

To our Limited Partners:

Enclosed is a proxy statement on Schedule 14A accompanied by a proxy card in connection with a special meeting of the limited partners of Northland Cable Properties Seven Limited Partnership (“NCP-Seven”) to be held on January   , 2008. The special meeting, and any postponements or adjournments, will be held at 101 Stewart Street, Suite 700, Seattle, Washington 98101. Only limited partners of record as of          , 2007 will be entitled to notice of and to vote at the special meeting. The meeting is called for the following purposes:

1. FIRST PROPOSAL:  To authorize NCP-Seven and its general partners to sell substantially all of NCP-Seven’s assets to Green River Media and Communications, LLC or its assignee with the consent of NCP-Seven (“Green River”) for cash in the amount of $19,950,000, which we refer to sometimes as the “Green River transaction”, pursuant to the terms of an asset purchase agreement dated as of July 5, 2007 between NCP-Seven and Green River, which we refer to sometimes as the “Green River purchase agreement”;

2. SECOND PROPOSAL:  To authorize NCP-Seven and its general partners to sell substantially all of NCP-Seven’s existing assets to the managing general partner of NCP-Seven or one or more of its affiliates in the event that the Green River transaction is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the Green River transaction is otherwise terminated prior to such date, on substantially the same terms and conditions provided in the Green River purchase agreement, which we refer to sometimes as the “alternative sale transaction”; and

3. To transact any other business that properly comes before the special meeting, including any adjournments or postponements of the meeting.

Each proposal will be adopted if holders of a majority of the outstanding units of limited partnership interest (for purposes of the second proposal, not including any such units held by the managing general partner or its affiliates) vote to “APPROVE” the proposal.

Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Seven Limited Partnership dated September 30, 1987, which we refer to sometimes as the “NCP-Seven limited partnership”, the limited partnership will be dissolved upon the sale of all, or substantially all of NCP-Seven’s assets, and the general partners will wind up the business and affairs of NCP-Seven without requiring any further consent or vote by the partners. Accordingly, if either the Green River transaction or the alternative sale transaction closes as planned, the managing general partner will commence the dissolution and winding up of NCP-Seven during the first half of 2008.

Limited partners are not entitled to dissenters’ or appraisal rights under Washington law or the NCP-Seven partnership agreement with respect to the approval and consummation of either the Green River transaction or the alternative sale transaction.

The managing general partner recommends that you vote to “APPROVE” the Green River transaction and the alternative sale transaction. The managing general partner has significant conflicts of interest in recommending approval of the proposed alternative sale transaction. As a result, only limited partners of NCP-Seven not affiliated with the managing general partner will determine whether the alternative sale transaction should be approved. The managing general partner’s conflicts of interest are described in greater detail in the accompanying proxy statement. The managing general partner urges you to read the full text of the proxy statement and its exhibits carefully before making your decision on these proposals.

Pursuant to the first proposal, if the requisite majority of the outstanding units of limited partnership interest approve the Green River transaction and all conditions to closing are satisfied, NCP-Seven will sell all of its cable television systems and other assets to Green River, in an asset sale which is valued at $19,950,000, subject to adjustment pursuant to the terms of the Green River purchase agreement.

Pursuant to the second proposal, if the requisite majority of the outstanding units of limited partnership interest approve the alternative sale transaction, and the Green River transaction is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the Green River transaction is otherwise terminated prior to such date, NCP-Seven will be authorized to sell all of its cable television systems and other assets to the managing general partner of NCP-Seven or one or more of its affiliates on substantially the same terms and subject to substantially the same conditions as would have applied to the Green River transaction, except that the managing general partner’s obligation to close will be subject to the managing general partner’s ability to secure satisfactory financing. If such condition has not been met within 90 days after the agreement for the alternative sale transaction becomes effective, the managing general partner has the right to terminate.

Assuming either the Green River transaction or alternative sale transaction described in this proxy statement is consummated and NCP-Seven is dissolved and wound up, projected cash distributions to be made to the limited partners of NCP-Seven (per $500 unit of limited partnership interest) are as follows:

Within		Eighteen Months
60 Days After Closing	Non-Resident Tax(1)	After Closing(2)	Total

$324	$(7)	$40	$357

(1)	NCP-Seven on behalf of its limited partners will pay a required non-resident state income tax resulting from the proposed sales out of purchase price proceeds to the state of Georgia in the aggregate amount of $7 per limited partnership unit.

(2)	Assumes no claims will be made against the $1,995,000 holdback escrow.

The amounts set forth in the preceding table are provided on a pro forma basis as of June 30, 2007. Actual amounts will vary from these projections. If the Green River transaction or the alternative sale transaction is not closed when anticipated (first quarter 2008), funds available for NCP-Seven to distribute to its limited partners may differ materially from these projections. (For details, see “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available from” on page 41.)

The proposals found in this proxy statement have not been approved or disapproved by the Securities and Exchange Commission. The Commission has not passed upon the fairness or merits of the proposals described in, nor upon the accuracy or adequacy of the information contained in, this proxy statement. Any representation to the contrary is unlawful.

You should make your decision on the proposals presented in this document based on the information presented in this proxy statement as opposed to basing your decision on previously received materials including prior correspondence from the managing general partner. You are urged to carefully review this proxy statement and to return your proxy card promptly in order for it to be received by the managing general partner on or before January   , 2008.

We are first mailing this proxy statement to limited partners on or about December   , 2007.

Sincerely,

Northland Communications Corporation,
Managing General Partner of Northland Cable
Properties Seven Partnership

By:
John S. Whetzell, CEO

Seattle, Washington
          , 2007

i

ii

SUMMARY TERM SHEET

This summary highlights selected information and may not contain all of the information important to you. You should carefully read this entire proxy statement and the attached exhibits for a more complete understanding of the three proposals set forth herein.

This proxy statement solicits limited partner approval (i) to authorize the sale of substantially all the assets of Northland Cable Properties Seven Limited Partnership (“NCP-Seven”) to Green River Media and Communications, LLC or its assignee with the consent of NCP-Seven (“Green River”), which we sometimes refer to as the “Green River transaction”, and (ii) to authorize the alternative sale of substantially all of NCP-Seven’s assets to Northland Communications Corporation, NCP-Seven’s managing general partner, or one or more affiliates of Northland Communications Corporation, if the Green River transaction is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River, or in the event that the Green River transaction is otherwise terminated prior to such date, which we sometimes refer to as the “alternative sale transaction.” The alternative sale transaction agreement contains substantially the same terms and conditions as provided in the Green River purchase agreement, except that the managing general partner’s obligation to close will be subject to the managing general partner’s ability to secure satisfactory financing. If such condition has not been met within 90 days after the agreement for the alternative sale transaction becomes effective, the managing general partner has the right to terminate.

Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Seven Limited Partnership dated September 30, 1987, which we refer to sometimes as the “NCP-Seven partnership agreement”, the limited partnership will be dissolved upon the sale of all, or substantially all of NCP-Seven’s assets, and the general partners will wind up the business and affairs of NCP-Seven without requiring any further consent or vote by the partners. Accordingly, if either the Green River transaction or the alternative sale transaction closes as planned, the managing general partner will commence the dissolution and winding up of NCP-Seven during the first half of 2008.

Sale of NCP-Seven’s Assets to Green River (see page 36)

On July 5, 2007, NCP-Seven executed an asset purchase agreement, which we sometimes refer to as the “Green River purchase agreement,” to sell the operating assets and franchise rights of its remaining cable systems serving the communities of Vidalia, Sandersville, Toccoa and Royston, Georgia to Green River, an unaffiliated third party. The terms of the Green River purchase agreement include a sales price of $19,950,000, which may be adjusted based on subscription revenue generated prior to closing, and require that approximately ten percent of the gross proceeds be placed in escrow to secure NCP-Seven’s indemnification obligations with respect to breaches of its representations, warranties and covenants in the purchase and sale agreement, to be released from escrow eighteen months after the closing of the transaction. Net proceeds to be received upon closing will be used to pay all remaining liabilities of NCP-Seven, including transaction costs and amounts outstanding under NCP-Seven’s credit facility (with a balance of $887,970 as of June 30, 2007), and to make liquidating distributions to the limited partners. NCP-Seven will receive a final distribution of the amounts in escrow, subject to any indemnification claims against the escrow account, eighteen months after the closing, and soon thereafter, the limited partners will receive a final distribution.

The Parties

Northland Cable Properties Seven Limited Partnership
101 Stewart Street, Suite 700
Seattle, Washington 98101
(206) 621-1351

NCP-Seven is a Washington limited partnership whose equity owners include its limited partners, a managing general partner and an administrative general partner. The managing general partner is Northland Communications Corporation, a Washington corporation and wholly owned subsidiary of Northland

Telecommunications Corporation. The administrative general partner is FN Equities Joint Venture, a California general partnership. FN Equities Joint Venture has notified the managing general partner that it intends to withdraw as administrative general partner of NCP-Seven, which will become effective once written notice of this withdrawal is provided to the limited partners. Upon the effectiveness of this withdrawal, the managing general partner intends to assume the duties, responsibilities and authority previously granted to the administrative general partner without seeking a replacement administrative general partner.

NCP-Seven’s business consists of owning and operating cable television systems. NCP-Seven’s cable systems are operated as three separate operating groups located in and around the communities of Vidalia, Sandersville, Toccoa and Royston, Georgia.

Green River Media and Communications, LLC
4601 Six Forks Road, Suite 500
Raleigh, NC 27609
(919) 321-2560

Green River’s business consists of identifying, acquiring and operating rural communications and media companies. Green River has extensive private market financing experience, including longstanding relationships with various senior secured lenders. Concurrent with entering into the Green River purchase agreement, Green River also entered into purchase agreements on similar terms with Northland Cable Properties Eight Limited Partnership and Northland Cable Properties, Inc., both affiliates of NCP-Seven.

Conditions to Closing the Green River Transaction (see page 38)

Green River will not be obligated to close the purchase of NCP-Seven’s assets unless certain material closing conditions pursuant to the Green River asset purchase agreement are satisfied, including the following:

•	the Green River transaction shall have been approved by holders of a majority of the outstanding units of limited partnership interest of NCP-Seven;

•	there shall have been no action, suit or other proceeding pending or threatened to prevent or restrict the Green River transaction;

•	NCP-Seven shall have received a fairness opinion issued by Duff & Phelps, LLC (“Duff & Phelps”) regarding the consideration to be received by the limited partners of NCP-Seven in the Green River transaction in form and substance acceptable to NCP-Seven;

•	NCP-Seven shall have obtained consent to the transfer of certain rights and assets from the FCC (with limited exceptions), franchising authorities and other third parties;

•	there shall have been no changes that would have a material adverse effect on the operations or financial condition of NCP-Seven’s systems (other than those that affect the industry as a whole);

•	the purchase price shall not have increased above the Purchase Price Ceiling or decreased below the Purchase Price Floor, as each of those terms are defined in the Green River purchase agreement, excluding the effect of other adjustments; and

•	encumbrances specified in the Green River purchase agreement shall have been removed.

The managing general partner currently anticipates that the sale of substantially all of NCP-Seven’s assets to Green River will close during the first quarter of 2008.

Alternative Sale of NCP-Seven’s Assets to the Managing General Partner or One or More of the Affiliates of the Managing General Partner (see page 39)

This proxy statement also solicits approval from the limited partners of NCP-Seven to authorize the sale of substantially all of NCP-Seven’s assets to Northland Communications Corporation, NCP-Seven’s managing general partner, or to one or more affiliates of the managing general partner, if the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River mutually agree, or in the event that the Green River transaction is otherwise terminated prior to such date.

Pursuant to the terms of an asset purchase agreement substantially in the form of Exhibit C hereto, which we sometimes refer to as the “alternative purchase agreement”, the managing general partner would have the right to purchase or to cause one or more of its affiliates to purchase substantially all of NCP-Seven’s existing assets. In the event that the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date, NCP-Seven and Northland Communications Corporation could enter the alternative purchase agreement. The alternative purchase agreement contains substantially the same terms and conditions set forth in the Green River asset purchase agreement (including those relating to indemnification for breaches of NCP-Seven’s representations, warranties and covenants and the related escrow arrangements), except that the managing general partner’s obligation to close would be conditioned on the ability to arrange financing for the transaction on terms satisfactory to the managing general partner. If such condition has not been met within 90 days of the expiration or termination of the Green River purchase agreement, the managing general partner has the right to terminate the alternative purchase agreement without penalty.

Liquidation and Dissolution of NCP-Seven Following Consummation of the Proposed Sales (see page 41)

Pursuant to NCP-Seven’s limited partnership agreement, the limited partnership will be dissolved upon the sale of all, or substantially all of NCP-Seven’s assets, and the managing general partner will wind up the business and affairs of NCP-Seven without requiring any further consent or vote by the partners. Accordingly, if either the Green River transaction or the alternative sale transaction closes as planned, the managing general partner will immediately commence the dissolution and winding up of NCP-Seven. The managing general partner expects the dissolution and winding up of NCP-Seven to commence sometime during the first half of 2008. NCP-Seven will use the net sale proceeds, less the amount to be placed in escrow, to pay all remaining liabilities of NCP-Seven, including transaction costs and amounts outstanding under the amended term loan agreement between NCP-Seven and CIT Lending Services Corporation dated August 1, 2005, which we refer to sometimes as the “term loan agreement”. NCP-Seven will also pay the managing general partner management and other fees and costs as described below under “ — Conflicts of Interest of the Managing General Partner” on page 5. NCP-Seven will then distribute the balance of the cash proceeds received at closing to the general partners and limited partners in accordance with the terms of the NCP-Seven partnership agreement. Any funds distributed to NCP-Seven out of the escrow after the eighteen month escrow period has expired will be distributed to partners in accordance with the terms of the NCP-Seven partnership agreement. See “Specific Terms of the Proposed Sales — Timing of Distributions to General and Limited Partners” on page 40 for the rights of those parties to participate in such distributions.

Estimated Distributions to Limited Partners as a Result of the Proposed Sales and Subsequent Liquidation of NCP-Seven (see page 41)

Assuming the Green River transaction closes as contemplated and the application of proceeds to pay outstanding debt obligations takes place, projected cash available for distribution by NCP-Seven per unit of limited partnership interest and per $1,000 investment is estimated to equal the following:

	Per $500 Unit of Limited	Per $1,000
	Partnership Interest	Investment

Limited partners’ capital account balance(1)	$153	$306
Allocation of gain to limited partners’ capital account balance pursuant to Article 16(c) of the NCP-Seven partnership agreement	212	425

Limited partners’ adjusted capital balance pursuant to Article 16(c) of the NCP-Seven partnership agreement	365	731
Projected cash distributions to limited partners pursuant to Article 16(d)(iii) of the NCP-Seven partnership agreement	364	729
Georgia nonresident tax paid on behalf of the limited partners(2)	(7)	(15)
Projected cash distributions to limited partners pursuant to Article 16(d)(iv) of the NCP-Seven partnership agreement(3)	—	—

Total projected cash distributions to limited partners(4)	$357	$714

(1)	Capital Account balance as of June 30, 2007 for limited partners. Accordingly, this capital account balance does not reflect any capital expenditure or cash flow that is subsequent to June 30, 2007.

(2)	NCP-Seven has operating assets in the state of Georgia. The state of Georgia imposes an income tax on the net income earned by nonresident partners from the property located in the state. NCP-Seven is required to compute and pay this tax on behalf of its limited partners. This tax will be paid on behalf of the limited partners out of the proceeds from the proposed sale that could otherwise be distributed directly to the limited partners. See “Special Factors of the Proposed Sales — Federal and State Income Tax Consequences of the Proposed Sales — State Income Tax Considerations” beginning on page 24 for a more detailed discussion of this state tax.

(3)	Based on estimates of projected aggregate cash available for distribution to limited partners upon dissolution, NCP-Seven expects that limited partners will not receive distributions pursuant Article 16(d)(iv) of the NCP-Seven partnership agreement.

(4)	Assumes no claims will be made against the $1,995,000 holdback escrow.

The Green River transaction is expected to close during the first quarter of 2008. If the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date, and the limited partners have approved the alternative sale transaction and NCP-Seven and Northland Communications Corporation execute such alternative purchase agreement, then the alternative sale transaction is expected to close in the second quarter of 2008. The amount available for distribution to NCP-Seven’s limited partners could differ materially as a result of this delay.

The amounts set forth in the preceding table are estimates and are being provided for illustrative purposes only. Actual amounts will vary from these projections. For details, see “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available from Liquidation” on page 41.

Federal and State Income Tax Consequences of the Proposed Sales (see page 20)

Upon the disposition of the assets, taxable income will be recognized by NCP-Seven to the extent that the amount realized from the disposition exceeds the adjusted tax basis of the assets disposed of. The taxable gain from the sale will be allocated among the partners in accordance with the NCP-Seven partnership agreement. The allocation of gain to the limited partners will increase their adjusted tax basis in NCP-Seven and increase their “amount at risk” with respect to NCP-Seven’s activity.

The distribution of cash by NCP-Seven to its limited partners in liquidation of their partnership interests will generally result in a taxable transaction. NCP-Seven’s limited partners will realize gain or loss on the distribution of cash on units of limited partnership interest to the extent of the difference between the amount of cash distributed and the adjusted tax basis of the limited partner’s interest in NCP-Seven immediately before the distribution but after taking into account the allocation of gain described in the preceding paragraph. Upon closing of the Green River transaction or alternative sale transaction, and dissolution of NCP-Seven, any limited partner with accrued but unused net losses suspended under the passive activity loss rules of the Internal Revenue Code may use such losses to offset any income and gain from the proposed sales. In addition, the sales may also be taxable under applicable state, local and foreign tax laws. Each limited partner is strongly urged to consult with its own tax advisor concerning the impact of the above-discussed rules on their investment in NCP-Seven and how those rules will likely be applied to their distributions resulting from the sale of NCP-Seven’s assets.

Conflicts of Interest of the Managing General Partner (see page 25)

Northland Communications Corporation is both the managing general partner of NCP-Seven and a party, directly or through its affiliates, in the alternative purchase agreement. If the Green River transaction is not completed, the second proposal authorizes the managing general partner or its affiliates to enter into the alternative purchase agreement for the purchase of NCP-Seven’s assets on substantially the same terms and conditions as the Green River transaction (including those relating to indemnification for NCP-Seven’s representations, warranties and covenants and the related escrow arrangements), except that the managing general partner’s obligation to close shall be conditioned on its ability to arrange financing for the transaction on terms satisfactory to the managing general partner. If such condition has not been met within 90 days of the expiration or termination of the Green River purchase agreement, the managing general partner may terminate the alternative purchase agreement. As managing general partner of NCP-Seven, Northland Communications Corporation negotiated and structured the terms of the Green River transaction on behalf of NCP-Seven. Consequently, if the proposed alternative sale transaction is consummated, the managing general partner will benefit from the terms it negotiated on NCP-Seven’s behalf with respect to the Green River transaction. Northland Communications Corporation has an interest in seeing that its affiliates pay the lowest possible purchase price for their acquisition of assets from NCP-Seven. At the same time, Northland Communications Corporation is primarily responsible for negotiating, on behalf of NCP-Seven, the highest possible price for NCP-Seven’s assets. Northland Communications Corporation took a number of steps to protect against the conflicts of interest inherent in its negotiation of the Green River transaction. See “Special Factors of the Proposed Sales — Fairness of the Proposed Sales — The Managing General Partner’s Beliefs as to Fairness” on page 27. Notwithstanding, Northland Communications Corporation is faced with substantial conflicts of interest with respect to the proposed alternative sale transaction.

Furthermore, upon consummation of either the Green River transaction or the alternative sale transaction, Northland Communications Corporation is entitled to receive payment of management and other fees from NCP-Seven for its services as managing general partner and for cost reimbursements prior to closing either the Green River transaction or the alternative sale transaction. The estimated amount of these fees and reimbursements as of June 30, 2007 is $84,068 in the aggregate.

Withdrawal of the Administrative General Partner

FN Equities Joint Venture has notified the managing general partner that it intends to withdraw as administrative general partner of NCP-Seven, which will become effective once written notice of this withdrawal is provided to the limited partners. Upon the effectiveness of this withdrawal, the managing general partner intends to assume the duties, responsibilities and authority previously granted to the administrative general partner without seeking a replacement administrative general partner. FN Equities is seeking to withdraw as the administrative general partner because its administrative general partner interest in NCP-Seven is its only asset and it desires to liquidate before the end of 2007. Even without withdrawing, pursuant to the NCP-Seven partnership agreement, the administrative general partner would not have expected to receive any cash proceeds in connection with the consummation of either the Green River transaction or the alternative sale transaction. See “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available from Liquidation” on page 41 for a detailed discussion of the relative distributions expected to be made to the general partners and the limited partners of NCP-Seven.

Interests of the Managing General Partner’s Executive Officers in the Proposed Sales

As of June 30, 2007, the executive officers of the managing general partner collectively held 33 units of limited partnership interest of NCP-Seven. As a result, those executive officers with an ownership interest in NCP-Seven limited partnership units may have conflicts of interest with respect to the proposed transactions. See “Special Factors of the Proposed Sales — Reason for the Proposed Sales” beginning on page 19.

The Managing General Partner Recommends Approving the Proposed Green River Transaction and the Alternative Sale Transaction

The managing general partner recommends for approval the proposal relating to the Green River transaction. The managing general partner also recommends for approval the proposal relating to the alternative sale to the managing general partner or one or more of its affiliates in the event that the Green River transaction is not consummated as contemplated by the Green River purchase agreement.

Fairness of the Proposed Sales (see page 27)

The managing general partner believes the terms of the proposed Green River transaction are fair to NCP-Seven and its limited partners. The managing general partner based its determination as to the fairness of the terms of the proposed sale to Green River on the following material factors, each of which is described in greater detail in this proxy statement:

•	the form and amount of consideration offered to the limited partners as a result of the proposed sale;

•	the third-party bid solicitation process undertaken by NCP-Seven to obtain bids from third parties for the purchase of NCP-Seven’s assets, which bids were used in part in the determination of the fair market value of the assets and in the managing general partner’s evaluation of the proposed sales price for those assets;

•	the price offered for units of limited partnership interest in a recent unsolicited offer;

•	the liquidation and going concern value of NCP-Seven;

•	the requirement that a majority of NCP-Seven’s units of limited partnership interest approve the proposed sale; and

•	the fairness opinion rendered by Duff & Phelps, following its evaluation and analysis of the consideration to be received by the limited partners of NCP-Seven in the aggregate for the proposed sales. Duff & Phelps’s opinion addressed the fairness, from a financial point of view, to the limited partners of NCP-Seven as of July 5, 2007 of the aggregate consideration to be received by such limited partners assuming consummation of the Green River transaction (without giving effect to any impacts of the Green River transaction on any particular limited partner other than in its capacity as a limited partner). It did not, however, address the fairness of the consideration projected to be received by the unaffiliated limited partners of NCP-Seven. (See “Special Factors of the Proposed Sales — Fairness of the Proposed Sales — Opinion of Duff & Phelps” at page 29).

The managing general partner believes the terms of the proposed alternative sale of NCP-Seven’s assets, in the event the Green River transaction is not consummated, to the managing general partner or one or more of its affiliates are fair to NCP-Seven and its limited partners because the alternative sale transaction contains substantially the same terms as the Green River transaction, which the managing general partner determined to be fair based on the factors described above.

Likely Consequences of Your Vote

The following table summarizes the most likely consequences of a majority vote for or against each of the two proposals found in this proxy statement.

1. Likely Consequences of a Vote to “APPROVE” the Proposed Green River Transaction
• All the operating assets of NCP-Seven will be sold to Green River unless the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date.

• After closing the Green River transaction, net proceeds from the sale (excluding funds placed in escrow and after payment of liabilities and the managing general partner’s fees and costs) will be distributed to the partners as outlined in this proxy statement.

2. Likely Consequences of a Vote to “DISAPPROVE” the Proposed Green River Transaction
• NCP-Seven will continue to operate its cable systems. The managing general partner will continue its efforts to identify prospective purchasers for NCP-Seven’s assets, and NCP-Seven will continue to incur costs related to its ongoing public reporting obligations and pay management fees to its managing general partner.

3. Likely Consequences of a Vote to “APPROVE” the Proposed Alternative Sale Transaction
• All the operating assets of NCP-Seven will be approved for sale to Northland Communications Corporation or one or more of its affiliates (on substantially the same terms and conditions as set forth in the purchase and sale agreement for the Green River transaction) only in the event that the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date, except that the managing general partner’s obligation to close shall be conditioned on its ability to arrange financing for the transaction on terms satisfactory to the managing general partner. If such condition has not been met within 90 days after the alternative sale purchase agreement becomes effective, the managing general partner has the right to terminate.

• After closing the proposed alternative sale transaction, net proceeds from liquidation will be distributed to the limited partners as outlined in this proxy statement.

4. Likely Consequences of a Vote to “DISAPPROVE” the Proposed Alternative Sale Transaction.
• In the event that the Green River transaction and the alternative sale transaction are not approved, NCP-Seven will continue to operate its cable systems. The managing general partner will continue its efforts to identify prospective purchasers for NCP-Seven’s assets, and NCP-Seven will continue to incur costs related to its ongoing public reporting obligations and pay management fees to its managing general partner.

Voting at the Special Meeting (see page 10)

You are entitled to one vote at the special meeting for each participation interest in NCP-Seven, which we sometimes refer to as a “unit of limited partnership interest”, that you held of record on the close of business on          , 2007. The affirmative vote of limited partners holding a majority of the outstanding limited partnership units of NCP-Seven is required to “APPROVE” the proposed Green River transaction. The affirmative vote of limited partners holding a majority of the outstanding limited partnership units of NCP-Seven, excluding any units held by the managing general partner or its affiliates, is required to “APPROVE” the proposed alternative sale transaction. If you “ABSTAIN” from voting, it will have the same effect as a vote to “DISAPPROVE” the proposal, or proposals, from which you abstain. Additionally, broker non-votes will have the same effect as a vote to “DISAPPROVE” the proposals.

A proxy card is included with this proxy statement, and the managing general partner is asking you to complete, date and sign the proxy card and return it in the enclosed envelope as soon as possible. A proxy card that is properly completed, dated, signed and returned in time for voting with a vote specified on the proxy will be voted as requested.

As of          , 2007, the record date for the special meeting, there were           units of limited partnership interest outstanding, held by          limited partners of record. Two affiliates of the managing general partner collectively hold 33 units of limited partnership interest. Only limited partners not affiliated with the managing general partner will determine whether the alternative sale transaction should be approved. Any signed and returned proxy cards that fail to vote on any or all of the proposed measures will be treated as a vote to approve each proposed measure for which no vote was cast.

You may revoke your proxy at any time prior to the special meeting by delivering to Northland Communications Corporation either (a) an instrument revoking the proxy, (b) a duly executed proxy bearing a later date, or (c) by attending the special meeting and voting in person. Your attendance at the special meeting, by itself, will not revoke your proxy.

You Do Not Have Dissenters’ Rights (see page 25)

Limited partners are not entitled to dissenters’ or appraisal rights in connection with the proposed sales under either the NCP-Seven limited partnership agreement or Washington law.

SUMMARY OF HISTORICAL FINANCIAL INFORMATION

The selected data presented below for the six-month period ended June 30, 2007 and the three month period ended March 31, 2007, and as of June 30, 2007 and March 31, 2007, are derived from the unaudited Consolidated Financial Statements of NCP-Seven that are included elsewhere in this proxy statement.

The selected data presented below under the captions “Summary of Operations” and “Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended December 31, 2006, are derived from the Consolidated Financial Statements of NCP- Seven, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and the report thereon, are included elsewhere in this proxy statement.

	Six Months	Three Months
	Ended	Ended
	June 30,	March 31,	Years Ended December 31,
	2007	2007	2006	2005	2004	2003	2002

SUMMARY OF OPERATIONS:
Service revenues	$4,429,557	$2,196,019	$8,576,460	$8,366,133	$8,638,009	$8,813,801	$8,466,877
Operating income (loss)	548,201	275,756	939,481	1,100,239	1,397,834	1,693,176	1,581,340
Income (loss) from continuing operations	477,316	236,948	578,371	748,531	994,025	1,330,724	1,069,777
Income (loss) from discontinued operations(1)	59,928	59,928	—	11,644,051	(202,335)	13,380,636	(1,507,530)

Net income (loss)	$537,244	$296,876	$578,371	$12,392,582	$791,690	$14,711,360	$(437,753)

Net income (loss) from continuing operations per unit of limited partnership interest	$10	$5	$12	$15	$20	$27	$21
Net income (loss) from discontinued operations per unit of limited partnership interest	1	1	—	232	(4)	267	(30)

	$11	$6	$12	$247	$16	$293	$(9)

(1)	On March 11, 2003, June 30, 2005 and August 1, 2005, the partnership sold the operating assets and franchise rights of its Washington, Bay City and Brenham systems, respectively. The results of operations and the sales of these systems are presented as discontinued operations in this filing and the accompanying financial statements.

	June 30,	March 31,	December 31,
	2007	2007	2006	2005	2004	2003	2002

BALANCE SHEET DATA:
Total assets	$17,119,673	$16,900,084	$17,837,162	$19,346,142	$21,849,882	$24,210,679	$30,592,898
Notes payable	887,970	1,000,306	2,096,676	3,827,998	18,275,000	21,500,000	40,054,185
Total liabilities	1,917,267	1,938,046	3,172,000	5,258,889	19,974,479	23,126,966	44,220,545
General partner’s deficit	(58,632)	(61,035)	(64,004)	(69,788)	(193,714)	(201,631)	(348,745)

Limited partners’ capital (deficit)	15,261,038	15,023,073	14,729,166	14,157,041	2,069,117	1,285,344	(13,278,902)
Cumulative distributions per unit of limited partner interest	66	66	66	66	63	63	63

THE SPECIAL MEETING

This proxy statement is being furnished in connection with the solicitation of proxies by the managing general partner of NCP-Seven. The proxies are for use at the special meeting of limited partners to be held on January   , 2008 at 3:00 p.m., local time, at the offices of NCP-Seven at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting.

Limited partners are invited to attend the special meeting and are urged to submit a proxy even if they will be able to attend the special meeting. The approximate date of mailing this proxy statement and the accompanying proxy card is December   , 2007.

Purpose of Special Meeting

The purpose of the meeting is to vote on

•	a proposal to approve the proposed sale of substantially all of NCP-Seven’s assets to Green River; and

•	a proposal to approve the proposed sale of substantially all of NCP-Seven’s assets to the managing general partner or one or more affiliates of the managing general partner in the event that the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or is otherwise terminated prior to such date, on substantially the same terms and conditions as the Green River transaction except that the managing general partner shall have an additional 90 days to arrange for financing;

in each case as described further in this proxy statement.

Record Date; Limited Partners Entitled to Vote at the Special Meeting

Only persons who are limited partners of record of NCP-Seven at the close of business on          , 2007 will be entitled to vote at the special meeting or at any adjournment or postponement of the special meeting. As of the close of business on          , 2007, the “record date”, there were           units of limited partnership interest outstanding, held by           limited partners of record. Limited partners will be entitled to one vote on each matter presented for approval at the special meeting for each unit of limited partnership interest held as of the close of business on the record date.

Quorum; Vote Required for Approval

Pursuant to the NCP-Seven partnership agreement, the presence in person or by proxy of holders of units of limited partnership interest representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. The approval of the proposal relating to the Green River transaction requires the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest. The approval of the proposal relating to the alternative sale transaction requires the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest excluding those held by the managing general partner or its affiliates. A failure to submit a proxy card (or to vote in person at the special meeting) will have the same effect as a vote to “DISAPPROVE” both proposals.

Use of Proxies at the Special Meeting

The managing general partner will ensure that all properly executed proxies received before the special meeting will be voted at the special meeting as instructed on the proxy. Abstentions and broker non-votes will have the effect of a vote against the proposal(s). Properly executed proxy cards that do not contain voting instructions with regard to a proposal will be treated as a vote to “APPROVE” any such proposal. All questions as to the validity, form, eligibility, time of receipt, and acceptance of any proxies will be determined by the managing general partner in its sole discretion, which determination will be final and binding.

The managing general partner knows of no matters that will be presented for a vote at the special meeting other than the matters identified in this proxy statement and on the proxy card. If any other matters are properly presented, the persons designated as proxies on the enclosed proxy card intend to vote on the matters in accordance with the form of the proxy being solicited that is included as Exhibit A to this proxy statement. An actual execution-ready proxy card accompanies this proxy statement. By submitting a completed and executed proxy, a limited partner will be appointing each of John S. Whetzell and Richard I. Clark as attorney-in-fact to vote the limited partner’s units at the special meeting with respect to approval or disapproval, as specified on the proxy card. Messrs. Whetzell and Clark are granted the authority to appoint substitutes for purposes of voting the proxies. Messrs. Whetzell and Clark serve as Chief Executive Officer and Executive Vice President, respectively, of the managing general partner. The managing general partner requests that limited partners complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, even if they are planning to attend the special meeting.

Revocation of Proxies

Once you submit a signed proxy, you may change your vote only by (1) delivering to the managing general partner before the special meeting either a signed notice of revocation or a signed proxy dated subsequent to the date of the proxy previously given, or (2) personally appearing at the special meeting and, prior to the commencement of the special meeting, delivering to the managing general partner notice in writing that the proxy already given is being revoked. Attendance at the special meeting, by itself, will not revoke a proxy.

Solicitation of Proxies

This proxy statement is being furnished to the limited partners of NCP-Seven by the managing general partner, whose principal executive offices are located at 101 Stewart Street, Suite 700, Seattle, Washington 98101 and whose telephone number is (206) 621-1351. The principal executive offices and telephone number of NCP-Seven are the same.

In addition to use of the mail, proxies may be solicited by telephone or personally by the managing general partner and any of its directors, officers, partners and employees. The managing general partner will not pay any additional compensation to any of these people for their services in this regard. The expenses of the solicitation will be borne by NCP-Seven.

Risk Factors Pertaining to the Ongoing Operation of NCP-Seven

The following is a brief summary of certain risks associated with the ongoing operations of NCP-Seven and its cable systems, if the continued operation of such systems is necessary.

NCP-Seven’s business is subject to extensive governmental legislation and regulation, which could adversely affect its business.

Regulation of the cable industry has increased cable operators’ administrative and operational expenses and limited their revenues. Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;

•	rules and regulations relating to subscriber privacy;

•	limited rate regulation;

•	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;

•	rules for franchise renewals and transfers; and

•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are ongoing efforts to amend or expand the federal, state and local regulation of NCP-Seven’s cable systems, which may compound the regulatory risks already faced.

NCP-Seven’s cable systems are operated under franchises that are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect NCP-Seven’s business.

NCP-Seven’s cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and NCP-Seven has operated under temporary operating agreements while negotiating renewal terms with the local franchising authorities. In Georgia, the state in which NCP-Seven operates cable systems, effective January 1, 2008, franchises may be obtained from the applicable state agency.

NCP-Seven may not be able to comply with all significant provisions of NCP-Seven’s franchise agreements. Additionally, although historically NCP-Seven has renewed its franchises without incurring significant costs, there can be no assurances that NCP-Seven will be able to renew, or to renew as favorably, its franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect NCP-Seven’s business in the affected geographic area.

NCP-Seven’s cable systems are operated under franchises that are non-exclusive. Accordingly, franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

NCP-Seven’s cable systems are operated under non-exclusive franchises. Consequently, franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In addition, certain telephone companies are seeking and in some instances have already obtained authority to operate. As a result, competing operators may build systems in areas in which NCP-Seven holds franchises. In some cases municipal utilities may legally compete with NCP-Seven without obtaining a franchise from a franchising authority.

Numerous legislative proposals have been periodically introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising and transform the established regulatory framework for incumbent cable systems and potential competitors. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in many states and legislation is pending in several more. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors, including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises and the potential for new entrants to serve only the higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of the benefits under new legislation, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The Federal Communications Commission (“FCC”) recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether such impediments should be preempted, and has passed general guidelines regarding cable franchise renewal standards. At this time, management is not able to determine what impact such proceeding may have on NCP-Seven.

Further regulation of the cable industry could cause NCP-Seven to delay or cancel service or programming enhancements or impair NCP-Seven’s ability to raise rates to cover its increasing costs, resulting in reductions to net income.

Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities in areas where the local franchising authority has asserted regulatory authority and where the cable operator lacks “effective competition”. However, the FCC and the U.S. Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or the U.S. Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede NCP-Seven’s ability to raise its rates. If NCP-Seven is unable to raise its rates in response to increasing costs, its income would decrease.

There has been considerable legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an à la carte basis or to at least offer a separately available child-friendly “Family Tier.” It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect NCP-Seven’s operations by disrupting its preferred marketing practices.

Actions by pole owners might subject NCP-Seven to significantly increased pole attachment costs.

Pole attachments are wires that are attached to poles. Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. Despite the existing regulatory regime, utility pole owners in many areas are attempting to raise pole attachment fees and impose additional costs on cable operators and others. In addition, the favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services, as well as cable service, over cable wires attached to utility poles. Further, cable systems attach to poles owned by municipalities and co-operative organizations. The federal laws and regulations governing regulated utilities, including rules regarding the maximum allowable rates, are not applicable to such organizations, and they are free to charge significantly higher pole attachment fees under more onerous terms and conditions. Any significant increased costs could have a material adverse impact on NCP-Seven’s profitability and discourage system upgrades and the introduction of new products and services.

NCP-Seven may be required to provide access to its networks to other Internet service providers, which could significantly increase competition and adversely affect NCP-Seven’s ability to provide new products and services.

A number of companies, including independent Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide nondiscriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. In a June 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision (and overruled a conflicting Ninth Circuit opinion) making it less likely that any nondiscriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) would be imposed on the cable industry by local, state or federal authorities. Given how recently Brand X was decided, however, the nature of any legislative or regulatory response remains uncertain. In addition, it is possible that other “net neutrality” restrictions might be placed on broadband network owners. For example, limitations on NCP-Seven’s ability to charge content providers whose services require a large amount of network capacity could be imposed. The imposition of this or other such requirements could materially affect NCP-Seven’s business.

If NCP-Seven were required to allocate a portion of its bandwidth capacity to other Internet service providers, management believes that it would impair NCP-Seven’s ability to use its bandwidth in ways that would generate maximum revenues.

Changes in channel carriage regulations could impose significant additional costs on NCP-Seven.

Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future. For example, the FCC has recently required that cable systems, subject to certain limitations, carry both the analog and digital versions of local broadcast signals (dual carriage). The FCC did not require cable operators to carry multiple program streams included within a single digital broadcast transmission (multicast carriage) at this time. Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with the partnership’s preferred use of limited channel capacity and limit the Partnership’s ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in February 2005, confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision has been appealed. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations.

Offering voice communications service may subject NCP-Seven to additional regulatory burdens, causing it to incur additional costs.

The regulatory requirements applicable to VoIP service are unclear, although the FCC has declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of VoIP services is not yet resolved. Expanding NCP-Seven’s offering of these services may require the Partnership to obtain certain authorizations, including federal, state and local licenses. NCP-Seven may not be able to obtain such authorizations in a timely or cost effective manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to NCP-Seven. Furthermore, telecommunications companies generally are subject to significant regulation, including payments to the intercarrier compensation regime, and it may be difficult or costly for NCP-Seven to comply with such regulations were it to be determined that they applied to VoIP. The FCC has already determined that VoIP providers must comply with traditional 911 emergency service obligations (“E911”), has imposed a specific timeframe for VoIP providers to accommodate law enforcement wiretaps, and has required that VoIP providers pay into the Federal Universal Services Fund. The FCC is considering regulating VoIP in other ways. The E911 requirements caused the partnership to slow its implementation of VoIP services to its various systems. In addition, pole attachment rates are higher for providers of telecommunications services than for providers of cable service. If there were to be a final legal determination by the FCC, a state Public Utility Commission, or appropriate court that VoIP services are subject to these higher rates, NCP-Seven’s pole attachment costs could increase significantly, which could adversely affect its financial condition and results of operations.

NCP-Seven’s indebtedness could materially and adversely affect its business

NCP-Seven’s capital structure currently includes certain levels of debt. This indebtedness could have an adverse effect on NCP-Seven’s business. For example, it could:

•	increase vulnerability to general adverse economic and industry conditions or a downturn in business;

•	reduce the availability of cash flow to fund working capital, capital expenditures and other general business purposes;

•	limit flexibility in planning for, or reacting to, changes in NCP-Seven’s industries, making NCP-Seven more vulnerable to economic downturns;

•	place NCP-Seven at a competitive disadvantage compared to competitors that have less debt; and

•	limit NCP-Seven’s ability to incur additional indebtedness.

Because there is no public market for NCP-Seven’s units of limited partnership interest, limited partners may not be able to sell their units.

There is no established trading market for the units of limited partnership interest. There can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their units; or

•	the price at which the holders would be able to sell their units.

Northland Communications Corporation, the managing general partner, is responsible for conducting NCP-Seven’s business and managing its operations. Affiliates of the managing general partner may have conflicts of interest and limited fiduciary duties, which may permit the managing general partner to favor its own interests to NCP-Seven’s detriment.

Conflicts of interest may arise between management of Northland Communications Corporation, the managing general partner and its affiliates, and the limited partners. As a result of these conflicts, it is possible that the general partner may favor its own interests and the interests of its affiliates over the interests of NCP-Seven’s unitholders.

Unitholders have limited voting rights and limited ability to influence NCP-Seven’s operations and activities.

Unitholders have only limited voting rights on matters affecting NCP-Seven’s operations and activities and, therefore, limited ability to influence management’s decisions regarding the NCP-Seven’s business. Unitholders’ voting rights are further restricted by the NCP-Seven partnership agreement provisions providing limited ability of unitholders to call meetings or to acquire information about operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Furthermore, unitholders did not elect the managing general partner or the board of directors of the managing general partner and there is no process by which unitholders elect the managing general partner or the board of directors of the managing general partner on an annual or other continuing basis. The trading price at which limited partnership units trade may be adversely affected by these circumstances.

The control of the managing general partner may be transferred to a third party without unitholder consent.

The managing general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, the NCP-Seven partnership agreement does not restrict the ability of the shareholders of the managing general partner from transferring their respective interests in the managing general partner to a third party. The new controlling parties of the managing general partner would then be in a position to replace the board of directors of the managing general partner with their own choices and to control the decisions taken by the board of directors.

NCP-Seven does not have its own officers and has a limited number of management employees. NCP-Seven relies solely on the officers and management employees of the managing general partner and its affiliates to manage NCP-Seven’s business and affairs.

NCP-Seven does not have its own officers and has a limited number of management employees. NCP-Seven relies solely on the officers and management employees of the managing general partner and its affiliates to manage NCP-Seven’s business and affairs.

If the proposed transactions do not close, NCP-Seven will continue to incur costs regarding public reporting and securities law compliance, which costs are expected to increase in connection with an assessment of NCP-Seven’s internal controls and procedures regarding financial accounting

NCP-Seven believes that it is unlikely that there will be sufficient time and resources to effectively complete the processes and procedures necessary for its management to be able to complete their assessment, required under Section 404 of the Sarbanes Oxley Act of 2002 and the rules and regulations under that section, of the effectiveness of our internal control over financial reporting, which is required to be included in our annual report on Form 10-K for the year ending December 31, 2007. NCP-Seven intends to terminate the registration of its limited partnership interests under the Securities Exchange Act of 1934, and to cease filing periodic and current reports and other documents required thereunder, after the sale of assets to Green River (or the alternative sale transaction), dissolution of NCP-Seven and deregistration of NCP-Seven’s limited partnership units are completed. If these transactions and our deregistration under the Securities Exchange Act is not completed by the date by which our Form 10-K is due, and if management’s assessment is not completed prior to such date, we will be unable to timely file a 10-K that complies with the SEC’s rules. Moreover, we cannot assure you that our internal control over financial reporting is effective.

SPECIAL FACTORS OF THE PROPOSED SALES

A number of special factors apply to the proposed sales. You should consider the following factors carefully in evaluating the proposed sales. You are also urged to read all of this proxy statement and all exhibits carefully when evaluating whether to approve authorizing the proposed sales before completing the accompanying proxy card.

History of NCP-Seven

NCP-Seven was formed on April 17, 1987 and began operations on September 1, 1987. NCP-Seven serves the communities and surrounding areas of Vidalia, Sandersville, Toccoa and Royston, Georgia (collectively, the “Systems”). As of June 30, 2007, the total number of basic subscribers served by the Systems was 12,630, and NCP-Seven’s penetration rate (basic subscribers as a percentage of homes passed) was approximately 47%. NCP-Seven’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air broadcast network signals. Management believes that this factor combined with the existence of fewer entertainment alternatives than in large markets contributes to the percentage of the population subscribing to cable television.

On March 11, 2003, NCP-Seven sold the operating assets and franchise rights of its cable systems in and around Sequim and Camano Island, Washington (the “Washington Systems”). On June 30, 2005 and August 1, 2005, NCP-Seven sold the operating assets and franchise rights of its cable systems serving the communities of Bay City and Brenham, Texas, respectively. The accompanying financial statements present the results of operations and the sales of the Sequim, Camano Island, Bay City and Brenham systems as discontinued operations.

NCP-Seven has 17 non-exclusive franchises to operate the Systems. These franchises, which will expire at various dates through 2014, have been granted by local and county authorities in the areas in which the Systems operate. Effective July 1, 2007, the Georgia General Assembly passed the Consumer Choice for Television Act (the “Georgia Act”). Under the Georgia Act, NCP-Seven can opt out of certain local franchise obligations and elect to be governed by a state franchise, as to all or part of its service areas in Georgia. In the alternative, NCP-Seven may continue to operate under its existing franchises through their stated term. While the franchises have defined lives based on the franchising agreement, renewals are routinely granted by the local franchising authority, or a cable provider can apply for a franchise through the state. Management is no longer obligated to seek a renewal from the local franchising authority, but expects local renewals will continue to be granted. Management currently expects to continue its operations under the existing franchise agreements for the foreseeable future and effects of obsolescence, competition and other factors are minimal. In addition, the level of maintenance expenditures required to obtain the future cash flows expected from the franchises is not material in relation to the carrying value of the franchises. This expectation is supported by management’s experience with NCP-Seven’s franchising authorities and the franchising authorities of NCP-Seven’s affiliates. Franchise fees are paid to the granting governmental authorities. These fees vary between 1% and 5% and are generally based on the respective gross revenues of the systems in a particular community. The franchises may be terminated for failure to comply with their respective conditions.

Secondary Sales of Units of Limited Partnership Interest

The managing general partner’s actions have also been motivated by activity of an unrelated third party in making an unsolicited offer to purchase units of NCP-Seven at prices which, in the managing general partner’s opinion, do not fairly represent the underlying value of units of limited partner interest in NCP-Seven. The offer that has come to the managing general partner’s attention is as follows:

		Offer Amount
Offering Party	Date of Offer	(per $500 Unit)

MacKenzie Patterson Fuller, LP	July 19, 2007	$200.00

This offer is for an amount below the currently forecasted proceeds to be received by the limited partners of NCP-Seven per unit of limited partnership interest if the Green River transaction or the alternative sale transaction are consummated as authorized.

Northland Communications Corporation currently serves, and in the past has served, as the managing general partner of several limited partnerships. It has been Northland Communications Corporation’s experience that especially as the end of the term of a partnership grows near or an announcement regarding a plan to sell substantially all assets of a partnership is made, unsolicited offers are made for units of limited partnership interest at values that are less than the value of the partnership’s underlying assets. These offers are made with the expectation of a positive return upon liquidation of the partnership at or near the expiration of the partnership’s term or dissolution, as applicable. The managing general partner is not familiar with how the party making the unsolicited offer for units of limited partnership interest in NCP-Seven arrived at their offered price, nor is the managing general partner familiar with the auction process used by the American Partnership Board which has resulted in the sale of units of limited partnership interest in NCP-Seven from time to time. The managing general partner has, however, referred limited partners who have desired to sell their units of limited partnership interest to the American Partnership Board since the American Partnership Board’s auction process at various times can provide a mechanism for the sale of units of limited partnership interest where a secondary market for the sale of those units does not otherwise exist.

Chronology of Events Leading Up to the Proposed Sales

In response to numerous inquiries from NCP-Seven’s limited partners, during the Spring and Summer months of 2005, the managing general partner coordinated with cable television industry investment banker Daniels & Associates (“Daniels”) to explore opportunities to sell some or all of NCP-Seven’s assets. Those discussions were motivated by a desire to raise funds for distribution to NCP-Seven’s limited partners, and the possibility of presenting to those limited partners an opportunity to vote on whether to sell the partnership’s remaining assets leading to the final dissolution of NCP-Seven, provided a reasonable purchase price could be negotiated. Those efforts resulted in Daniels contacting thirty-seven potential purchasers in September 2005, based on Daniel’s knowledge and experience of possible purchasers of cable television assets. Following those initial contacts, ten parties expressed serious interest and executed Nondisclosure Agreements with NCP-Seven, allowing them to receive the sales memorandum prepared by Daniels with the assistance of the managing general partner, which memorandum described the assets available for purchase. Of those ten parties, only one, Telemedia, submitted an indication of interest, which indication was submitted on November 3, 2005 suggesting a valuation range of $21.2 million to $24.5 million for the entirety of NCP-Seven’s operating systems, which translated to a purchase price range of $1,300 to $1,500 per subscriber prior to any closing adjustments. Daniels and the managing general partner responded on November 9, 2005 requesting Telemedia to clarify its interest by providing a specific proposed purchase price, a proposed definition for what would constitute a subscriber for purposes of calculating that purchase price, a proposed adjustment mechanism for purchase price adjustment at closing, and an initial explanation of the purchaser’s sources of debt and/or equity financing for the transaction. Telemedia never responded, leading to abandonment of that effort.

Daniels then reinitiated the process in September 2006 by contacting fifty potential purchasers. In response, nine parties executed Nondisclosure Agreements with NCP-Seven and were provided an updated sales memorandum by Daniels. Of those nine parties, six parties delivered indications of interest to Daniels in November 2006. Of those six, five interested parties conducted tours of the partnership’s operating systems between October 2006 and January 2007. Final bids were then solicited by Daniels pursuant to a sealed bid process wherein interested parties would submit their sealed bids to Daniels, which bids were to include the bidder’s highest offer and a mark-up of the form of purchase and sale agreement proposed by the managing general partner. Two final bids were received by Daniels in February 2007.

The two final bids were then sent to the managing general partner for evaluation. The managing general partner discussed both bids with Daniels and, as a result of those discussions; it became evident that the winning bid was presented by Green River. The other final bid from Orange Broadband valued the NCP-Seven assets at a price of $16,695,900 based on 12,843 equivalent basic subscribers, or $1,300 per subscriber as of December 31, 2006. In evaluating the two final bids, the managing general partner based its decision on several factors including price, purchase and sale agreement markups by the respective bidders, likelihood of completing a transaction, financing capabilities and advice offered by Daniels.

Upon selecting Green River as the winning bid, the managing general partner worked toward signing a letter of intent which outlined the principal terms of a sales transaction between Green River and NCP-Seven. The letter of intent was formally signed on April 4, 2007 and included the major points for incorporation into a formal purchase and sale agreement. Negotiations on the purchase and sale agreement took place over the next three months, and a formal agreement was executed on July 5, 2007. Concurrent with entering into the Green River purchase agreement, Green River also entered into purchase agreements on similar terms with Northland Cable Properties Eight Limited Partnership and Northland Cable Properties, Inc., both affiliates of NCP-Seven.

After the Green River purchase agreement was entered into, the managing general partner began considering a contingency plan in the event the Green River transaction were not completed for some reason. If the Green River transaction is not completed, the managing general partner believes it to be in the best interests of NCP-Seven and its limited partners to complete a sale of NCP-Seven’s assets and dissolve and wind up the limited partnership in part to relieve NCP-Seven of its reporting obligations under the Securities Exchange Act of 1934 and the related costs and other burdens associated with such reporting obligations. The managing general partner ultimately concluded that it would be willing to purchase NCP-Seven’s assets on substantially the same terms and conditions as the Green River purchase agreement if the Green River transaction were not completed. If the Green River transaction is not completed, Northland Communications Corporation expects to enter into an alternative purchase agreement with NCP-Seven under substantially the same terms as those of the form alternative purchase agreement attached as Exhibit C.

No special provisions have been made to grant unaffiliated holders of units of limited partnership interests access to the corporate files of the general partners or to obtain counsel or appraisal services at the expense of the general partners.

Reasons for the Proposed Sales

The managing general partner believes the reason for NCP-Seven to enter into the proposed Green River transaction or the proposed alternative sale transaction is that it provides an opportunity for the efficient winding up of NCP-Seven for an amount they believe represents fair value for NCP-Seven’s assets. In reaching their conclusion to present the proposed sales to NCP-Seven’s unaffiliated limited partners for approval the managing general partner considered the following factors:

•	the past and projected financial and operational performance of NCP-Seven;

•	the relative lack of liquidity for limited partnership units in NCP-Seven;

•	the recent unsolicited offers to purchase units at prices which, in the managing general partner’s opinion, do not fairly represent the underlying value of the units;

•	the terms of the Green River purchase agreement;

•	the cost of ongoing public reporting and securities law compliance;

The managing general partner also considered the following risks and potentially negative factors in deliberations concerning the proposed sales:

•	the possibility that the value of the systems and assets might increase from the proposed sale valuations prior to or following closing of the various asset sales;

•	the conflicts of interest facing the managing general partner in structuring and implementing the proposed sales;

•	the tax impact of the proposed sales on limited partners; and

•	the costs of the proposed sales and the effect of transaction expenses and other known and contingent liabilities on the net amount to be distributed to limited partners.

Following their analysis of the factors considered, the managing general partner concluded that the anticipated benefits of the proposed sales to the limited partners of NCP-Seven outweighed the possible disadvantages.

Northland Communications Corporation and its affiliates’ reasons for entering into the proposed alternative sale transaction, is to acquire additional cable assets for a suitable price in geographic locations that are complimentary to Northland Communications Corporation’s existing operations. If the proposed alternative sale transaction closes, Northland Communications Corporation or its affiliates will acquire additional cable assets at the same price and on the same terms and conditions that Green River had negotiated. Among other things, this means that Northland Communications Corporation or its affiliates would have the benefit of the representations and warranties made in the Green River purchase agreement and the related indemnifications and escrow provisions. Assuming that the proposed alternative sale transaction closes, the value of the distribution to Northland Communications Corporation as managing general partner is estimated to be approximately $107,000.

Under the NCP-Seven partnership agreement, the managing general partner and certain of its affiliates are entitled to receive payment of management and other fees from NCP-Seven for its services and for cost reimbursements prior to liquidation of NCP-Seven. The estimated amounts of these fees and reimbursements as of June 30, 2007 totaled $84,068. The NCP-Seven partnership agreement similarly provides that the administrative general partner is entitled to receive its pro rata portion, based on its adjusted capital accounts balance, of the distributions to be made to the partners of NCP-Seven upon liquidation. Assuming that either of the proposed sales are closed, the administrative general partner is not expected to receive any cash proceeds. See “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available from Liquidation” beginning on page 41. This amount is not, however, unique to the proposed alternative sale transaction and would also be received by the managing general partner if the assets are sold to Green River.

Mr. Clark’s reasons for entering into the proposed sales are that as a limited partner in NCP-Seven, Mr. Clark desires to liquidate his investment in NCP-Seven, the proposed sales provide him an opportunity to do so, and he believes the amount per unit projected to be distributed to limited partners is fair. As of June 30, 2007, Mr. Clark held 17 limited partnership units in NCP-Seven. Another reason for Mr. Whetzell and Mr. Clark to enter into the proposed alternative sale transaction is that as equity owners in Northland Telecommunications Corporation, they believe that the assets to be purchased by the managing general partner or one or more of its affiliates in the proposed alternative sale transaction are of the type customarily purchased and operated by the companies affiliated with Northland Telecommunications Corporation and those assets are being purchased for a price that they believe is acceptable and within the range for which acceptable borrowing terms can be secured.

Federal and State Income Tax Consequences of the Proposed Sales

The following discussion provides a general summary of the financial income tax consequences of a disposition of NCP-Seven assets as applicable to NCP-Seven. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder, and on published administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations. No assurance can be given that future legislation, administrative rulings or court decisions will not modify the conclusions set forth in this summary. In addition, since the proposed sales are not expected to close until January 2008, Congress could pass further legislation that could significantly change the tax consequences of the proposed sales from that discussed below. This discussion is necessarily general, and does not describe all of the U.S. federal income tax consequences that may be relevant to particular circumstances of investors, or to investors that may be subject to special U.S. federal income tax rules (including, for example, traders or dealers in securities or currencies, banks and other financial institutions, insurance companies, governmental entities, organizations generally exempt from taxation, flow-through entities and Limited Partners with a functional currency other than the U.S. dollar). The actual tax and financial consequences of the proposed asset sales will vary depending upon the investor’s circumstances. The following constitutes a general summary of some of the provisions of the Code and tax acts. The managing general partner has not sought, nor will they receive, a legal opinion as to the matters discussed below. For purposes of this discussion, a “U.S. Person” is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or any State, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person.

THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE, IS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED TO AVOID PENALTIES IMPOSED BY THE CODE, AND IS NOT INTENDED AS A SUBSTITUTE FOR TAX PLANNING. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE PROPOSED ASSET SALES.

Federal Tax Considerations

Certain material tax consequences to NCP-Seven’s limited partners will result from the proposed sales. To avoid the additional expense, NCP-Seven has not obtained a tax opinion in connection with the proposed transaction.

Federal Tax Consequences of Disposition of the Assets and Liquidation of NCP-Seven

Upon the disposition of the assets, taxable income will be recognized by NCP-Seven to the extent that the amount realized from the disposition exceeds the adjusted tax basis of the assets disposed of. The taxable gain from the sale will be allocated among the partners in accordance with the NCP-Seven partnership agreement. The allocation of gain to the limited partners will increase their adjusted tax basis in NCP-Seven and increase their “amount at risk” with respect to NCP-Seven’s activity. Suspended or current passive activity losses from a limited partner’s interest in NCP-Seven and/or other passive activities may be used to offset gain from the disposition of the assets. See “—  Federal Tax Consequences of a Decision Not to Sell” beginning on page 22 for a discussion of passive activity loss limitations and suspended losses. The managing general partner believes that these allocations will have “substantial economic effect,” as required by regulations issued by the Treasury Department. In the event the Internal Revenue Service (“IRS”) should prevail in any contention that the taxable gain from the sale should be allocated differently from the manner reported by the general partners, the amounts of capital gain (or loss) and ordinary income (or loss) of the limited partners would be adjusted in equal offsetting amounts.

The majority of assets being sold by NCP-Seven will be treated as “Section 1231 assets.” Section 1231 assets are generally defined as depreciable and amortizable assets used in a trade or business, and real property used in a trade or business, which have been held by the taxpayer for more than one year. The assets comprising the distribution systems of NCP-Seven, including franchise rights and associated intangible assets, are Section 1231 assets. A limited partner’s share of gain or loss on the sale of the assets (excluding ordinary income depreciation recapture, discussed below) will be combined with any other Section 1231 gain or loss the limited partner incurs in that taxable year and the limited partner’s net Section 1231 gain or loss will be taxed as capital gain or ordinary loss, as the case may be. However, Section 1231 gain will be converted into ordinary income to the extent a limited partner has net Section 1231 losses in the five most recent tax years (“non-recaptured net Section 1231 losses”). The tax treatment of Section 1231 gains will depend on the limited partner’s tax situation. In addition, cost recovery deductions which have been taken with respect to certain assets will be subject to recapture as ordinary income upon the sale to the extent of gain on the sale, and each limited partner will be allocated a share of this ordinary income depreciation recapture in proportion to the cumulative net losses previously allocated to the limited partner under the NCP-Seven partnership agreement. It is anticipated that the majority of the gain allocated to the limited partners will be ordinary income. Each limited partner will also recognize gain or loss upon the liquidation of NCP-Seven following the disposition of the assets to the extent that the cash distributed in the liquidation exceeds or is less than the limited partner’s adjusted tax basis in its partnership interest. See “— Tax Rates” beginning on page 23 for a discussion of the applicable tax rates for ordinary income and capital gains.

Neither NCP-Seven nor any partner is allowed to deduct or to amortize amounts paid for syndication expenses. Syndication expenses are amounts which were paid or incurred by NCP-Seven in connection with the issuance and marketing of the units of limited partnership interest, including sales costs. These expenses have not been deducted by NCP-Seven, but were allocated to the limited partners and reflected as a decrease in their capital accounts as reported on Schedule K-1. Upon liquidation of NCP-Seven the treasury regulations also provide that NCP-Seven may not deduct the syndication expenses. However, there is uncertainty in the law concerning whether a limited partner may claim a capital loss for the remaining portion of their tax basis in NCP-Seven which is attributable to the syndication expenses.. The IRS may contend that the limited partners are not entitled to use this offset because they should have instead reduced their basis in their partnership interests by an amount equal to their allocated share of the syndication expenses. In such event, the IRS may also contend that the limited partners should recognize an additional amount of capital gain. You should consult with your individual tax advisor with respect to your treatment of syndication expenses upon termination of NCP-Seven.

If the IRS were to argue successfully that the allocations of taxable income among the partners should differ from the allocations that are reported on NCP-Seven’s tax returns, the amounts of ordinary income and loss and capital gain and loss limited partners report will change. Notwithstanding, the managing general partner believes this change will not have a material adverse effect on the limited partners in NCP-Seven. There will be no federal tax consequences to NCP-Seven resulting from the proposed sales. All federal tax consequences are instead imposed on the partners of NCP-Seven.

Unrelated Business Taxable Income

Unrelated business taxable income (“UBTI”) will be generated by the sale of the assets and allocated to limited partners that are qualified retirement plans and tax exempt trusts (“Plans”) as defined by the Code and subject to the Employment Retirement Income Security Act of 1974 (i.e., IRAs, Keoghs, pension plans, etc.).

Generally, partnership allocations of ordinary income, Section 1231 gains and capital gains will result in UBTI to Plans and generate an unrelated business income tax. The Code allows an exempt entity a specific deduction for UBTI of up to $1,000 per year and thus the annual UBTI generated by the Plans will be taxed to the extent it exceeds $1,000. If the Plan has net operating loss and suspended basis loss carryovers, the UBTI may also first be reduced by these carryover losses.

Federal Tax Consequences of a Decision Not to Sell

The general tax consequence of a decision not to sell and to continue to operate NCP-Seven as a partnership is that each limited partner will continue to be allocated its share of NCP-Seven’s income, deduction, gain and loss, and will be distributed its share of cash available for distribution as determined under the NCP-Seven partnership agreement. In general, income or loss from operations of NCP-Seven constitutes ordinary income or loss and is allocated to limited partners in accordance with the NCP-Seven partnership agreement. Cash distributions to limited partners are not taxable unless they exceed the adjusted tax basis of the limited partner’s partnership interest. Limited partners may not deduct losses allocated to them to the extent the losses exceed the adjusted tax basis of their partnership interest. These unused losses may be carried forward and utilized in future years, subject to the same limitation based on the limited partner’s tax basis in its NCP-Seven interest.

With respect to the deductibility of partnership losses by a limited partner, the Code does not allow certain taxpayers to use losses and credits from a business activity in which he or she does not materially participate (e.g., a limited partner in a limited partnership) to offset other income such as salary, active business income, dividends, interest, royalties and investment capital gains. The taxpayers affected by the passive activity loss rules are individuals, estates, trusts, closely-held C corporations and personal service corporations. However, passive activity losses can be used to offset passive activity taxable income from another passive activity. In addition, disallowed losses and credits from one tax year may be suspended and carried forward by a taxpayer and used to offset income from passive activities in the future. The disallowed losses carried forward from a passive activity will be allowed in full when the taxpayer recognizes gain or loss upon a taxable disposition of his or her entire interest in the passive activity. A limited partner should note that the Treasury Department prescribed regulations that will recharacterize certain income as “portfolio” income and restrict the offset of that income by losses from a passive activity. These regulations could impact the use of passive activity losses or income from NCP-Seven. For example, the Treasury Department has issued regulations holding that interest earned on partnership cash balances represents portfolio income, and thus may not be offset by passive activity losses.

If a decision is made not to sell, the losses (if any) allocated to certain limited partners in NCP-Seven will be subject to the passive activity loss rules discussed above. Unless the limited partner has income from other passive activities, the losses allocated by NCP-Seven will not be currently deductible. In addition, the limited partner could be allocated interest income or other portfolio income that could not be offset by passive activity losses.

You should note that the effect of the passive activity loss limitations may vary from one taxpayer to another depending on each taxpayer’s individual tax situation. Therefore, you should consult your personal tax advisor with respect to the application of the passive activity loss limitations to your particular tax situation.

With respect to the recovery of capital expenditures, eligible personal property placed in service after December 31, 1986 is assigned to a three-year class, five-year class, seven-year class, ten-year class, or twenty-year class. The depreciation method applicable to the three-year, five-year, seven-year and ten-year classes is the 200 percent declining balance method. The cost of non-residential real property is recovered using the straight-line method over 39 years. Partnership equipment that is placed in service after December 31, 1986 is classified as seven-year or five-year property and the purchase price for that equipment is depreciated over the applicable period.

The Code has eliminated the investment tax credit for all property placed in service after December 31, 1985, subject to certain transitional rules that do not currently apply to NCP-Seven.

Tax Rates

The following discussion relates primarily to individual taxpayers. Different tax rules may apply to other taxpayers (e.g., corporations, estates, trusts, etc.). The Code currently provides for a maximum tax rate on ordinary income of 35%. The benefits of certain itemized deductions and personal exemptions are reduced for certain higher income taxpayers. Capital gain income, including net Section 1231 gains treated as capital gains, will generally receive favorable tax treatment as discussed below.

Capital gains from sales of certain property held more than one year are now taxed at maximum tax rates that vary from 5% to 28%, depending on the type of property sold, the taxpayer’s marginal tax rate and the holding period of the property. These gains are taxed at the taxpayer’s regular tax rate if the maximum capital gains rate is higher. For tax years beginning after 2007 the 5% maximum capital gains rate is reduced to 0% for taxpayers at certain income levels. The large majority of NCP-Seven’s assets will have been held by NCP-Seven for more than one year at the time of the proposed transactions. None of NCP-Seven’s assets are collectibles subject to the 28% maximum capital gains rate. Therefore the majority of capital gain income (including the Section 1231 gains) recognized by the limited partners will constitute long-term gains eligible for 15% or 0% tax rates, as applicable, depending upon the taxable income and marginal tax rate of the taxpayer. As discussed above, to the extent that a limited partner has non-recaptured net Section 1231 losses in the last five years, their Section 1231 gain will be treated as ordinary income and will not receive the favorable capital gain tax rates. Also as discussed above, gain attributable to prior depreciation and amortization deductions on personal property will be taxed as ordinary income under the depreciation recapture rules. It is anticipated that the majority of the gain allocated to the limited partners will be ordinary income. Finally, a small portion of NCP-Seven gain may be attributable to depreciable real estate that would be subject to a maximum tax rate of 25%.

Depending on the level of the alternative minimum taxable income, a taxpayer is subject to tax rates of 26% or 28% on such alternative minimum taxable income. The favorable capital gain tax rates discussed above also apply for alternative minimum tax purposes. In general, accelerated depreciation used for regular tax purposes on property placed in service after 1986 is a preference to the extent different from alternative minimum tax depreciation (using the 150 percent declining balance method, and using longer lives for personal property placed in service before 1999). An exception to this rule applied to certain assets placed in service in tax years 2002 to 2004, wherein there was no difference between regular tax depreciation and alternative minimum tax depreciation. A taxpayer paying alternative minimum tax is allowed a tax credit for the alternative minimum tax liability attributable to timing differences. In general, this minimum tax credit can be carried forward and used against the taxpayer’s regular tax liability to the extent the taxpayer’s regular tax liability exceeds his or her minimum tax liability. Upon the sale of NCP-Seven’s assets, limited partners will be allocated an adjustment amount that will reduce their taxable gain for alternative minimum tax purposes. This adjustment amount arises because the prior depreciation deductions claimed for regular tax purposes will have exceeded the amount of depreciation claimed for alternative minimum tax purposes.

An individual taxpayer generally is not allowed a deduction for investment interest expense in excess of net investment income. Net investment income generally includes interest, dividends, annuities, royalties and short-term capital gains, less expenses attributable to the production of the income. Long-term capital gains from investment property are not generally included in net investment income, however a taxpayer may elect to forego the favorable tax rates available for long-term gains and include them in net investment income. Long-term gains from business property (such as NCP-Seven’s assets) are not included in net investment income. Therefore, the gain allocated to a limited partner from the proposed transaction will not increase his or her net investment income. Investment interest expense includes all interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment. Investment interest does not include interest that is taken into account in determining a taxpayer’s income or loss from a passive activity provided, however, that interest expense which is properly attributable to portfolio income from the passive activity is treated as investment interest. Any interest a limited partner incurred to acquire units in NCP-Seven is treated as a passive activity deduction, and not investment interest.

State Income Tax Considerations

In addition to the federal income tax considerations outlined above, the proposed sales have state income tax consequences. Limited partners who are residents of states imposing income taxes should consult their own tax advisor or their own state law to determine the state tax consequences and their state’s filing requirements.

The following is only a brief summary of the potential state tax considerations of the proposed sales for nonresidents of Georgia. You should consult your own tax advisors concerning the application of each state’s income tax laws and other state and local laws to your specific situation.

Georgia

The State of Georgia, where NCP-Seven’s assets are located, imposes an income tax on the net income earned by non-resident partners from property located in Georgia or from a business operation conducted in Georgia. This includes property owned or a business conducted through a partnership. This state tax applies to the limited partners of NCP-Seven.

NCP-Seven is responsible for reporting each non-resident partner’s share of the income derived from Georgia. NCP-Seven will withhold and remit to the Georgia Department of Revenue 4% of any income paid or credited to a non-resident partner and attributable to NCP-Seven’s property or business in Georgia. The Georgia tax withheld and remitted on behalf of the partner will be reported on the partner’s Schedule K-1 for 2008, and will be treated for federal income tax purposes as cash distributed to that partner. An individual non-resident partner generally will be obligated to file a Georgia income tax return. A partner should claim the amount withheld as estimated tax paid on their Georgia individual tax return. The non-resident partner’s Georgia tax will be based on the income generated by NCP-Seven’s operations, including the income to be generated by the proposed sales, as apportioned to Georgia under state law. Georgia personal income tax rates increase on a graduated scale, beginning at 1% up to a maximum marginal tax rate of 6%.

Risk Factors Pertaining to the Proposed Sales

While the managing general partner believes the proposed Green River transaction and the alternative sale transaction to the managing general partner or one or more affiliates of the managing general partner are fair to NCP-Seven and its limited partners, their deliberations have made them aware of certain risks associated with the proposed sales. In order to apprise you of these risks, the managing general partner wishes to draw your attention to the following factors.

Although the managing general partner believes that the price to be paid for the purchase of NCP-Seven’s assets represents fair value for the assets being acquired, those assets may increase in value prior to closing.

While the managing general partner believes that the total sales price represents fair value for NCP-Seven’s assets, the purchase price to be paid for NCP-Seven’s asset is fixed, subject to adjustment as described in “Specific Terms of the Proposed Sales — Potential Purchase Price Adjustments” beginning on page 36, and will not otherwise be adjusted for any increase in value that might occur prior to closing. The amount of the purchase price was determined by the signing of the Green River purchase agreement on July 5, 2007. If the closing occurs in or about the first quarter of 2008, more than seven months will have lapsed between the establishment of the purchase price and the closing.

The managing general partner did not form a limited partner committee or designate an unaffiliated third-party to represent the limited partners’ interest in structuring the proposed sales. Had such representation been arranged, the terms of the proposed sales might have been more favorable to the limited partners.

It is not uncommon, where conflicts of interest exist, for a fiduciary to designate an independent third-party to safeguard the interest of limited partners. The managing general partner did not form a limited partner committee, or designate an independent unaffiliated third-party, to specifically represent the interest of the limited partners even though it stands to benefit from the terms negotiated with Green River in the event it consummates the purchase of substantially all of NCP-Seven’s assets should the Green River transaction fail to close. The managing general partner took a number of procedural steps, as described in “— Fairness of the Proposed Sales — The Managing General Partner’s Belief as to Fairness” beginning on page 27, to protect the limited partners from potential overreaching that could result from the managing general partner’s control over the negotiation process with its affiliated purchasers. The managing general partner has negotiated the terms of the Green River purchase agreement with an unaffiliated third party, secured a favorable fairness opinion and are submitting the proposed sales to the partnership’s unaffiliated limited partners for approval. These procedural steps, however, may not have afforded limited partners the same level of protection that they would have received if an independent third-party had been negotiating the proposed sales’ terms on their behalf.

A limited partner does not have any dissenters’ or appraisal rights in this transaction.

A limited partner is not entitled to dissenters’ or appraisal rights under either the NCP-Seven partnership agreement or Washington law with respect to the proposed sales, or the subsequent liquidation of NCP-Seven. NCP-Seven will not voluntarily provide any similar rights in connection with the proposed sales. Therefore, even if a limited partner disapproves of the proposed sales and votes against it, the proposed sales will proceed if they receive the requisite limited partner approval, and the limited partner, though disapproving, will not be able to demand that the assets be appraised to determine their fair value.

If the purchaser makes a successful claim after closing against the $1,995,000 hold-back escrow, that claim will decrease the distributions received by the limited partners.

Both asset purchase agreements contemplate a $1,995,000 hold-back escrow as a source to satisfy claims for breaches of NCP-Seven’s representations, warranties and covenants. The representations and warranties, as well as the escrow, survive for a period of eighteen months from the closing of the sale. Any funds remaining in the hold-back escrow following the eighteen month anniversary of closing the proposed sales will be released from the escrow and will be made available to NCP-Seven’s partners for distribution. A successful claim against the hold-back escrow by the purchaser will decrease, or possibly even exceed, the amount left in the hold-back escrow. The result would be that less money will be available for distribution to NCP-Seven’s limited partners.

The amount and timing of final distributions to limited partners may be adversely affected by changes in subscriber revenue.

Both purchase agreements contemplate that the aggregate purchase price is subject to certain adjustments based primarily on subscriber revenue. In the event subscriber revenue falls below 99% of a $653,818.00 threshold, the purchase price will be reduced by an amount equal to the percentage difference between that threshold amount and subscriber revenue less one percent; provided however, that if the adjusted purchase price would be less than 93% of the purchase price, excluding the effect of other adjustments, the purchaser may elect to set the adjusted purchase price at 93%, but if the purchaser chooses not to do so, NCP-Seven may delay closing for up to 90 days to remediate the situation or terminate the purchase agreement and return the $150,000 deposit.

The amount and timing of final distributions to limited partners may be affected by unanticipated or contingent liabilities, including any potential litigation arising out of the proposed sales.

The managing general partner is not aware of any contingent liabilities that are likely to exceed the $1,995,000 hold-back escrow. Notwithstanding, such liabilities might arise. If, for example, claims were brought against the general partner for breaches of fiduciary duty, securities law violations, or other claims, such actions would likely give rise to indemnity claims by such persons against NCP-Seven, possibly reducing the amounts available for distribution to its limited partners. In this regard, limited partners should be aware that Northland Communications Corporation serves, and has served, as managing general partner of other limited partnerships involved in the cable television industry. In June 1998, the limited partners of one such limited partnership, Northland Cable Properties Five Limited Partnership, voted by a 74% majority vote to approve the disposition of that partnership’s assets to a company affiliated with Northland Communications Corporation and the subsequent liquidation of that partnership. A class action lawsuit was subsequently filed against that partnership and its general partners alleging various claims, including that the purchase price paid did not represent fair value and breaches of fiduciary duties in the transaction. That action was ultimately settled and dismissed. If the unaffiliated limited partners of NCP-Seven vote to approve the proposed sales and the proposed sales close, and if a similar lawsuit is brought against NCP-Seven, such lawsuit may have the effect of delaying payment of or reducing the amount of cumulative distributions.

The proposed sales will be taxable for U.S. Federal income tax purposes. This may result in substantial recognition of gain to NCP-Seven’s limited partners.

The receipt of cash from the proposed sales will be taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. Accordingly, limited partners will recognize a gain or loss on the payment of cash on limited partnership units to the extent of the difference between the amount realized and the limited partner’s adjusted tax basis in their units. Upon closing each proposed sale, any net losses of NCP-Seven that were suspended under the passive loss rules of the Internal Revenue Code may be used to offset income and gain in that sale.

Even if the requisite majority of the limited partners of NCP-Seven vote to APPROVE both of the proposed sales, neither of the proposed sales may close due to a failure to satisfy conditions to closing.

The Green River purchase agreement and the alternative purchase agreement contain certain conditions which must be satisfied prior to closing. Additionally, the alternative sale transaction is subject to the managing general partner or one or more of its affiliates obtaining financing on satisfactory terms within 90 days after the Green River transaction terminates. Therefore, even if the requisite majority of the limited partners of NCP-Seven vote to approve the proposed sales, one or both of the sales may not close. While the managing general partner will continue its efforts to identify prospective purchasers for NCP-Seven’s assets, the value of NCP-Seven’s assets may decline. There can be no assurance that NCP-Seven’s assets may be sold in the future on terms equivalent to those proposed in this proxy statement.

Alternatives to the Proposed Sales

In addition to the two proposed sales, the managing general partner considered the following alternatives, when reaching its conclusion that a sale of substantially all of NCP-Seven’s assets would provide the limited partners with the best return reasonably available for their investment in NCP-Seven. The following list describes those alternatives that were considered:

•	The continuation of the operation of NCP-Seven as currently structured. As discussed in this proxy statement, NCP-Seven believes that it is unlikely that there will be sufficient time and resources to effectively complete the processes and procedures necessary for its management to be able to complete their assessment, required under Section 404 of the Sarbanes Oxley Act of 2002 and the rules and regulations under that section, of the effectiveness of our internal control over financial reporting, which is required to be included in our annual report on Form 10-K for the year ending December 31, 2007. NCP-Seven intends to terminate the registration of its limited partnership interests under the Securities Exchange Act of 1934, and to cease filing periodic and current reports and other documents required thereunder, after the sale of assets to Green River (or the alternative sale transaction), dissolution of NCP-Seven and deregistration of NCP-Seven’s limited partnership units are completed. If these transactions and our deregistration under the Securities Exchange Act is not completed by the date by which our Form 10-K is due, and if management’s assessment is not completed prior to such date, we will be unable to timely file a 10-K that complies with the SEC’s rules. Moreover, we cannot assure you that our internal control over financial reporting is effective.

•	The sale of only a portion of the assets in several installments. As discussed in this proxy statement, NCP-Seven is subject to certain loan covenants that require NCP-Seven to apply the proceeds from the sale of any assets outside the ordinary course of business towards NCP-Seven’s existing debt. As a result, the managing general partner has concluded that partial asset sales, without an accompanying opportunity to sell NCP-Seven’s remaining assets, will only be suitable in situations where a very favorable price can be obtained. This conclusion is supported by the managing general partner’s belief that if only certain assets are sold without making arrangements for the sale of the remaining assets of NCP-Seven, NCP-Seven could be left with certain less attractive assets that are harder to sell, while still being required to pay its operating expenses from a resulting smaller pool of operating cash flow.

•	The refinancing or other form of new borrowings by NCP-Seven aimed at generating proceeds to make distributions to the limited partners of NCP-Seven. The managing general partner concluded that lenders will not currently support such transactions, and that the only viable option for NCP-Seven to generate adequate unrestricted funds for distribution to its limited partners is through the sale of enough assets that after paying off existing debt, adequate funds remain to make meaningful distributions to the partners of NCP-Seven.

After considering each of these alternatives, the managing general partner has concluded that a sale of the assets of NCP-Seven as structured in either of the proposed sales is the most viable option available for maximizing distributions to the limited partners of NCP-Seven at this time.

Fairness of the Proposed Sales

The Managing General Partner’s Beliefs as to Fairness

The managing general partner, and Mr. Whetzell and Mr. Clark, executive officers of the managing general partner, have considered the issue of fairness of the proposed sales to the unaffiliated limited partners of NCP-Seven. In analyzing the fairness issue, the discussions of the managing general partner and Mr. Whetzell and Mr. Clark focused on appropriate valuation of the assets and conflicts of interest faced by the managing general partner. The managing general partner and Mr. Whetzell and Mr. Clark believe that the terms of the proposed sales are reasonable and fair to the unaffiliated limited partners of NCP-Seven and recommend that unaffiliated limited partners vote to “approve” the proposed sales.

Material Factors Underlying Belief as to Fairness

The following discussion highlights the material factors underlying the managing general partner’s belief that the Green River transaction is fair to the unaffiliated limited partners. Each of these factors was considered by the managing general partner and Mr. Whetzell and Mr. Clark. In view of the wide variety of factors considered in connection with their evaluation of the fairness of the Green River transaction, the managing general partner and Mr. Whetzell and Mr. Clark did not attempt to quantify, rank or otherwise assign relative weights to these factors.

•	Third-Party Bid Solicitation. In September 2005, Daniels contacted thirty-seven potential purchasers, based on Daniel’s knowledge and experience of possible purchasers of cable television assets. Following those initial contacts, ten parties expressed serious interest and executed Nondisclosure Agreements with NCP-Seven, allowing them to receive the sales memorandum prepared by Daniels with the assistance of the managing general partner, which memorandum described the assets available for purchase. Of those ten parties, only one, Telemedia, submitted an indication of interest, which indication was submitted on November 3, 2005 suggesting a purchase price range of $1,300 to $1,500 per subscriber prior to any closing adjustments. Daniels and the managing general partner responded on November 9, 2005 requesting Telemedia to clarify its interest by providing a specific proposed purchase price, a proposed definition for what would constitute a subscriber for purposes of calculating that purchase price, a proposed adjustment mechanism for purchase price adjustment at closing, and an initial explanation of the purchaser’s sources of debt and/or equity financing for the transaction. Telemedia never responded, leading to abandonment of that effort. Daniels then reinitiated the process in September 2006 by contacting fifty potential purchasers. In response, nine parties executed Nondisclosure Agreements with NCP-Seven and were provided an updated sales memorandum by Daniels. Of those nine parties, six parties delivered indications of interest to Daniels in November 2006. Of those six, five interested parties conducted tours of the partnership’s operating systems between October 2006 and January 2007. Final bids were then solicited by Daniels pursuant to a sealed bid process wherein interested parties would submit their sealed bids to Daniels, which bids were to include the bidder’s highest offer and a mark-up of the form of purchase and sale agreement proposed by the managing general partner. Two final bids were received by Daniels in February 2007.

•	Fairness Opinion. The managing general partner considered and reviewed the opinion of Duff & Phelps to the effect that, as of July 5, 2007, the aggregate consideration to be received by the limited partners of NCP-Seven in the Green River transaction was fair, from a financial point of view, to such limited partners. When reviewing the opinion of Duff & Phelps, the managing general partner recognized that the opinion specifically evaluated the fairness of the consideration to be received by NCP-Seven in the Green River transaction, as opposed to the fairness of the amounts estimated to finally be distributed to the unaffiliated limited partners of NCP-Seven. Notwithstanding the foregoing, because the Green River transaction reflects an effort to sell all of the assets of NCP-Seven in order to liquidate the partnership near the end of the partnership’s term, the managing general partner’s primary emphasis focused on the fairness of the consideration to be paid to NCP-Seven for the partnership’s assets. During the process of liquidating NCP-Seven, all amounts received by NCP-Seven in the Green River transaction will be first used to pay off existing partnership debt and the balance will be distributed to the partners of NCP-Seven in proportion to their pro-rata ownership interests in the partnership. Therefore, the managing general partner feels that the relevant inquiry as to the fairness of the Green River transaction is whether the consideration to be received by NCP-Seven for its assets is fair from a financial point of view. The managing general partner recognizes that the Duff & Phelps opinion only evaluated the fairness of the aggregate consideration to be received by the limited partners of NCP-Seven from the Green River transaction.

•	Current Market Prices of Units of Limited Partnership Interest in NCP-Seven. The managing general partner considered the prices offered for units of limited partnership interest in recent unsolicited offers.

As already discussed in this proxy statement under “Special Factors of the Proposed Sales — Background of the Proposed Sales — Secondary Sales of Units of Limited Partnership Interest” beginning on page 17, the managing general partner and Mr. Whetzell and Mr. Clark are familiar with certain recent unsolicited offers made for the purchase of units of limited partnership interest in NCP-Seven. While they do not believe that such offers amount to a reliable secondary market, the managing general partner and Mr. Whetzell and Mr. Clark do believe that the prices offered provide a relevant factor to consider when determining whether the Green River transaction is fair to the limited partners of NCP-Seven. Following their evaluation, the managing general partner and Mr. Whetzell and Mr. Clark concluded that the forecasted distributions to be received by the limited partners of NCP-Seven as a result of the Green River transaction will exceed the amount per unit offered for limited partnership units in those offers.

•	Net Book Value, Liquidation Value and Going Concern Value. The managing general partner did not consider net book value to be relevant in their fairness determination. Several of the assets of NCP-Seven have been significantly depreciated over time for tax and accounting purposes. As a result the net book value of those NCP-Seven assets is significantly less than their fair market value. Notwithstanding, the net book value of NCP-Seven’s assets as of June 30, 2007 was calculated to be $15,838,000. By comparison, the amount to be received by NCP-Seven, assuming the Green River transaction closes as contemplated, is $19,950,000. Liquidation value, on the other hand, was considered by the managing general partner and Mr. Whetzell and Mr. Clark since the Green River transaction is in essence a liquidation of NCP-Seven. As already discussed in this section of the proxy statement, each of those parties has concluded that the amount to be received by NCP-Seven upon the sale of the entirety of NCP-Seven’s assets is fair to the limited partners of NCP-Seven. To the extent the managing general partner has been able to quantify the liquidation value of NCP-Seven, it believes an orderly liquidation analysis would yield a value less than the amount to be received by NCP-Seven assuming the Green River transaction closes as contemplated. The managing general partner also considered the going concern value of NCP-Seven when making their determination as to fairness. Current management and goodwill associated with the Northland Communication Corporation name would not be transferred with NCP-Seven’s operating systems upon their sale to a third party purchaser, which could have a negative impact on the going concern value of NCP-Seven’s operating systems. The managing general partner did not, however, discount the going concern value of those operating systems to take such factors into account. Instead, the managing general partner considered the going concern value of NCP-Seven based on current operations and performance.

•	Consent Procedures and Procedural Safeguards. The managing general partner acknowledged that the Green River transaction can take place only if limited partners holding a majority of NCP-Seven’s units of limited partnership interest (not including the 33 units held by affiliates of the managing general partner) approve the proposed transaction. If holders of a majority of those units vote to disapprove the Green River transaction, the proposed transaction will be terminated.

The managing general partner believes the terms of the proposed alternative sale of NCP-Seven’s assets, in the event the Green River transaction is not consummated, to the managing general partner or one or more of its affiliates are fair to NCP-Seven and its limited partners because the alternative sale transaction contains substantially the same terms as the Green River transaction, which the managing general partner determined to be fair based on the factors described above.

Opinion of Duff & Phelps

On August 8, 2007, the managing general partner engaged Duff & Phelps on behalf of NCP-Seven to render an opinion as to the fairness, as of July 5, 2007, to the limited partners of NCP-Seven of the consideration to be received by such limited partners, from a financial point of view, in the Green River transaction. Duff & Phelps did not assist the managing general partner with any of the negotiations with Green River or any company affiliated with Northland Communications Corporation.

Duff & Phelps rendered a written opinion to the managing general partner of NCP-Seven to the effect that, as of July 5, 2007, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the limited partners of NCP-Seven in the Green River transaction was fair to such limited partners from a financial point of view (without giving effect to any impacts of the Green River transaction on any particular limited partner other than in its capacity as a limited partner).

The full text of the written opinion of Duff & Phelps, dated September 28, 2007, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Exhibit D. The following summary of Duff & Phelps’s opinion is qualified in its entirety by reference to the full text of the opinion. The opinion expressed by Duff & Phelps was provided for the information and assistance of the managing general partner of NCP-Seven in connection with their consideration of the transaction contemplated by the Green River purchase agreement, and such opinion does not constitute a recommendation as to any action that any limited partner of NCP-Seven should take in connection with the Green River transaction or any aspect thereof and is not a recommendation as to whether or not any holder of partnership units should tender their units in connection with the Green River transaction or how any holder of units should vote with respect to the Green River transaction. You are urged to read the opinion carefully and in its entirety.

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. THE DUFF & PHELPS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the NCP-Seven managing general partner, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond the control of NCP-Seven and Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

In connection with this opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps by NCP-Seven or its managing general partner in terms of the information to which it had access or the matters it could consider. Duff & Phelps’s due diligence with regards to the Green River transaction included, but was not limited to, the items summarized below.

•	Conducted meetings at the company’s headquarters in Seattle, Washington and held multiple telephone conversations with the following members of the senior management of Northland Communications

Corporation regarding the Green River transaction and the history, current operations and future outlook for NCP-Seven:

•	Gary Jones, President

•	Richard Clark, Executive Vice President

•	Richard Dyste, Senior Vice President of Technical Services

•	Paul Milan, Vice President, Senior Counsel

•	Rick McElwee, Vice President, Controller

•	Held discussions with Patrick Lentz and Randy Wells of Daniels regarding their sale process for the company;

•	Reviewed audited financial statements for the company for the fiscal years ended December 31, 2002 through 2006 and unaudited financial statements for the six-month period ended June 30, 2007 and the equivalent prior year period;

•	Reviewed management prepared earnings projections for the fiscal years ended December 31, 2007 through 2016 and held general discussions with management regarding long-term growth prospects, profitability levels, and required capital investment levels;

•	Reviewed the Green River purchase agreement, including management-provided schedules of estimated closing adjustments and aggregate proceeds distributable to limited partners;

•	Reviewed Northland Communications Corporation’s board of directors meeting minutes from 2006 through year-to-date 2007;

•	Reviewed letters of interest and letters of intent received by the company during 2006 and 2007;

•	Analyzed financial and market information for selected public companies and M&A transactions that Duff & Phelps deemed relevant;

•	Reviewed other operating and financial information provided by company management; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation, in general, and with respect to transactions similar to the Green River transaction in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the company’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’s opinion should not be construed as a credit rating, solvency opinion, an analysis of the company’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Duff & Phelps relied upon the fact that the managing general partner and NCP-Seven have been advised by counsel as to all legal matters with respect to the Green River transaction, including whether all procedures required by law to be taken in connection with the Green River transaction have been duly, validly and timely taken; and Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its opinion with respect to the Green River transaction, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including company management, and did not attempt to independently verify such information, and (2) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the latest and best currently available information and good faith judgment of the person furnishing the same. Duff & Phelps’s opinion further assumes that information supplied and representations made by NCP-Seven management are substantially accurate regarding the company and the Green River transaction. Neither NCP-Seven nor the managing general partner placed any limitations upon Duff &

Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Green River transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Green River transaction will be satisfied and that the Green River transaction will be completed in accordance with the documents that were provided for its review.

The basis and methodology for Duff & Phelps’s opinion have been designed specifically for the express purposes of the managing general partner of NCP-Seven and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’s opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion effective as of July 5, 2007. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after such date.

Duff & Phelps’s opinion should not be construed as creating any fiduciary duty on Duff & Phelps’s part to any party.

Duff & Phelps’s opinion is not a recommendation as to how the managing general partner or any limited partner should vote or act with respect to any matters relating to the Green River transaction, or whether to proceed with the Green River transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Green River transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’s opinion is based. As a result, the opinion and presentation of Duff & Phelps was only one of many factors taken into consideration by the managing general partner in making its determination with respect to the Green River transaction.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate selected public companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

In preparing its opinion, Duff & Phelps performed certain financial and comparative analyses summarized in the following paragraphs. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

Duff & Phelps’s analysis was comprised of a fundamental valuation analysis of NCP-Seven using generally accepted valuation methodologies.

Fundamental Valuation Analysis

As part of its analysis to determine whether the consideration to be received by the limited partners of NCP-Seven pursuant to the Purchase Agreement was fair, from a financial point of view, as of July 5, 2007, to such limited partners, Duff & Phelps took into account whether the consideration to be paid by Green River was not less than the fair market value of NCP-Seven’s assets by estimating the fair market value of the NCP-Seven business.

Discounted Cash Flow Analysis.  Duff & Phelps performed a discounted cash flow analysis on a controlling interest basis to derive indications of total enterprise value. Duff & Phelps’s free cash flow projections were based on management’s forecast for 2007 through 2016 financial performance and general discussions with, and guidance from, NCP-Seven management.

Duff & Phelps used discount rates ranging from 10.0% to 11.0% to reflect the overall risk associated with the company’s operations and projected financial performance. Duff & Phelps calculated a terminal value at the end of 2016 using a constant growth model, which incorporated a range of perpetuity growth rates from 2.0% to 3.0%. Duff & Phelps also calculated a terminal value at the end of 2016 using a terminal multiple approach, which incorporated a range of EBITDA multiples from 6.0x to 7.0x.

Based on this analysis, Duff & Phelps estimated that the company’s total enterprise value ranged from $18.1 million to $22.9 million.

Market Approach.  Duff & Phelps applied the market approach, which consists of the application of valuation multiples to certain financial and operating variables of the company, where the selected multiples are based on valuation metrics derived from an analysis of selected public companies trading as well as selected merger and acquisition transactions.

Selected Public Company Analysis.  No company used in this analysis is identical to NCP-Seven and, accordingly, a public company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices and overall valuation of the various companies being compared.

The companies selected by Duff & Phelps consisted of six publicly traded companies that operate cable television systems and provide residential cable television services. The selected public companies are as follows:

•	Comcast Corp.

•	Time Warner Cable, Inc.

•	Charter Communications, Inc.

•	Mediacom Communications Corp.

•	Knology, Inc.

•	RCN Corp.

Based on publicly reported financial data as well as published estimates of financial performance for each of the selected public companies, Duff & Phelps analyzed certain valuation metrics. Multiples of enterprise value to projected 2008 EBITDA for the selected public companies ranged from 6.4x to 9.4x, with a mean and median of 8.3x and 8.4x, respectively. Multiples of enterprise value per basic subscriber for the selected public companies ranged from $3,074 to $6,410, with a mean and median of $4,569 and $4,463, respectively.

Selected Transactions Analysis.  No company used in this analysis is identical to NCP-Seven and, accordingly, a transactions analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect transaction prices and overall valuation of the various companies being compared. Duff & Phelps identified 31 relevant controlling interest cable system transactions announced since January 1, 2006 and for which adequate information was available to derive meaningful valuation multiples.

Multiples of transaction value to projected 2008 EBITDA for the selected transactions ranged from 6.4x to 11.4x, with a mean and median of 8.1x and 7.6x, respectively. Multiples of transaction value per basic subscriber for the selected transactions ranged from $1,075 to $5,919, with a mean and median of $2,247 and $1,800, respectively.

Application of Selected Multiples.  Based on its assessment of NCP-Seven’s historical and projected size, growth and profitability relative to the selected public companies and to the target companies from the selected transactions, as well as an assessment of certain company specific risk factors, Duff & Phelps chose valuation multiples to apply to NCP-Seven’s latest-twelve-month 2007 EBITDA, projected 2008 EBITDA, and number of basic subscribers of 7.0x-8.0x, 6.5x-7.5x, and $1,480-$1,640, respectively. In the determination of NCP-Seven’s representative level of latest-twelve-month 2007 EBITDA, Duff & Phelps excluded approximately $145,000 in non-recurring expenses associated with a programmer litigation settlement and one-time additional programmer license fees.

Based on this analysis, Duff & Phelps concluded total enterprise value indications ranging from $15.5 million to $21.0 million.

Fundamental Valuation Analysis Conclusions

As noted above, Duff & Phelps compared the enterprise value based on the purchase price with valuation indications under its fundamental analyses and all such comparisons supported an indication of fairness from a financial point of view. In addition, Duff & Phelps utilized its fundamental valuation analysis to derive indications of NCP-Seven’s enterprise value ranging from $18.1 million to $21.0 million, as summarized below. Duff & Phelps also observed that the enterprise value amount of $19.95 million based on the purchase price falls above the midpoint of the concluded enterprise value range, and therefore supported a determination of fairness from a financial point of view.

		Concluded Valuation Range					Purchase
		Low			High		Price

Methodologies ($000s)
DCF Analysis		$18,100		—	$22,900
Selected Public Company/M&A Transaction Analysis		$15,500		—	$21,000
Concluded Enterprise Value Range		$18,100		—	$21,000		$19,950
Implied Valuation Multiples (Enterprise Value)
LTM 2007 EBITDA	$2,581	7.0	x	—	8.1	x	7.7	x
Projected 2008 EBITDA	$2,390	7.6	x	—	8.8	x	8.3	x
Basic Subscribers (000s)	12.85	$1,409		—	$1,634		$1,553

Summary Analysis

Based on the foregoing analyses, Duff & Phelps concluded that the consideration to be received by the limited partners of NCP-Seven in the Green River transaction was fair to such limited partners, from of a financial point of view (without giving effect to any impacts of the Green River transaction on any particular limited partner other than in its capacity as a limited partner), as of July 5, 2007.

Duff & Phelps’s opinion did not address the relative merits of the Green River transaction as compared to any alternative business strategies that might exist for NCP-Seven or the effect of any other business combination in which NCP-Seven might engage.

Duff & Phelps’s opinion to the managing general partner of NCP-Seven was one of many factors taken into consideration by the managing general partner of NCP-Seven in making its determination to approve the Green River transaction.

Compensation and Material Relationships

NCP-Seven paid Duff & Phelps a customary fee plus certain out-of-pocket expenses for its services in connection with rendering its opinion as to the fairness, from a financial point of view, to the limited partners of NCP-Seven of the consideration to be received by such limited partners in the Green River transaction. The amount paid to Duff & Phelps was not conditioned upon the outcome of its opinion and was negotiated prior to Duff & Phelps’s evaluation of any of the assets of NCP-Seven. NCP-Seven has also agreed to reimburse Duff & Phelps for its expenses incurred in performing its services and to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Duff & Phelps’s engagement and any related transactions. NCP-Seven retained Duff & Phelps to evaluate the assets of NCP-Seven and the consideration to be received in the Green River transaction due to Duff & Phelps’s experience and reputation in evaluating transactions and rendering opinions regarding fairness for various companies in various industries, including companies operating in the telecommunications sector. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Prior to this engagement, neither Northland Communications Corporation nor any of its affiliates had entered into a relationship with Duff & Phelps, and to the knowledge of the managing general partner, Duff & Phelps does not own any interest in, or have any management control over, any Northland Communications Corporation affiliated company. Duff & Phelps was also engaged by NCP-Eight as an independent financial advisor to its general partner to render an opinion as to the fairness of the consideration to be received by its limited partners, from a financial point of view, to such limited partners. Duff & Phelps has consented to the use of its opinion in connection with this proxy statement.

SPECIFIC TERMS OF THE PROPOSED ASSET SALES

General Structure of the Proposed Green River Transaction

The terms and conditions of the Green River purchase agreement pursuant to which NCP-Seven would sell substantially all of its assets to Green River are set forth as Exhibit B. With limited exceptions, the assets to be sold under the Green River purchase agreement include NCP-Seven’s personal property, real property, contracts, subscriber relationships, records relating to the systems, franchises, accounts receivable, contracts and deposits with vendors, utilities, landlords and governmental agencies relating to the services provided by the systems. The purchased assets expressly exclude, among other things, NCP-Seven’s cash on hand, cash in bank accounts, including customer advance payments and deposits, any surety instruments, insurance policies and other similar items, books and records required to be retained, tax and copyright refunds, programming agreements, certain retransmission consent agreements, trademark and other similar proprietary rights of NCP-Seven.

In consideration for the assets to be purchased, Green River will pay NCP-Seven an aggregate purchase price of $19,950,000, subject to adjustment as described below in “— Potential Purchase Price Adjustments”. Upon execution of the Green River purchase agreement, Green River deposited $150,000 to secure Green River’s obligations to close the transaction, which will be held in escrow and credited, together with interest, against the purchase price at closing. The deposit may be returned to Green River or forfeited to NCP-Seven under certain conditions. At closing, ten percent of the purchase price will be held in escrow as a holdback fund. The escrow holdback is to be used to indemnify Green River from certain claims, if any, that may arise within a period of eighteen months after closing. Following the eighteen month period, any remaining amounts with respect to the escrow holdback, and any interest accumulated, on the escrow funds, will be paid to NCP-Seven. See “— Indemnification” on page 37 for more details.

With respect to the proposed sale, the value assigned to the purchased assets is based on the following assumptions:

•	NCP-Seven will transfer the assets free and clear of all liens and encumbrances (except as those detailed in the Green River purchase agreement);

•	Green River will assume no debts and liabilities of NCP-Seven (other than obligations arising from the acquired assets after closing, from conduct by Green River after closing, or those that are expressly assumed in the Green River purchase agreement);

•	the contracts being transferred to Green River will only relate to the business or operations of the systems being purchased;

•	Green River will not receive accounts receivable and all payments and sums deposited or advanced by NCP-Seven to landlords, utilities, governmental agencies or any other party requiring a security deposit in exchange for service initiation or performance; and

•	Green River will not receive any of NCP-Seven’s cash on hand, customer advanced payments and deposits, refunds due from local, state or federal taxes, trademarks, or certain other immaterial assets.

Potential Purchase Price Adjustments

In connection with the sale of the assets to Green River, the aggregate purchase price is subject to certain adjustments based primarily on subscriber revenue, which consists of the gross amounts billed to active customers of the Systems — including revenues collected from basic, bulk and digital cable services, and internet and telephone services — for the most recent billing cycle prior to closing (“Subscriber Revenue”). Accordingly, at closing the purchase price will be adjusted in the following manner:

•	if Subscriber Revenue falls below 99% of $653,818.00 (the “Subscriber Revenue Threshold”), the purchase price will be reduced by an amount equal to the percentage difference between the Subscriber Revenue Threshold and the Subscriber Revenue less one percent; provided, however that if the adjusted purchase price would be less than 93% of the purchase price, excluding the effect of other adjustments,

Green River may elect to set the adjusted purchase price at 93% (the “Purchase Price Floor”), but if Green River chooses not to do so, NCP-Seven may delay closing for up to 90 days to remediate the situation or terminate the Green River purchase agreement and return the deposit to Green River; and

•	if Subscriber Revenue exceeds 102.5% of the Subscriber Revenue Threshold, the purchase price will be in increased by an amount equal to the percentage difference between the Subscriber Revenue Threshold and the Subscriber Revenue less two and one-half percent; provided, however the purchase price will only be increased up to 104%, excluding the effect of other adjustments. In the event that the adjusted purchase price would be greater than 104% without such limit, NCP-Seven may elect to set the purchase price at 104% (the “Purchase Price Ceiling”), but if NCP-Seven chooses not to do so, Green River may elect to terminate the Green River purchase agreement and receive the return of the deposit.

In addition, if Subscriber Revenue is negatively impacted by $25,000 or more, and such impact is attributed to a force majeure event, as defined in the Green River purchase agreement, NCP-Seven may delay closing up to 30 days to remediate the circumstances.

Based on information provided by NCP-Seven’s operational personnel in Georgia, the managing general partner is optimistic that Subscriber Revenue will be adequate at the time of closing the sale of NCP-Seven’s Systems to avoid a material downward adjustment to the purchase price.

Additionally, Green River will purchase NCP-Seven’s rights to receive payment for services rendered by NCP-Seven which have been unpaid as of the closing date, which will increase the amount of cash received by NCP-Seven. Additionally, Green River will receive credit for the amount of subscriber prepayments received by NCP-Seven and customer deposits held by NCP-Seven, which will reduce the amount of cash received by NCP-Seven. See “Dissolution and Liquidation Consequences of the Proposed Sales -Projected Cash Available from Liquidation” beginning on page 41 for estimates of these amounts.

Indemnification

With respect to its proposed acquisition of substantially all of NCP-Seven’s assets, Green River will have the right to seek indemnification from the escrow holdback for damages resulting from any breach of representations, warranties or covenants by NCP-Seven. The escrow holdback will be held in escrow for eighteen months after closing, and the balance less any payments due to Green River and less any pending claims, including any interest accrued, will then be released to NCP-Seven. In the Green River purchase agreement, NCP-Seven has specifically agreed to indemnify Green River for:

•	any losses stemming from any untrue representation, breach of warranty or nonfulfillment of a covenant by NCP-Seven, once such losses have exceeded $25,000;

•	any obligations of NCP-Seven not assumed by Green River;

•	any losses resulting from NCP-Seven’s operation or ownership of the purchased systems or assets prior to closing; and

•	any legal claim, judgment or investigation or enforcement related to NCP-Seven’s stated indemnities.

Absent fraud, and except for certain claims related to organization, authority, title to real and personal property, ERISA, taxes and environmental claims, claims for breaches of representations, warranties and covenants by Green River are limited to the amounts held in the escrow holdback.

Green River will indemnify NCP-Seven for the following:

•	any losses resulting from any untrue representation, breach of warranty or nonfulfillment of a covenant by Green River;

•	any of the liabilities assumed by Green River;

•	any losses resulting from Green River’s operation or ownership of the purchased systems or assets on and after the closing; and

•	any legal claim, judgment or investigation or enforcement related to Green River’s stated indemnities.

Purchaser’s Sources of Funds

As discussed above in “— General Structure of the Proposed Green River Transaction” beginning on page 36, Green River will pay the purchase price, minus the escrow holdback, by wiring the amount directly to NCP-Seven at closing. Green River has represented that it will have available on the closing date sufficient unrestricted funds to enable it to consummate the transaction. Green River will not be relying on any financing for the purchase price to be delivered at closing.

In the event that the alternative sale transaction is consummated instead, the purchase price will be financed.

Timing of Closing; Conditions to Completion of the Green River Transaction

The managing general partner anticipates that the Green River transaction will be consummated during the first quarter of 2008. However, the proposed sale is subject to the satisfaction of certain material closing conditions, including the following:

•	the Green River transaction must be approved by holders of a majority of the outstanding units of limited partnership interest of NCP-Seven;

•	there must be no action, suit or other proceeding pending or threatened to prevent or restrict the Green River transaction;

•	NCP-Seven shall have received a fairness opinion issued by Duff & Phelps regarding the sale of the assets in form and substance acceptable to NCP-Seven;

•	NCP-Seven must obtain consents from the FCC (with limited exceptions) and all franchising and other third party authorities;

•	the non-occurrence of any changes that would have a material adverse effect on the operations or financial conditions for the systems (other than those that affect the industry as a whole);

•	the purchase price will not have increased above the Purchase Price Ceiling or decreased below the Purchase Price Floor, excluding the effect of other adjustments; and

•	the discharge or removal of encumbrances specified in the Green River purchase agreement.

The proposed Green River transaction may not close if one or more of these conditions are not satisfied or waived, even if the proposed sale is approved by limited partners holding a majority of NCP-Seven’s units of limited partnership interest.

Termination Rights

The Green River purchase agreement provides for the termination of the proposed Green River transaction in the following circumstances:

•	by mutual consent of NCP Seven and Green River, if an action, suit or proceeding enjoins or prohibits the consummation of the sale, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant;

•	by Green River if any of the conditions to closing that are provided in the Green River purchase agreement for its benefit have not been fulfilled or waived, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant by Green River;

•	by NCP-Seven if any of the conditions to closing that are provided in the Green River purchase agreement for its benefit have not been met or fulfilled or waived, so long as such circumstance is not a result of a breach of warranty or nonfulfillment of a covenant by NCP-Seven;

•	by either NCP-Seven or Green River if the other party has not cured a material breach of its representations, warranties or covenants, such breach has not been waived and the terminating party is not concurrently in material breach of any of its representations, warranties or covenants; and

•	by either NCP-Seven or Green River if the conditions to closing have not been satisfied by March 31, 2008, so long as such failure to close is not attributable to a breach, action or inaction by the party seeking termination.

General Structure of the Alternative Sale Transaction

The terms and conditions of the alternative purchase agreement pursuant to which NCP-Seven would sell substantially all of its assets to Northland Communications Corporation, its managing general partner, or one or more of its affiliates are set forth as Exhibit C. This agreement incorporates by reference all of the representations, warranties, covenants, terms and conditions of the Green River purchase agreement, including the purchase price amount and purchase price adjustment provisions, indemnification provisions and related escrow arrangements, subject to the following additional conditions:

•	the rights and obligations under the alternative purchase agreement are only effective when Northland Communications Corporation and NCP-Seven execute the alternative purchase agreement in the event that the Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date; and

•	Northland Communications Corporation’s obligation to close the purchase of NCP-Seven’s assets pursuant to the terms of the alternative purchase agreement will be subject to the condition that Northland Communications Corporation shall have arranged for satisfactory financing; if such condition shall not have been met within 90 days of the expiration or termination of the Green River purchase agreement, Northland Communications Corporation has the right to terminate the alternative purchase agreement.

Distributions Upon Liquidation of the Partnership

Under the NCP-Seven partnership agreement, cash and any unsold assets of NCP-Seven are to be distributed upon liquidation and winding up of the partnership in the following order of priority:

•	first, pursuant to Article 16(d)(i) of the NCP-Seven partnership agreement, to the payment of all liabilities or obligations of NCP-Seven, including any obligations owed to its managing general partner or any of its affiliates;

•	second, pursuant to Article 16(d)(ii) of the NCP-Seven partnership agreement, to the setting up of reasonable reserves for any contingent liabilities or obligations of NCP-Seven or of its managing general partner arising out of or in connection with the partnership, to be held in escrow through a liquidating trust;

•	third, pursuant to Article 16(d)(iii) of the NCP-Seven partnership agreement, to the partners of NCP-Seven pro rata in the amount of their positive capital account balances, after adjustment in accordance with the terms of the NCP-Seven partnership agreement; and

•	fourth, pursuant to Article 16(d)(iv) of the NCP-Seven partnership agreement, the balance, if any, to be allocated 75% to its limited partners, 5% to the administrative general partner and 20% to the managing general partner.

Limited partners will participate in the distributions that are to be made to them in proportion to the number of units of limited partnership interest they hold.

Application of Net Cash Proceeds

NCP-Seven will apply NCP-Seven’s available cash to discharge unpaid NCP-Seven liabilities. The managing general partner has estimated the amount of NCP-Seven’s total liabilities on a pro forma basis, assuming that the sales had occurred as of June 30, 2007. See “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available from Liquidation” beginning on page 41. While NCP-Seven’s actual liabilities will differ from those set forth in the pro forma statement, the managing general partner does not anticipate that NCP-Seven’s actual liabilities, either at closing or thereafter, will be materially greater than those set forth in the pro forma statement.

The net cash proceeds will be applied to cover NCP-Seven’s expenses, whether or not such expenses are greater or less than those set forth in the pro forma statement before cash distributions are made to the general partners or the limited partners. The balance of the net sale proceeds will then be distributed to the general partners and limited partners in proportion to their rights under the NCP-Seven partnership agreement, as described above under “Distributions Upon Liquidation of the Partnership.” The amounts of these distributions are estimated to be in the range of those amounts as set forth under “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available From Liquidation” beginning on page 41.

The Managing General Partner’s Distribution

The aggregate estimated value of the managing general partner’s cash distributions, if either of the sale transactions is consummated as described in this proxy statement, was calculated using pro forma financial data as of June 30, 2007 based on the assumption that the proposed sales will close as contemplated. The value of the distribution to Northland Communications Corporation as managing general partner is estimated to be approximately $107,000. See “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Aggregate Cash Available Following Closing the Proposed Sales” beginning on page 42. Several variables could effect the actual value of the managing general partner’s interest in NCP-Seven, including purchase price adjustments at the closing of the proposed sales, or a post closing claim made against the escrow holdback.

Timing of Distributions to the General Partners and Limited Partners

As soon as is reasonably practicable after the closing of the proposed sales, NCP-Seven intends to distribute to the general partners and the limited partners their respective shares of the net cash proceeds then available, after discharging all known NCP-Seven liabilities. NCP-Seven expects these cash distributions to be made in one lump sum within 60 days of the closings.

Limited partners will receive a final distribution shortly after the expiration of the eighteen month escrow period to the extent that remaining holdback funds are distributed to NCP-Seven out of escrow.

See “Dissolution and Liquidation Consequences of the Proposed Sales — Projected Cash Available From Liquidation” beginning on page 41 for estimates of the amounts distributable to the limited partners if the proposed sales are closed. Considering this arrangement, limited partners should bear in mind that the pro forma statement includes projected expenses of $75,000 for unknown and contingent liabilities. The managing general partner considers this estimate to be reasonable, but such expenses and liabilities may exceed that amount.

DISSOLUTION AND LIQUIDATION CONSEQUENCES OF THE PROPOSED SALES

Dissolution Procedures

If either of the proposed sales closes as contemplated, the managing general partner will commence dissolution of NCP-Seven during the first half of 2008. NCP-Seven will continue to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 until it is dissolved. Upon its dissolution NCP-Seven will file a Certification and Notice of Termination on Form 15 with the Securities and Exchange Commission, and will thereafter no longer be subject to the Securities Exchange Act and will cease filing periodic reports with the Securities and Exchange Commission. NCP-Seven will have completed the dissolution process when it has discharged all known NCP-Seven liabilities, disposed of all NCP-Seven assets, other than NCP-Seven’s rights to the amounts to which it may be entitled out of the holdback escrow, and funded the liquidating trust to provide for estimated contingent liabilities and obligations of NCP-Seven. Following dissolution of the partnership, NCP-Seven will no longer provide its limited partners with annual, semiannual, or quarterly reports if either or both of the proposed sales are approved.

Projected Cash Available From Liquidation

The following tables set forth an estimate of the cash available for distribution to the limited partners if the proposed Green River transaction is closed. The tables provide estimates based on an initial $500 and $1,000 investment in NCP-Seven. They project cash distributions to limited partners from the proposed sales of $714 per $1,000 investment and rounded to $357 per $500 unit. If the alternative asset sale is entered into and consummated, the cash available for distribution to limited partners is expected to be substantially equivalent.

The estimates are computed on a pro forma basis and based upon a number of assumptions. The projected net cash available assumes that each proposed sale will close on June 30, 2007, and reflects payments of principal and interest on NCP-Seven indebtedness and certain accrued receipts and costs as of June 30, 2007. The current estimated total expenses in the proposed sales are approximately $928,500 (including transaction and proxy costs, and NCP-Seven administrative expenses), but such estimate does not include administrative costs of dissolving and winding up NCP-Seven. Although these expenses will vary depending on the timing and structure of the sales transactions, the expenses incurred would likely be equal to or greater than those set forth in the following tables. Other expenses, such as NCP-Seven administrative costs and miscellaneous costs, represent expenses that would be incurred by NCP-Seven regardless of the parties to or structure of a sale of NCP-Seven’s assets.

Pursuant to the terms of the Green River purchase agreement, $1,995,000 of the purchase price will be held in a third party escrow account, against which Green River may assert indemnification claims under the purchase agreement. At the end of the eighteen months, any funds remaining in escrow (net of any pending indemnification claims) will be released to NCP-Seven. NCP-Seven will promptly thereafter distribute the net proceeds from escrow to its partners. The projections set forth in the following tables assume that the hold back escrow will be distributed in full. See “Specific Terms of the Proposed Asset Sales — General Structure of the Proposed Sale to Green River” beginning on page 36 for more details.

The estimates set forth on the following tables are provided on a pro forma basis as of June 30, 2007, and are being provided for illustrative purposes only. The managing general partner currently anticipate closing the proposed Green River transaction in the first quarter of 2008. If the alternative sale transaction is entered into and consummated, the cash available for distribution to limited partners is expected to be substantially equivalent. Actual amounts will vary from the estimates included on the following tables. The amount of cash actually distributed to limited partners will also vary from these estimates. The amount of the variance will depend on a variety of factors, including, but not limited to, the actual date of closing, the possibility that the proposed sales may not close as anticipated, the results of operations of NCP-Seven prior to the close of the proposed sales, and the incurrence of unexpected liabilities. The amount of the variance could be significant.

Although the figures are presented on a pro forma basis as if the proposed sales occurred on June 30, 2007, the managing general partner does not anticipate that any events will occur between June 30, 2007 and the expected closing date of the Green River transaction that would materially affect the figures.

Projected Aggregate Cash Available Following the Closing of the Proposed Sales

Assuming the proposed Green River transaction closes as contemplated, projected cash available for distribution by NCP-Seven to its limited partners was estimated as of June 30, 2007 to equal the following:

Projections for Entirety of NCP-Seven:
Gross aggregate valuation for the proposed sales	$19,950,000
Adjustments to gross aggregate valuation:
Accounts receivable purchased	142,610
Current liabilities assumed(1)	(173,865)
Adjusted gross aggregate valuation for the proposed sales	19,918,745
Plus (less) partnership liabilities and other assets:
Other assets(2)	91,726
Cash on hand	936,783
Broker expenses	(399,000)
Transaction and proxy costs(3)	(399,500)
Partnership administrative costs(4)	(130,000)
Debt repayment to others(5)	(1,743,402)
Other costs; contingencies(6)	(75,000)

Projected net aggregate cash value for the proposed sales(7)(8)	18,200,352
Less projected value of distributions to the managing general partner(8)	(106,524)

Projected aggregate cash available for distribution to limited partners from the proposed sales(8)	$18,093,828

(1)	Includes advance subscriber payments and deposits.

(2)	Includes NCP-Seven’s (i) prepaid expenses of $57,747 plus (ii) intercompany receivables of $33,979 from the managing general partner and affiliates, all of which amounts were determined as of June 30, 2007.

(3)	Estimated costs of this proxy solicitation and closing of the proposed sales include legal fees and expenses of approximately $100,000, fees and costs associated with the issuance of a fairness opinion for the proposed sales of approximately $124,500, printing and mailing costs of approximately $150,000, and Securities and Exchange Commission filing fees and other expenses of approximately $25,000. NCP-Seven will be responsible for all of these costs. No significant auditing or solicitation costs are expected to be incurred in connection with the proposed sales.

(4)	General and administrative, accounting, legal, reporting and other costs have been estimated through the final distribution, which is assumed to occur eighteen months from the closing date. It is estimated that approximately $100,000 of this amount will be payable to the managing general partner for its services in the dissolution and winding up of NCP-Seven. Services provided by the managing general partner will include ongoing accounting and legal services as well as administrative and investor relations services during the dissolution and winding up of NCP-Seven. The amount to be paid to the managing general partner represents an estimate of the actual cost incurred by the managing general partner to provide these services to NCP-Seven.

(5)	Includes $84,068 owed to managing general partner.

(6)	This amount will be set aside to cover unknown and contingent liabilities that may exist after closing the proposed sales and will be held in the liquidating trust.

(7)	“Projected net aggregate cash value” includes the partners’ distributive share of cash.

(8)	The difference between “projected net aggregate cash value” and “projected aggregate cash available for distribution to limited partners” represents the projected value of the projected cash to be distributed to the managing general partner. This amount was calculated using the applicable formula found in Article 16(d) of the NCP-Seven partnership agreement. That formula applies to the calculation of the share of distributable proceeds to be paid to the general partners and limited partners upon dissolution of NCP-Seven.

Projected Distributions to Limited Partners Following Closing the Green River transaction

Assuming the Green River transaction closes as contemplated and the application of proceeds to pay outstanding debt obligations takes place, projected cash available for distribution by NCP-Seven per unit of limited partnership interest and per $1,000 investment is estimated to equal the following:

	Per $500 Unit of Limited	Per $1,000
	Partnership Interest	Investment

Limited partners’ capital account balance(1)	$153	$306
Allocation of gain to limited partners’ capital account balance pursuant to Article 16(c) of the NCP-Seven partnership agreement	212	425

Limited partners’ adjusted capital balance pursuant to Article 16(c) of the NCP-Seven partnership agreement	365	731
Projected cash distributions to limited partners pursuant to Article 16(d)(iii) of the NCP-Seven partnership agreement	364	729
Georgia nonresident tax paid on behalf of the limited partners(2)	(7)	(15)
Projected cash distributions to limited partners pursuant to Article 16(d)(iv) of the NCP-Seven partnership agreement(3)	—	—

Total projected cash distributions to limited partners(4)	$357	$714

(1)	Capital Account balance as of June 30, 2007 for limited partners. Accordingly, this capital account balance does not reflect any capital expenditure or cash flow that is subsequent to June 30, 2007.

(2)	NCP-Seven has operating assets in the state of Georgia. The state of Georgia imposes an income tax on the net income earned by nonresident partners from the property located in the state. NCP-Seven is required to compute and pay this tax on behalf of its limited partners. This tax will be paid on behalf of the limited partners out of the proceeds from the proposed sale that could otherwise be distributed directly to the limited partners. See “Special Factors of the Proposed Sales — Federal and State Income Tax Consequences of the Proposed Sales — State Income Tax Consideration” beginning on page 24 for a more detailed discussion of this state tax.

(3)	Based on estimates of projected aggregate cash available for distribution to limited partners upon dissolution, NCP-Seven expects that limited partners will not receive distributions pursuant Article 16(d)(iv) of the NCP-Seven partnership agreement.

(4)	Assumes no claims will be made against the $1,995,000 holdback escrow.

Assuming the proposed Green River transaction is not consummated by March 31, 2008, or such later date upon which NCP-Seven and Green River agree, or in the event that the Green River transaction is otherwise terminated prior to such date and the alternative sale transaction is entered into and consummated instead, cash available for distribution to NCP-Seven’s limited partners would be substantially similar as presented in the above table, except that such payment may be made up to 90 days later than would have been made otherwise.

If neither of the proposed sales of NCP-Seven’s assets is consummated in the first half of 2008 as planned, funds available for NCP-Seven to distribute to its partners may materially differ from the projections presented in the above table.

INFORMATION ABOUT NCP-SEVEN

General

NCP-Seven is a Washington limited partnership consisting of two general partners and approximately 2,555 limited partners and 49,656 units of limited partnership interest outstanding as of June 30, 2007. There is currently no established trading market for the units of limited partnership interest. Northland Communications Corporation, a Washington corporation, is the managing general partner of NCP-Seven. FN Equities Joint Venture, a California general partnership, is the administrative general partner of NCP-Seven. FN Equities Joint Venture has notified the managing general partner that it intends to withdraw as administrative general partner of NCP-Seven, which will become effective once written notice of this withdrawal is provided to the limited partners. Upon the effectiveness of this withdrawal, the managing general partner intends to assume the duties, responsibilities and authority previously granted to the administrative general partner without seeking a replacement administrative general partner.

The Managing General Partner

Northland Communications Corporation was formed in March 1981 and is principally involved in the ownership and management of cable television systems. Northland Communications Corporation currently manages the operations and is the general partner for cable television systems owned by two limited partnerships, and is the managing member of Northland Cable Networks, LLC, which also owns and operates cable television systems. Northland Communications Corporation is also the parent company of Northland Cable Properties, Inc., which was formed in February 1995 and is principally involved in direct ownership of cable television systems, and is the majority member and manager of Northland Cable Ventures, LLC. Northland Communications Corporation is a subsidiary of Northland Telecommunications Corporation (“NTC”). Other subsidiaries, direct and indirect, of NTC include:

•	NORTHLAND CABLE TELEVISION, INC. — formed in October 1985 and principally involved in the direct ownership of cable television systems.

•	NORTHLAND CABLE SERVICES CORPORATION — formed in August 1993 and principally involved in the support of computer software used in billing and financial record keeping for, and Internet services offered by, Northland Communications Corporation -affiliated cable systems. Also provides technical support associated with the build out and upgrade of Northland Communications Corporation affiliated cable systems. Sole shareholder of Cable Ad-Concepts, Inc.

•	CABLE AD-CONCEPTS, INC. — formed in November 1993 and principally involved in the sale, development and production of video commercial advertisements that are cablecast on Northland Communications Corporation -affiliated cable systems.

•	NORTHLAND MEDIA, INC. — formed in April 1995 as a holding company. Sole shareholder of Corsican Media, Inc.

NCP-Seven’s Business

NCP-Seven was formed on April 17, 1987 and began operations on September 1, 1987. NCP-Seven serves the communities and surrounding areas of Vidalia, Sandersville, Toccoa and Royston, Georgia. As of June 30, 2007, the total number of basic subscribers served by the Systems was 12,630, and NCP-Seven’s penetration rate (basic subscribers as a percentage of homes passed) was approximately 47%. NCP-Seven’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air broadcast network signals. Management believes that this factor combined with the existence of fewer entertainment alternatives than in large markets contributes to the percentage of the population subscribing to cable television.

On March 11, 2003, NCP-Seven sold the operating assets and franchise rights of its cable systems in and around Sequim and Camano Island, Washington. On June 30, 2005 and August 1, 2005, NCP-Seven sold the operating assets and franchise rights of its cable systems serving the communities of Bay City and Brenham,

Texas, respectively. The accompanying financial statements present the results of operations and the sales of the Sequim, Camano Island, Bay City and Brenham systems as discontinued operations.

NCP-Seven has 17 non-exclusive franchises to operate the Systems. These franchises, which will expire at various dates through 2014, have been granted by local and county authorities in the areas in which the Systems operate. Effective July 1, 2007, the Georgia General Assembly passed the Georgia Act. Under the Georgia Act, NCP-Seven can opt out of certain local franchise obligations and elect to be governed by a state franchise, as to all or part of its service areas in Georgia. In the alternative, NCP-Seven may continue to operate under its existing franchises through their stated term. While the franchises have defined lives based on the franchising agreement, renewals are routinely granted by the local franchising authority, or a cable provider can apply for a franchise through the state. Management is no longer obligated to seek a renewal from the local franchising authority, but expects local renewals will continue to be granted. Management currently expects to continue its operations under the existing franchise agreements for the foreseeable future and effects of obsolescence, competition and other factors are minimal. In addition, the level of maintenance expenditures required to obtain the future cash flows expected from the franchises is not material in relation to the carrying value of the franchises. This expectation is supported by management’s experience with NCP-Seven’s franchising authorities and the franchising authorities of NCP-Seven’s affiliates. Franchise fees are paid to the granting governmental authorities. These fees vary between 1% and 5% and are generally based on the respective gross revenues of the systems in a particular community. The franchises may be terminated for failure to comply with their respective conditions.

NCP-Seven’s revenues are derived primarily from monthly payments received from cable television subscribers. Subscribers are divided into three categories: basic subscribers, tier subscribers and premium subscribers. “Basic subscribers” are households that subscribe to the basic level of service, which generally provides access to all broadcast networks available on the system, including the four major television networks (ABC, NBC, CBS and Fox), PBS (the Public Broadcasting System) and certain satellite programming services, such as ESPN, CNN or The Discovery Channel. “Tier subscribers” are households that subscribe to an additional level of programming services the content of which varies from system to system. “Premium subscribers” are households that subscribe to one or more “pay channels” in addition to the basic service. These pay channels include services such as Showtime, Home Box Office, Cinemax or The Movie Channel.

In the past two years, NCP-Seven has made no cash distributions to holders of units of limited partnership interests. NCP-Seven is generally restricted from paying distributions (other than for expense allocations and payment of management fees) under its credit agreement with its lender.

NCP-Seven’s Operating Systems

NCP-Seven operates three groups of cable systems serving the communities of and areas surrounding Vidalia, Sandersville and Toccoa and Royston, Georgia. The following is a description of these operating groups.

Vidalia, GA:  Located approximately 15 miles south of Interstate 16, the city of Vidalia is in Toombs County and lies midway between Savannah and Macon. With a population of approximately 12,000, Vidalia is home of the Vidalia Sweet Onion and provides services and support for the surrounding agricultural and light manufacturing industries. Nearby Lyons, with a population of approximately 4,500 is the county seat of Toombs County. Certain information regarding the Vidalia, GA system as of December 31, 2006, is as follows:

Basic Subscribers	4,601
Expanded Basic Subscribers	2,872
Premium Subscribers	1,337
Digital Subscribers	514
Internet Subscribers	368
Estimated Homes Passed	10,812

Sandersville, GA:  Located midway between Augusta and Macon, Sandersville is the county seat of Washington County. Major employers with operations in the communities served by the Sandersville system include kaolin processors, transportation, both trucking and rail and a variety of light manufacturers. Certain information regarding the Sandersville, GA system as of December 31, 2006, is as follows:

Basic Subscribers	2,583
Expanded Basic Subscribers	1,635
Premium Subscribers	933
Digital Subscribers	66
Internet Subscribers	140
Estimated Homes Passed	4,599

Toccoa and Royston, GA:  The City of Toccoa is located in northeastern Georgia adjacent to the South Carolina border at the headwaters of Lake Hartwell. It is 81 miles northeast of Atlanta and 65 miles southwest of Greenville, South Carolina. Toccoa serves as the county seat of Stephens County and its economy is driven by the textile industry as well as agricultural products such as poultry, pulpwood and livestock.

Split between Hart and Franklin counties, Royston is located in northeastern Georgia approximately 60 miles north of Athens. The economy of Royston is primarily driven by manufacturing industries. Certain information regarding the Toccoa and Royston, Georgia systems as of December 31, 2006, is as follows:

Basic Subscribers	5,664
Expanded Basic Subscribers	3,887
Premium Subscribers	1,337
Digital Subscribers	406
Internet Subscribers	654
Estimated Homes Passed	11,249

NCP-Seven’s Employees

NCP-Seven had 24 employees as of December 31, 2006.  Management of these systems is handled through offices located in the towns of Vidalia, Sandersville, Toccoa and Royston, Georgia. Pursuant to the NCP-Seven partnership agreement, NCP-Seven reimburses the Managing General Partner for time spent by the Managing General Partner’s accounting staff on Partnership accounting and bookkeeping matters.

NCP-Seven’s Customers

The business of NCP-Seven is not dependent on a single customer or a few customers, so the loss of any one or more customers would not have a material adverse effect on its business. No customer accounts for 10% or more of revenues. No material portion of NCP-Seven’s business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of any governmental unit, except that franchise agreements may be terminated or modified by the local franchising authorities. See “— Applicable Regulations and Legislation.”

NCP-Seven’s Seasonality

NCP-Seven’s cable television business is generally not seasonal.

NCP-Seven’s Competition

NCP-Seven’s video service currently experiences competition from several sources, including broadcast television, cable overbuilds, satellite services, motion pictures, home video recorders, and the Internet. NCP-Seven’s internet and phone service currently experiences competition from several sources, including land line and cellular phone companies, and internet access providers.

Applicable Regulations and Legislation

Summary

The following summary addresses the key regulatory developments and legislation affecting NCP-Seven and its systems. Other applicable existing federal legislation and regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements are currently the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals. Resulting development could change, in varying degrees, the manner in which NCP-Seven must operate. There can be no assurance that the final form of regulation will not have a material adverse impact on NCP-Seven’s operations.

Cable Rate Regulation

The cable industry has operated under a federal rate regulation regime for more than a decade. The regulations currently restrict the prices that cable systems charge for the minimum level of video programming service, referred to as “basic service”, and associated equipment. All other cable offerings are now universally exempt from rate regulation. Although basic rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation. Many of NCP-Seven’s local franchising authorities have not certified to regulate basic cable rates, but they retain the right to do so (and order rate reductions and refunds), except in those specific communities facing “effective competition,” as defined under federal law. With increased Direct Broadcast Satellite (“DBS”) competition, it is increasingly likely that some of NCP-Seven’s systems will satisfy the effective competition standard.

There have been frequent calls to impose expanded rate regulation on the cable industry. Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming. For example, there has been considerable legislative and regulatory interest in requiring cable companies to offer programming on an a la carte basis or at least to offer a separately available child-friendly “Family Tier”. Programming services have historically been bundled into programming packages containing a variety of programming services. Any constraints on this practice could adversely affect the Partnership’s operations.

Federal rate regulations generally require cable operators to allow subscribers to purchase premium or pay-per-view services without the necessity of subscribing to any tier of service, other than the basic service tier. As Northland attempts to respond to a changing marketplace with competitive pricing practices, such as targeted promotions and discounts, NCP-Seven may face additional legal restraints and challenges that impede NCP-Seven’s ability to compete.

Must Carry/Retransmission Consent

There are two alternative legal methods for carriage of local broadcast television stations on cable systems. Federal law currently includes “must carry” regulations, which require cable systems to carry certain local broadcast television stations that the cable operator would not select voluntarily. Alternatively, federal law includes “retransmission consent” regulations, by which popular commercial broadcast television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Either option has a potentially adverse effect on NCP-Seven’s business. On three-year cycles, the next cycle commencing January 1, 2008, each broadcast station must elect within specific time windows, to be either “must carry” or “retransmission consent” status. Failing to do so, results in the broadcast station being deemed “must carry” by default.

The burden associated with must carry will increase significantly in the upcoming retransmission election cycle. Cable systems will be required to simultaneously carry both the analog and digital signals of each television station (dual carriage), as the broadcast industry transitions from an analog to a digital format. Further, cable systems will be required to carry a limited number of multiple program streams included within a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with the Partnership’s preferred use of limited channel capacity and limit its ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in 2005 confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision has been appealed. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations. The President has signed into law legislation establishing February 2009 as the deadline to complete the broadcast transition to digital spectrum and to reclaim analog spectrum. Cable operators may need to take additional operational steps at that time to ensure that customers not otherwise equipped to receive digital programming retain access to broadcast programming.

Access Channels

Local franchise agreements, and more recently, state franchise legislation, often require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. Increased activity in this area could further burden the channel capacity of NCP-Seven’s cable systems.

Access to Programming

The Communications Act and the FCC’s “program access” rules generally prevent satellite video programmers affiliated with cable operators from favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such programmers to offer exclusive programming arrangements to cable operators. The FCC has extended the exclusivity restrictions through October 2012. Given the heightened competition and media consolidation that Northland faces, it is possible that Northland will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact NCP-Seven’s business.

Ownership Restrictions

Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises. Through a series of legislative, regulatory, and judicial actions, most of these restrictions recently were eliminated or substantially relaxed. For example, historic restrictions on local exchange carriers offering cable service within their telephone service area, as well as those prohibiting broadcast stations from owning cable systems within their broadcast service area, no longer exist. Changes in this regulatory area, including some still subject to review, could alter the business landscape in which NCP-Seven operates, as formidable new competitors (including electric utilities, local exchange carriers, and broadcast/media companies) may increasingly choose to offer cable or cable related services.

Internet Service

Over the past several years, proposals have been advanced at the FCC and Congress that would require a cable operator offering Internet service to provide non-discriminatory access to its network to competing Internet service providers. In a 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC classification of cable-provided Internet service as an “information service” making it less likely that any non-discriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) would be imposed on the cable industry by local, state or federal authorities.

Notwithstanding Brand X, the FCC issued a non-binding policy statement in 2005 establishing four basic principles that the FCC says will inform its ongoing policymaking activities regarding broadband-related Internet services. Those principles state that consumers are entitled to access the lawful Internet content of their choice, consumers are entitled to run applications and services of their choice, subject to the needs of law enforcement, consumers are entitled to connect their choice of legal devices that do not harm the network, and consumers are entitled to competition among network providers, application and service providers and content providers. There have been increasing calls to mandate “network neutrality” requirements on all high-speed Internet providers and various legislative proposals are being considered. For example, there could be regulations imposed on broadband network owners that would limit NCP-Seven’s ability to charge content owners whose services require a large amount of network capacity. At this time, however, it is unclear what, if any, network neutrality regulations Congress or the FCC might impose on Northland’s Internet service, and what, if any, impact, such regulations might have on the Partnership’s business. In addition, while it is unlikely the FCC will regulate Internet service to the extent it regulates cable or telecommunications services, broadband providers are obligated to accommodate law enforcement wiretaps and the FCC is considering expanding other regulatory requirements such as consumer protection and universal service obligations to broadband providers.

As the Internet has matured, it has become the subject of increasing regulatory interest. Congress and federal regulators have adopted a wide range of measures directly or potentially affecting Internet use, including, for example, consumer privacy, copyright protections (which afford copyright owners certain rights against us that could adversely affect the Partnership’s relationship with a customer accused of violating copyright laws), defamation liability, taxation, obscenity, and unsolicited commercial e-mail. State and local governmental organizations have also adopted Internet-related regulations. These various governmental jurisdictions are also considering additional regulations in these and other areas, such as pricing, service and product quality, and intellectual property ownership. The adoption of new Internet regulations or the adaptation of existing laws to the Internet could adversely affect NCP-Seven’s business.

Phone Service

The 1996 Telecom Act, which amended the Communications Act, created a more favorable regulatory environment for us to provide telecommunications services. In particular, it limited the regulatory role of local franchising authorities. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, Northland’s primary telecommunications competitors and Northland’s own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC has concluded that alternative voice technologies, like certain types of “voice over internet protocol” (“VoIP”), should be regulated only at the federal level, rather than by individual states. A legal challenge to that FCC decision is pending. While the FCC’s decision appears to be a positive development for VoIP offerings, it is unclear whether and how the FCC will apply certain types of common carrier regulations, such as intercarrier compensation to alternative voice technology. The FCC has already determined that providers of phone services using Internet Protocol technology must comply with traditional 911 emergency service obligations (“E911”), make universal service fund contributions, and it has extended requirements for accommodating law enforcement wiretaps to such providers. The FCC decision regarding 911 emergency services implementation has caused Northland to slow its implementation of VoIP services to its various systems. It is unclear how these regulatory matters ultimately will be resolved and how they will further affect NCP-Seven’s expansion into phone service.

Pole Attachments

The Communications Act requires most utilities to provide cable systems with access to poles and conduits and simultaneously subjects the rates charged for this access to either federal or state regulation. The Act specifies that significantly higher rates apply if the cable plant is providing telecommunications service, as well as traditional cable service. The FCC has clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access and VoIP services. It remains possible that the underlying pole attachment formula, or its application to Internet and telecommunications offerings, will be modified in a manner that substantially increases NCP-Seven’s pole attachment costs.

Cable Equipment

The FCC has undertaken several steps to promote competition in the delivery of cable equipment and compatibility with new digital technology. The FCC has expressly ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions (which would remain in the operator’s exclusive control) would be unbundled from the basic converter functions, which could then be provided by third party vendors. The first phase of implementation has already passed. Effective July 1, 2007, cable operators could no longer put into service digital set-top terminals with integrated security that had not previously been placed in service.

The FCC has adopted rules implementing an agreement between major cable operators and manufacturers of consumer electronics on “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support to customer owned digital televisions and similar devices equipped with built-in set-top terminal functionality.

The FCC is conducting additional related rulemakings, and the cable and consumer electronics industries are currently negotiating an agreement that would establish additional specifications for two-way digital televisions. Congress is also considering companion “broadcast flag” legislation to provide copy protection for digital broadcast signals. It is unclear how this process will develop and how it will affect NCP-Seven’s offering of cable equipment and NCP-Seven’s relationship with its customers.

Other Communications Act Provisions and FCC Regulatory Matters

In addition to the Communications Act provisions and FCC regulations noted above, there are other statutory provisions and FCC regulations affecting the Partnership’s business. The Communications Act and the FCC regulate, for example, and among other things, (1) cable-specific privacy obligations; (2) equal employment opportunity obligations; (3) customer service standards; (4) technical service standards; (5) mandatory blackouts of certain network, syndicated and sports programming; (6) requirements and restrictions regarding political advertising; (7) requirements and restrictions regarding advertising in children’s programming; (8) requirements and restrictions regarding origination cablecasting; (9) requirements and restrictions regarding carriage of lottery programming; (10) sponsorship identification obligations; (11) closed captioning of video programming; (12) licensing of systems and facilities; (13) maintenance of public files; and (14) emergency alert systems.

It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and Northland cannot predict at this time how that might impact NCP-Seven’s business. For example, there have been recent discussions about imposing “indecency” restrictions directly on cable programming.

Copyright

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect Northland’s ability to obtain desired broadcast programming. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals.

Copyright clearances for non-broadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for use of copyrighted materials in locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and Northland cannot predict with certainty whether license fee disputes may arise in the future.

Franchise Matters

Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in exchange for the right to cross public rights-of-way. Cable franchises generally are granted for fixed terms and in many cases include penalties for noncompliance including a right of termination for material violations.

The specific terms and conditions of cable franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, and customer service standards. A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal protections. For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal. Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a local franchising authority’s consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.

Numerous legislative proposals have been periodically introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising and transform the established regulatory framework for incumbent cable systems and potential competitors. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in a number of states, and many others have bills pending. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors, including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises and the potential for new entrants to serve only the higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of the benefits of new legislation, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether any such impediments should be preempted, and has passed general guidelines regarding cable franchise renewal standards. At this time, NCP-Seven is not able to determine what impact such proceeding may have on it.

Legal Proceedings

In March 2005, Northland Communications Corporation filed a complaint against one of its programming networks seeking a declaration that a December 2004 contract between Northland Communications Corporation and the programmer was an enforceable contract related to rates Northland Communications Corporation would pay for its programming and damages for breach of that contract. The programmer counter-claimed, alleging copyright infringement and breach of contract.

On September 14, 2006 Northland Communications Corporation and the programmer entered into a settlement agreement, which we sometimes refer to as the “settlement agreement”, under which, (i) the parties mutually released each other from and against all claims, (ii) the parties agreed to dismiss the lawsuit, and (iii) the parties set forth the definitive terms of carriage of the programmers’ services for the period commencing December 1, 2004, through December 31, 2007.

In addition, under the terms of the settlement agreement, Northland Communications Corporation made payment in full of all license fees from all Northland Communications Corporation affiliates, including NCP-Seven, for the period of December 1, 2004, through July 31, 2006, all of which had been previously accrued. In addition, Northland Communications Corporation agreed to pay to the programmer, in four installments, a Supplemental License fee, approximately $120,000, or 9.5%, of which will be remitted by NCP-7. NCP-Seven recorded a charge of $81,000 in expense associated with this supplemental license fee during 2006, which has been classified as programming expense. The remaining $39,000 will be recorded on a pro rata basis over the remaining contract period. The unpaid total balance by all Northland Communications Corporation entities relative to this Supplemental License Fee was $500,000 as of December 31, 2006. Based on Management’s analysis all Northland Communications Corporation affiliates, including NCP-Seven has adequate liquidity to meet the remaining Supplemental License Fee obligation without impairing its ability to meet its future obligations in the ordinary course of business and payment of this obligation will not result in the violation of any financial covenant under its loan agreement. NCP-Seven incurred approximately $35,000 in legal fees associated this litigation, which has been recorded as general and administrative expenses in the accompanying financial statements.

NCP-Seven may be party to other ordinary and routine litigation proceedings that are incidental to NCP-Seven’s business. The managing general partner believes that the outcome of such legal proceedings will not, individually or in the aggregate, have a material adverse effect on NCP-Seven, its financial conditions, prospects or debt service abilities.

NCP-Seven’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

The managing general partner is not recommending the proposed sales due to insufficient working capital or declining results of operations. NCP-Seven has generated sufficient operating income to service its debt and achieve certain levels of cash distributions to limited partners in prior years.

Results of Operations — Six Months Ended June 30, 2007 and 2006

Total basic subscribers attributable to continuing operations decreased from 12,848 as of December 31, 2006 to 12,630 as of June 30, 2007. The loss in subscribers is a result of several factors including competition from DBS providers, availability of off-air signals in NCP-Seven’s markets and regional and local economic conditions. To reverse this customer trend, NCP-Seven is increasing its customer retention efforts and its emphasis on bundling its video and data products.

Revenue from continuing operations totaled $4,429,557 for the six months ended June 30, 2007, an increase of approximately 3% from $4,288,367 for the six months ended June 30, 2006. Revenues from continuing operations for the six months ended June 30, 2007 were comprised of the following sources:

•	$3,482,144 (79%) from basic and expanded services,

•	$261,776 (6%) from premium services

•	$34,567 (1%) from digital services

•	$331,654 (7%) from high speed Internet services

•	$108,331 (2%) from advertising

•	$86,878 (2%) from late fees

•	$124,207 (3%) from other sources.

Average monthly revenue per subscriber increased $4.22 or approximately 8% from $53.16 for six months ended June 30, 2006 to $57.38 for the six months ended June 30, 2007. This increase is attributable to rate increases implemented throughout NCP-Seven’s systems during the first quarter of 2007, and increased penetration of new products, specifically, high-speed Internet services. These increases in average monthly revenue per subscriber were offset by a decrease in total subscribers from 13,300 as of June 30, 2006 to 12,630 as of June 30, 2007.

Operating expenses, excluding general and administrative, programming, and depreciation expenses, attributable to continuing operations totaled $404,999 for the six months ended June 30, 2007, representing an increase of approximately 4% from $390,301 for the six months ended June 30, 2006. This increase is primarily attributable to increases in system utility and vehicle operating costs in certain of NCP-Seven’s systems, offset by a decrease in overtime salaries. Employee wages, which represent the primary component of operating expenses, are reviewed annually, and in most cases, increased based on cost of living adjustments and other factors. Therefore, assuming the number of operating and regional employees remains constant, management expects increases in operating expenses in the future.

General and administrative expenses attributable to continuing operations totaled $1,166,884 for the six months ended June 30, 2007, representing a decrease of approximately 3% from $1,200,862 for the same period in 2006. This decrease is primarily attributable to a reduction in legal expenses as a result of the settlement of litigation with one of NCP-Seven’s programmers in September 2006.

Programming expenses attributable to continuing operations totaled $1,589,039 for the six months ended June 30, 2007, an increase of 10% from $1,439,281 for the six months ended June 30, 2006. This increase is partially attributable to the recognition of approximately $20,000 in additional programming expense during 2007 associated with settlement of litigation with one of NCP-Seven’s programmers. The increase is also attributable to higher costs charged by various program suppliers, increased costs associated with high-speed Internet services, offset by decreased subscribers from 13,300 as of June 30, 2006 to 12,630 as of June 30, 2007. Rate increases from program suppliers, as well as new fees due to the launch of additional channels and high-speed Internet services, will contribute to the trend of increased programming costs in the future, assuming that the number of subscribers remains constant.

Depreciation expense allocated to continuing operations decreased approximately 5%, from $762,659 for the six months ended June 30, 2006 to $722,321 for the six months ended June 30, 2007. This decrease is attributable to certain assets becoming fully depreciated, offset by depreciation of recent purchases related to the upgrade of plant and equipment.

Interest expense and amortization of loan fees allocated to continuing operations decreased approximately 63% from $191,939 for the six months ended June 30, 2006 to $71,932 for the six months ended June 30, 2007. Lower average outstanding indebtedness, as a result of required principal repayments, was partly offset by higher interest rates in 2007 compared to 2006.

Results of Operations — Three Months Ended June 30, 2007 and 2006

Total basic subscribers decreased from 13,057 as of March 31, 2007 to 12,630 as of June 30, 2007. The loss in subscribers is a result of several factors including competition from Direct Broadcast Satellite (DBS) providers, availability of off-air signals in NCP-Seven’s markets and regional and local economic conditions. To reverse this customer trend, NCP-Seven is increasing its customer retention efforts and its emphasis on bundling its video and data products.

Revenue totaled $2,233,538 for the three months ended June 30, 2007, an increase of approximately 3% from $2,170,931 for the three months ended June 30, 2006. Revenues from continuing operations for the three months ended June 30, 2007 were comprised of the following sources:

•	$1,755,555 (79%) from basic and expanded services,

•	$132,367 (6%) from premium services

•	$15,457 (1%) from digital services

•	$176,790 (8%) from high speed Internet services

•	$53,729 (2%) from advertising

•	$43,324 (2%) from late fees

•	$56,316 (2%) from other sources.

Average monthly revenue per subscriber increased $4.33 or approximately 8% from $54.09 for three months ended June 30, 2006 to $58.42 for the three months ended June 30, 2007. This increase is attributable to rate increases implemented throughout NCP-Seven’s systems during the first quarter of 2007, and increased penetration of new products, specifically, high-speed Internet services. These increases in average monthly revenue per subscriber were offset by a decrease in total subscribers from 13,300 as of June 30, 2006 to 12,630 as of June 30, 2007.

Operating expenses, excluding general and administrative, programming, and depreciation expenses, totaled $202,823 for the three months ended June 30, 2007, representing an increase of approximately 4% from $193,915 for the three months ended June 30, 2006. This increase is primarily attributable to increases in system utility and vehicle operating costs in certain of NCP-Seven’s systems, offset by a decrease in overtime salaries.

General and administrative expenses totaled $598,298 for the three months ended June 30, 2007, representing a decrease of approximately 3% from $618,595 for the same period in 2006. This decrease is primarily attributable to a reduction in legal expenses as a result of the settlement of litigation with one of NCP-Seven’s programmers in September 2006.

Programming expenses totaled $797,032 for the three months ended June 30, 2007, an increase of 10% from $723,492 for the three months ended June 30, 2006. This increase is partially attributable to the recognition of approximately $10,000 in additional programming expense during 2007 associated with settlement of litigation with one of NCP-Seven’s programmers. The increase is also attributable to higher costs charged by various program suppliers, increased costs associated with high-speed Internet services, offset by decreased subscribers from 13,300 as of June 30, 2006 to 12,630 as of June 30, 2007.

Depreciation expense decreased approximately 1%, from $367,903 for the three months ended June 30, 2006 to $363,625 for the three months ended June 30, 2007. This decrease is attributable to certain assets becoming fully depreciated, offset by depreciation of recent purchases related to the upgrade of plant and equipment.

Interest expense and amortization of loan fees decreased approximately 66% from $96,894 for the three months ended June 30, 2006 to $32,823 for the three months ended June 30, 2007. Lower average outstanding indebtedness, as a result of required principal repayments, was partly offset by higher interest rates in 2007 compared to 2006.

Results of Operations for Years Ended 2006 and 2005

Total basic subscribers attributable to continuing operations decreased from 13,391 as of December 31, 2005 to 12,848 as of December 31, 2006. The loss in subscribers is a result of several factors including competition from DBS providers, availability of off-air signals in NCP-Seven’s markets and regional and local economic conditions. In its efforts to reverse this customer trend, NCP-Seven is increasing its customer retention efforts and its emphasis on bundling its video and data products.

Revenue from continuing operations totaled $8,576,460 for the year ended December 31, 2006, increasing 3% from $8,366,133 for the year ended December 31, 2005. Revenues from continuing operations for the year ended December 31, 2006 were comprised of the following sources:

•	$6,813,186 (79%) from basic services,

•	$522,802 (6%) from premium services

•	$83,741 (1%) from digital services

•	$421,489 (5%) from high speed Internet services

•	$342,165 (4%) from advertising

•	$177,428 (2%) from late fees

•	$215,649 (3%) from other sources.

Average monthly revenue per subscriber increased $3.48 or approximately 7% from $50.69 for year ended December 31, 2005 to $54.17 for the year ended December 31, 2006. This increase is attributable to rate increases implemented throughout NCP-Seven’s systems during the second quarter of 2006 and increased penetration of new products, specifically, high-speed Internet services, and increased advertising revenue. This increase was partially offset by the aforementioned decrease in subscribers.

The following table displays historical average rate information for various services offered by NCP-Seven’s systems (amounts per subscriber per month):

	2006	2005	2004	2003	2002

Basic Rate	$38.25	$37.00	$35.50	$32.50	$30.50
Expanded Basic Rate	7.00	7.50	9.25	10.75	10.35
HBO Rate	11.50	11.50	12.25	10.25	9.50
Cinemax Rate	9.00	9.00	9.40	8.50	7.50
Showtime Rate	11.00	10.25	10.25	10.50	9.00
Encore Rate	3.25	2.75	2.25	2.25	2.00
Starz Rate	5.25	5.25	4.50	3.00	3.50
Digital Rate (Incremental)	9.00	12.00	16.50	9.50	9.50
Internet Rate	36.00	35.00	35.00	—	—

Operating expenses, excluding general and administrative and programming expenses, attributable to continuing operations totaled $812,682 for the year ended December 31, 2006, representing a decrease of approximately 2% from $831,395 for the year ended December 31, 2005. This decrease is primarily attributable to decrease in employee salary and benefit costs due to a decrease in the number of operating employees, and decreased system maintenance costs offset by an increase in system utility costs. Employee wages, which represent the primary component of operating expenses, are reviewed annually and, in most cases, increased based on cost of living adjustments and other factors. Therefore, assuming the number of operating and regional employees remains constant, management expects increases in operating expenses in the future.

General and administrative expenses attributable to continuing operations totaled $2,365,486 for the year ended December 31, 2006, representing an increase of approximately 7% from $2,199,450 for the same period in 2005. This increase is primarily attributable to an increase in revenue based fees, such as franchise and management fees, and increased accounting services and audit fees.

Programming expenses attributable to continuing operations totaled $2,972,784 for the year ended December 31, 2006, an increase of 11% from $2,688,255 for the year ended December 31, 2005. This increase is partially attributable to the recognition of $81,000 in additional programming expense associated with settlement of litigation with one of NCP-Seven’s programmers. The increase is also attributable to higher costs charged by various program suppliers, increased costs associated with high-speed Internet services, offset by decreased subscribers from 13,391 as of December 31, 2005 to 12,848 as of December 31, 2006. Rate increases from program suppliers, as well as new fees due to the launch of additional channels and high-speed Internet services, will contribute to the trend of increased programming costs in the future, assuming that the number of subscribers remains constant.

Depreciation and amortization expense allocated to continuing operations decreased approximately 6%, from $1,587,491 in 2005 to $1,483,636 in 2006. This decrease is attributable to certain assets becoming fully depreciated, offset by depreciation of recent purchases related to the upgrade of plant and equipment.

Interest expense and amortization of loan fees allocated to continuing operations increased approximately 4% from $354,263 in 2005 to $367,715 in 2006. This increase is primarily attributable to higher interest rates in 2006 compared to 2005, offset by lower average outstanding indebtedness during 2006 as a result of required principal repayments.

In 2006, NCP-Seven generated income from continuing operations of $578,371 compared to $748,531 in 2005. NCP-Seven has generated positive operating income in each of the three years ended December 31, 2006, and management anticipates that this trend will continue.

Results of Operation for Years Ended 2005 and 2004

Total basic subscribers attributable to continuing operations decreased from 14,121 as of December 31, 2004 to 13,391 as of December 31, 2005. The loss in subscribers is a result of several factors including competition from DBS providers, availability of off-air signals in NCP-Seven’s markets and regional and local economic conditions. In its efforts to reverse this customer trend, NCP-Seven is increasing its customer retention efforts and its emphasis on bundling its video and data products.

Revenue from continuing operations totaled $8,366,133 for the year ended December 31, 2005, decreasing 3% from $8,638,009 for the year ended December 31, 2004. Revenues from continuing operations for the year ended December 31, 2005 were comprised of the following sources:

•	$6,859,507 (83%) from basic services

•	$511,678 (6%) from premium services

•	$95,570 (1%) from digital services

•	$200,812 (2%) from high speed Internet services

•	$275,917 (3%) from advertising

•	$171,313 (2%) from late fees

•	$251,336 (3%) from other sources.

Average monthly revenue per subscriber increased $1.31 or approximately 3% from $49.38 for year ended December 31, 2004 to $50.69 for the year ended December 31, 2005. This increase is attributable to rate increases implemented throughout NCP-Seven’s systems during the second quarter of 2005 and increased penetration of new products, specifically, high-speed Internet services, and increased advertising revenue. This increase was partially offset by the aforementioned decrease in subscribers.

Operating expenses, excluding general and administrative and programming expenses, attributable to continuing operations totaled $831,395 for the year ended December 31, 2005, representing an increase of approximately 4% from $797,500 for the year ended December 31, 2004. This increase is primarily attributable to increases in employee salary and benefit costs, and increases in pole rental, vehicle and system utility costs in certain of NCP-Seven’s systems.

General and administrative expenses attributable to continuing operations totaled $2,199,450 for the year ended December 31, 2005, representing a decrease of approximately 1% from $2,232,441 for the same period in 2004. This decrease is primarily attributable to a decrease in revenue based fees, such as franchise and management fees, offset by an increase in legal, salary and benefit costs.

Programming expenses attributable to continuing operations totaled $2,688,255 for the year ended December 31, 2005, an increase of 1% from $2,651,617 for the year ended December 31, 2004. Higher costs charged by various program suppliers and increased costs associated with high-speed Internet services were offset by decreased subscribers.

Depreciation and amortization expense allocated to continuing operations increased approximately 4%, from $1,529,666 in 2004 to $1,587,491 in 2005. This increase is attributable to depreciation of recent purchases related to the upgrade of plant and equipment, offset by certain assets becoming fully depreciated or amortized.

Interest expense and amortization of loan fees allocated to continuing operations decreased approximately 13% from $408,641 in 2004 to $354,263 in 2005. This decrease is primarily attributable to lower average outstanding indebtedness during 2005 as a result of required principal repayments, offset by higher interest rates in 2005 compared to 2004.

In accordance with EITF 87-24, “Allocation of Interest to Discontinued Operations”, NCP-Seven allocated interest expense to discontinued operations using the historic weighted average interest rate applicable to NCP-Seven’s existing credit facility (the “refinanced credit facility”) and approximately $14,207,000 in principal payments, which were applied to the refinanced credit facility as a result of the sale of the Brenham and Bay City systems.

Liquidity and Capital Resources

NCP-Seven’s primary source of liquidity is cash flow provided by operations. NCP-Seven generates cash through the monthly billing of subscribers for cable and other services. Losses from uncollectible accounts have not been material. Based on management’s analysis, NCP-Seven’s cash flow from operations and cash on hand will be sufficient to cover future operating costs, debt service, planned capital expenditures and working capital needs over the next twelve-month period.

Net cash provided by operating activities totaled $1,208,461 for the six months ended June 30, 2007. Adjustments to the $537,244 net income for the period to reconcile to net cash provided by operating activities consisted primarily of depreciation of $722,321, loan fee amortization of $19,119, offset by changes in other operating assets and liabilities of $8,408 and gain from discontinued operations of $59,928.

Net cash provided by investing activities totaled $612,787 for the six months ended June 30, 2007 and consisted primarily of $985,955 in holdback proceeds from sale of the Bay City, TX system offset by $378,815 in capital expenditures.

Net cash used in financing activities for the six months ended June 30, 2007 consisted of $1,208,706 in principal payments that were made under the amended term loan agreement.

Notes Payable

In March of 2005, NCP-Seven agreed to certain terms and conditions with its existing lender, CIT Lending Services Corporation, and amended its credit agreement. The terms of the amendments modify the principal repayment schedule, the interest rate margins and various covenants (described below), and allowed NCP-Seven to retain $300,000 of the proceeds from the sale of the Brenham, TX system, to be used for capital spending purposes. NCP-Seven capitalized $137,062 of fees, which were paid to the lender in connection with these transactions. The term loan is collateralized by a first lien position on all present and future assets of NCP-Seven and matures March 31, 2009.

The interest rate per annum applicable to NCP-Seven’s Refinanced Credit Facility is a fluctuating rate of interest measured by reference to either: (i) the U.S. dollar prime commercial lending rate announced by the lender (Base Rate), plus a borrowing margin; or (ii) the London interbank offered rate (LIBOR), plus a borrowing margin. Under the amendment to the term loan agreement, the applicable borrowing margins vary, based on NCP-Seven’s leverage ratio, from 2.75% to 3.50% for Base Rate loans and from 3.75% to 4.50% for LIBOR loans.

Annual maturities of the note payable after June 30, 2007, are as follows:

2007	224,672
2008	534,892
2009	128,406

$887,970

Under the terms of the amended loan agreement, NCP-Seven has agreed to restrictive covenants which require the maintenance of certain ratios, including a Maximum Total Leverage Ratio of not more than 2.25 to 1.00, a Minimum Interest Coverage Ratio of not less than 3.50 to 1.00, a Minimum Total Debt Service Coverage Ratio of not less than 1.10 to 1.00, and a Maximum Capital Expenditures limitation of not more than $2,500,000. As of June 30, 2007, NCP-Seven was in compliance with the terms of the loan agreement.

As of June 30, 2007, the balance under the Refinanced Credit Facility is $887,970 at a LIBOR based interest rate of 9.11%. This interest rate expires during the third quarter of 2007, at which time, new rates will be established.

Obligations and Commitments

In addition to working capital needs for ongoing operations, NCP-Seven has capital requirements for annual maturities related to the Refinanced Credit Facility and required minimum operating lease payments. The following table summarizes NCP-Seven’s contractual obligations as of June 30, 2007:

	Payments Due By Period
		Less
		than 1	1 - 3	3 - 5	More than
	Total	Year	Years	years	5 Years

Notes payable	$887,970	$492,118	$395,852	—	—
Minimum operating lease payments	26,868	11,940	14,928	—	—

Total	$914,838	$504,058	$410,780

(a)	These contractual obligations do not include accounts payable and accrued liabilities, which are expected to be paid.

(b)	NCP-Seven also rents utility poles in its operations. Amounts due under these agreements are not included in the above minimum operating lease payments amounts as, generally, pole rentals are cancelable on short notice. NCP-Seven does however anticipate that such rentals will recur.

(c)	Note that obligations related to NCP-Seven’s notes payable exclude interest expense.

Capital Expenditures

During the first six months of 2007, NCP-Seven incurred $378,815 in capital expenditures. These expenditures include quality assurance projects to maintain the plant in Vidalia, Sandersville, Toccoa and Royston, GA systems.

Management has estimated that NCP-Seven will spend approximately $500,000 on capital expenditures during the remainder of 2007. The major planned expenditure involves a fiber interconnect of the Royston system to the Toccoa headend.

System Sales

On March 11, 2003, NCP-Seven sold the operating assets and franchise rights of its Washington Systems. The Washington Systems were sold at a price of approximately $20,340,000 of which NCP-Seven received approximately $19,280,000 at closing. Substantially all of the proceeds were used to pay down amounts outstanding under NCP-Seven’s credit agreement. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $1,060,000 was to be held in escrow and released to NCP-Seven one year from the closing of the transaction, subject to general representations and warranties. In March of 2004, NCP-Seven received notice from the buyer of the Washington Systems of certain claims, which were made under the holdback agreement provisions of the purchase and sale agreement. Approximately $412,000 of the original escrow proceeds remained in escrow until such claims were resolved. The escrow proceeds in excess of the claims were released to NCP-Seven in March 2004.

On August 26, 2005, NCP-Seven and Northland Cable Television, Inc. (NCTV), a related party affiliate, settled their ongoing litigation with the buyer (Buyer) of the Washington Systems. Buyer had asserted various claims against NCP-Seven and NCTV and withheld sales proceeds of $411,600 and $433,200, respectively from each selling company. As a result of the settlement Buyer received $390,000 of the aggregate retained sales proceeds. Of this amount, $283,200 was allocated to the NCP-Seven sales transaction and has been reflected in discontinued operations as a loss from the sale of the systems in NCP-Seven’s statement of operations. NCP-Seven also recorded $35,736 in legal fees in connection with the settlement of this litigation.

NCP-Seven does not expect that the settlement of these claims, or the write off of the amounts remitted to the buyer of the Washington Systems, will have any further implication on NCP-Seven’s financial statements.

On June 30, 2005, NCP-Seven completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Bay City, Texas to McDonald Investment Company, Inc., an unaffiliated third party. The Bay City system was sold at a price of approximately $9,345,000 of which NCP-Seven received approximately $8,449,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $935,000 of the original proceeds was to be held in escrow and released to NCP-Seven eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. In January of 2007, NCP-Seven received approximately $926,000 of this amount after adjusting for post closing items. NCP-Seven recorded a gain from the sale of the Bay City System of approximately $7,122,000. In January of 2007, NCP-Seven received $984,034 in holdback proceeds, including interest of approximately $58,000, from the buyer of the Bay City, Texas system. Historically, the net amounts received by the Northland entities have approximated the principal amounts of the holdback. NCP-Seven’s policy is to recognize the final escrow settlement amount at the time of collection since ultimate collectibility is not reasonably assured until such time. All of these proceeds were used to pay down amounts outstanding under the term loan agreement.

On August 1, 2005, NCP-Seven completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Brenham, Texas to Cequel III Communications I, LLC, an unaffiliated third party. The Brenham system was sold at a price of approximately $7,572,000 of which NCP-Seven received approximately $6,638,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $850,000 was held in escrow and was released to NCP-Seven eighteen months from the closing of the transaction in December of 2006. Under the terms of an amendment to the term loan agreement, executed in August of 2005, NCP-Seven was allowed to retain $300,000 of the initial proceeds for capital spending purposes. The initial proceeds, less $300,000 retained for capital spending purposes, and the holdback proceeds were used to pay down amounts outstanding under the term loan agreement. NCP-Seven recorded a gain from the sale of the Brenham system of approximately $5,266,000.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on NCP-Seven’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following critical accounting policies require a more significant amount of management judgment than other accounting policies NCP-Seven employs.

Revenue Recognition

Cable television and broadband service revenue, including service and maintenance, is recognized in the month service is provided to customers. Advance payments on cable services to be rendered are recorded as subscriber prepayments. Revenues resulting from the sale of local spot advertising are recognized when the related advertisements or commercials appear before the public.

Property and Equipment

Property and equipment are recorded at cost. Costs of additions and substantial improvements, which include materials, labor, and other indirect costs associated with the construction of cable transmission and distribution facilities, are capitalized. Indirect costs include employee salaries and benefits, travel and other costs. These costs are estimated based on historical information and analysis. NCP-Seven performs evaluations of these estimates as warranted by events or changes in circumstances.

In accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies,” NCP-Seven also capitalizes costs associated with initial customer installations. The costs of disconnecting service or reconnecting service to previously installed locations is expensed in the period incurred. Costs for repairs and maintenance are also charged to operating expense, while equipment replacements, including the replacement of drops, are capitalized.

On July 5, 2007, NCP-Seven executed a purchase and sale agreement to sell the operating assets and franchise rights of its remaining cable systems serving the communities of Vidalia, Sandersville, Toccoa and Royston, Georgia to Green River Media and Communications, LLC, an unaffiliated third party. The transaction is expected to close by the end of March 2008, and is subject to customary closing conditions and the approval of a majority in interest of NCP-Seven’s limited partners. Closing of this transaction would result in the liquidation of NCP-Seven. As limited partners’ approval is required prior to the closing of the transaction, management does not have the authority to approve the sale of these assets, which precludes such assets to be classified as “held for sale,” as defined in Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Intangible Assets

In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” NCP-Seven does not amortize goodwill or any other intangible assets determined to have indefinite lives. NCP-Seven has determined that its franchises meet the definition of indefinite lived assets. NCP-Seven tests these assets for impairment on an annual basis during the fourth quarter, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of the assets below its carrying value.

The managing general partner believes the franchises have indefinite lives because the franchises are expected to be used by NCP-Seven for the foreseeable future as determined based on an analysis of all pertinent factors, including changes in legal, regulatory or contractual provisions and effects of obsolescence, demand and competition. In addition, the level of maintenance expenditures required to obtain the future cash flows expected from the franchises is not material in relation to the carrying value of the franchises. While the franchises have defined lives based on the franchising authority, renewals are routinely granted, and the managing general partner expects them to continue to be granted. This expectation is supported by the managing general partner’s experience with NCP-Seven’s franchising authorities and the franchising authorities of NCP-Seven’s affiliates.

Economic Conditions

Historically, the effects of inflation have been considered in determining to what extent rates will be increased for various services provided. It is expected that the future rate of inflation will continue to be a significant variable in determining rates charged for services provided, subject to the provisions of the 1996 Telecom Act. Because of the deregulatory nature of the 1996 Telecom Act, NCP-Seven does not expect the future rate of inflation to have a material adverse impact on operations.

Transactions with the Managing General Partner and Affiliates

Management Fees

The managing general partner receives a fee for managing NCP-Seven equal to 5% of the gross revenues of NCP-Seven, excluding revenues from the sale of cable television systems or franchises. Management fees charged to continuing operations by the managing general partner were $428,643, $418,214, and $431,900 for 2006, 2005, and 2004, respectively. Management fees charged to discontinued operations by the managing general partner were $137,300, and $261,913 in 2005 and 2004, respectively. Management fees are included as a component of general and administrative expenses in the accompanying statements of operations.

Reimbursements

The managing general partner provides or causes to be provided certain centralized services to NCP-Seven and other affiliated entities. The managing general partner is entitled to reimbursement from NCP-Seven for various expenses incurred by it or its affiliates on behalf of NCP-Seven allocable to its management of NCP-Seven, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.

The amounts billed to NCP-Seven are based on costs incurred by the managing general partner in rendering the services. The costs of certain services are charged directly to NCP-Seven, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to NCP-Seven and affiliates based upon relative size and revenue. The managing general partner believes that the methods used to allocate costs to NCP-Seven are reasonable. Amounts charged to continuing operations for these services were $535,609, $549,815, and $538,664 for 2006, 2005, and 2004, respectively. Amounts charged to discontinued operations for these services were $136,945, and $272,943 in 2005 and 2004, respectively.

NCP-Seven has entered into operating management agreements with certain affiliates managed by the managing general partner. Under the terms of these agreements, NCP-Seven or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. NCP-Seven’s continuing operations paid $21,881 in 2006, and received $1,350 and $55 under the terms of these agreements during 2006, 2005, and 2004, respectively. NCP-Seven’s discontinued operations include $76,400 and $135,463 of costs received under the terms of these agreements during 2005, and 2004, respectively.

Northland Cable Service Corporation (“NCSC”), an affiliate of the managing general partner, was formed to provide billing system support to cable systems owned and managed by the managing general partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems. In 2006, 2005, and 2004, NCP-Seven’s continuing operations include $104,798, $80,376, and $132,872, respectively, for these services. Of this amount, $72,406 and $48,870 were capitalized in 2006 and 2005, respectively, related to the build out and upgrade of cable systems. NCP-Seven’s discontinued operations include $11,007 and $18,883 in 2005 and 2004, respectively, for these services. None of these amounts were capitalized. Cable Ad Concepts (“CAC”), a subsidiary of NCSC, has managed local advertising sales as well as billing for commercial advertisements to be cablecast on certain of NCP-Seven’s cable systems. Prior to 2004, NCP-Seven recorded gross advertising revenues and related expenses on its statement of operations. Beginning in 2004, NCP-Seven and CAC modified their agreement such that CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to NCP-Seven, which are recorded as net advertising revenues. Recently, NCP-Seven terminated its relationship with CAC in regards to advertising sales on certain of its systems and engaged an unrelated third party for such advertising sales activities.

Certain Business Relationships

John E. Iverson, a Director and Secretary of the managing general partner, is a member of the law firm of Ryan, Swanson & Cleveland, PLLC, which has rendered, and is expected to continue to render, legal services to the managing general partner and NCP-Seven.

Selected Quarterly Financial Data

The selected data presented below for the six-month period ended June 30, 2007 and the three-month period ended March 31, 2007, are derived from the unaudited Consolidated Financial Statements of NCP-Seven that are included elsewhere in this proxy statement.

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2007	2006	2006	2006	2006

SUMMARY OF OPERATIONS:
Service revenues	$2,233,538	$2,196,019	$2,137,568	$2,150,525	$2,170,931	$2,117,436
Operating income (loss)	272,445	275,756	229,642	215,118	266,754	227,967
Income (loss) from continuing operations	240,368	236,948	150,701	123,377	170,895	133,398
Income (loss) from discontinued operations(1)	—	59,928	—	—	—	—

Net income (loss)	$240,368	$296,876	$150,701	$123,377	$170,895	$133,398

Net income (loss) from continuing operations per unit of limited partner interest	$5	$5	$4	$2	$3	$3
Net income (loss) from discontinued operations per unit of limited partner interest	—	1	—	—	—	—

Net income (loss) per unit of limited partner interest	$5	$6	$4	$2	$3	$3

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005

SUMMARY OF OPERATIONS:
Service revenues	$2,068,010	$2,063,527	$2,121,584	$2,113,012
Operating income (loss)	239,320	225,822	297,736	337,361
Income (loss) from continuing operations	130,522	133,460	212,070	272,479
Income (loss) from discontinued operations(1)	(95,476)	4,591,603	7,174,896	(26,972)

Net income (loss)	$35,046	$4,725,063	$7,386,966	$245,507

Net income (loss) from continuing operations per unit of limited partner interest	$3	$3	$4	$5
Net income (loss) from discontinued operations per unit of limited partner interest	(2)	92	143	(1)

Net income (loss) per unit of limited partner interest	$1	$94	$147	$4

(1)	On March 11, 2003, June 30,2005, and August 1,2005, the partnership sold the operating assets and franchise rights of its Washington, Bay City and Brenham systems, respectively. The results of operations and the sales of these systems are presented as discontinued operations in this filing and the accompanying financial statements.

Management and Beneficial Ownership of NCP-Seven

Management of NCP-Seven

NCP-Seven is a Washington limited partnership with no directors or officers.

The managing general partner of NCP-Seven is Northland Communications Corporation, a Washington corporation. The administrative general partner of NCP-Seven is FN Equities Joint Venture, a California general partnership. The principal business of Northland Communications Corporation historically has been locating cable television systems, negotiating for their acquisition, forming limited partnerships to own the systems, arranging for the sale of limited partnership interests to investors, managing limited partnerships, including NCP-Seven, and liquidating partnership assets upon dissolution. Northland Communications Corporation is a wholly-owned subsidiary of Northland Telecommunications Corporation, a Washington corporation. The address and telephone number of the principal executive offices of each of Northland Communications Corporation and Northland Telecommunications Corporation is 101 Stewart Street, Suite 700, Seattle, Washington 98101, (206) 621-1351.

The sole partners of the administrative general partner are FN Equities, Inc., and FN Network Partners, Ltd., a California limited partnership. John S. Simmers is the sole owner of FN Equities, Inc. The principal business of each of the administrative general partner and FN Equities, Inc. is to provide administrative services as administrative general partner of cable television limited partnerships. FN Network Partners, Ltd. is an investment partnership. FN Equities Joint Venture has notified the managing general partner that it intends to withdraw as administrative general partner of NCP-Seven, which will become effective once written notice of this withdrawal is provided to the limited partners. Upon the effectiveness of this withdrawal, the managing general partner intends to assume the duties, responsibilities and authority previously granted to the administrative general partner without seeking a replacement administrative general partner. FN Equities is seeking to withdraw as the administrative general partner because its administrative general partner interest in NCP-Seven is its only asset and it desires to liquidate before the end of 2007. Even without withdrawing, pursuant to the NCP-Seven partnership agreement, the administrative general partner would not have expected to receive any cash proceeds in connection with the consummation of either the Green River transaction or the alternative sale transaction. As a result of the administrative general partner’s purely administrative responsibilities, the administrative partner does not recommend whether or not limited partners should approve the proposed sale transactions. The address and telephone number of the principal executive offices of each of the administrative general partner, FN Equities, Inc., FN Network Partners, Ltd. and John S. Simmers is 200 N. Sepulveda Blvd., Suite 1200, El Segundo, California 90245, (800) 879-8100.

Beneficial Ownership

Security ownership of management in NCP-Seven as of June 30, 2007 is as follows:

Amount and
Nature of
Beneficial
Name and Address of Beneficial Owner	Percent of Title of Class	Ownership

Northland Communications Corporation	General Partner’s Interest(1)	See(1)
101 Stewart Street, Suite 700
Seattle, WA 98101
FN Equities Joint Venture	General Partner’s Interest(2)	See(2)
200 N. Sepulveda Blvd. Suite 1200 El Segundo, CA 90245

(1)	Northland Communications Corporation has a 1% interest in the limited partnership, which increases to 20% interest in the limited partnership at such time as the limited partners have received 100% of their aggregate cash contributions plus a preferred return. The natural person who exercises voting and/or investment control over these interests is John S. Whetzell.

(2)	FN Equities Joint Venture has no interest (0%) in the limited partnership until such time as the limited partners have received 100% of their aggregate cash contributions plus a preferred return, at which time FN Equities Joint Venture will have a 5% interest in the limited partnership. The natural person who exercises voting and/or investment control over these interests is John S. Simmers. As of June 30, 2007, Mr. Simmers and his wife together own ten units of limited partnership interest.

Changes in Control

Northland Communications Corporation has pledged its ownership interest as managing general partner of the NCP-Seven to NCP-Seven’s lender as collateral pursuant to the terms of the revolving credit and term loan agreement.

FINANCIAL STATEMENTS

Included with this proxy statement, starting on the following page, are NCP-Seven’s unaudited financial statements for the six and three months ended as of June 30, 2007 and 2006 and audited balance sheets as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ capital (deficit), and cash flows for each of the years in the three-year period ended as of December 31, 2006. Financial statements for prior years and periods have previously been distributed to the limited partners on an ongoing basis.

If a limited partner desires any additional information regarding financial statements, please contact the managing general partner of NCP-Seven, Northland Communications Corporation.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

CONDENSED BALANCE SHEETS — (UNAUDITED)

	June 30,	December 31,
	2007	2006

ASSETS
Cash	$936,783	$324,241
Accounts receivable	186,328	174,855
Due from affiliates	33,979	60,334
Prepaid expenses	57,747	80,484
System sale receivable	—	926,027
Property and equipment, net of accumulated depreciation of $12,606,042 and $11,921,108, respectively	6,230,951	6,578,217
Franchise agreements, net of accumulated amortization of $9,995,974, respectively	9,606,966	9,606,966
Loan fees and other intangibles, net of accumulated amortization of $787,031 and $767,912, respectively	66,919	86,038

Total assets	$17,119,673	$17,837,162

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Accounts payable and accrued expenses	$771,364	$841,633
Due to Managing General Partner and affiliates	84,068	49,562
Deposits	21,555	16,665
Subscriber prepayments	152,310	167,464
Notes payable	887,970	2,096,676

Total liabilities	1,917,267	3,172,000

Partners’ capital (deficit):
General Partners:
Contributed capital, net	(25,367)	(25,367)
Accumulated deficit	(33,265)	(38,637)

	(58,632)	(64,004)

Limited Partners:
Contributed capital, net	18,554,382	18,554,382
Accumulated deficit	(3,293,344)	(3,825,216)

	15,261,038	14,729,166

Total partners’ capital	15,202,406	14,665,162

Total liabilities and partners’ capital	$17,119,673	$17,837,162

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF OPERATIONS — (UNAUDITED)

	For the Three Months Ended June 30,
	2007	2006

Service revenues	$2,233,538	$2,170,931
Expenses:
Cable system operations (including $25,945 and $46,940 to affiliates in 2007 and 2006, respectively), excluding depreciation and amortization shown below	202,823	193,915
General and administrative (including $218,002 and $219,882 to affiliates in 2007 and 2006, respectively)	598,298	618,595
Programming (including $2,181 and $1,272 to affiliates in 2007 and 2006, respectively)	797,032	723,492
Depreciation	363,625	367,903
(Gain) loss on disposal of assets	(685)	272

	1,961,093	1,904,177

Income from operations	272,445	266,754
Other income (expense):
Interest expense and amortization of loan fees	(32,823)	(96,894)
Interest income and other, net	746	1,035

	(32,077)	(95,859)

Net income	$240,368	$170,895

Allocation of net income:
General Partners	$2,404	$1,709

Limited Partners	$237,964	$169,186

Net income per unit of limited partnership interest (49,656 units):	$5	$3

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF OPERATIONS — (UNAUDITED)

	For the Six Months Ended
	June 30,
	2007	2006

Service revenues	$4,429,557	$4,288,367
Expenses:
Cable system operations (including $58,933 and $82,506 to affiliates in 2007 and 2006, respectively), excluding depreciation and amortization shown below	404,999	390,301
General and administrative (including $426,572 and $434,893 to affiliates in 2007 and 2006, respectively)	1,166,884	1,200,862
Programming (including $4,071 and $2,266 to affiliates in 2007 and 2006, respectively)	1,589,039	1,439,281
Depreciation	722,321	762,659
(Gain) loss on disposal of assets	(1,887)	544

	3,881,356	3,793,647

Income from operations	548,201	494,720
Other income (expense):
Interest expense and amortization of loan fees	(71,932)	(191,939)
Interest income and other, net	1,047	1,512

	(70,885)	(190,427)

Income from continuing operations	477,316	304,293

Income from discontinued operations (note 6)	59,928	—

Net income	$537,244	$304,293

Allocation of net income:
General Partners	$5,372	$3,043

Limited Partners	$531,872	$301,250

Income from continuing operations per unit of limited partnership interest (49,656 units):	$10	$6

Income from discontinued operations per unit of limited partnership interest (49,656 units):	$1	$—

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

CONDENSED STATEMENTS OF CASH FLOWS — (UNAUDITED)

	For the Six Months Ended
	June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$537,244	$304,293
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	722,321	762,659
Loan fee amortization	19,119	19,119
(Gain) loss on sale of assets	(1,887)	544
Gain from discontinued operations	(59,928)	—
(Increase) decrease in operating assets:
Accounts receivable	(11,473)	80,615
Due from affiliates	26,355	(357)
Prepaid expenses	22,737	(33,083)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(70,269)	(197,091)
Due to Managing General Partner and affiliates	34,506	13,761
Deposits	4,890	800
Subscriber prepayments	(15,154)	26,598

Net cash provided by operating activities	1,208,461	977,858

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(378,815)	(684,883)
Proceeds from sale of systems	985,955	—
Proceeds from the sale of assets	5,647	15,075

Net cash provided by (used in) investing activities	612,787	(669,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(1,208,706)	(469,967)

Net cash used in financing activities	(1,208,706)	(469,967)

INCREASE (DECREASE) IN CASH	612,542	(161,917)
CASH, beginning of period	324,241	877,365

CASH, end of period	$936,783	$715,448

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$30,358	$185,307

The accompanying notes are an integral part of these statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Basis of Presentation

These unaudited financial statements are being filed in conformity with Rule 10-01 of Regulation S-X regarding interim financial statement disclosure and do not contain all of the necessary footnote disclosures required for a full presentation of the balance sheets, statements of operations and statements of cash flows in conformity with accounting principles generally accepted in the United States of America. However, in the opinion of management, these statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly NCP-Seven’s financial position at June 30, 2007, its statements of operations for the six and three months ended June 30, 2007 and 2006, and its statements of cash flows for the six months ended June 30, 2007 and 2006. Results of operations for these periods are not necessarily indicative of results to be expected for the full year. These financial statements and notes should be read in conjunction with NCP-Seven’s Annual Report on Form 10-K for the year ended December 31, 2006.

On July 5, 2007, NCP-Seven executed a purchase and sale agreement to sell the operating assets and franchise rights of its remaining cable systems serving the communities of Vidalia, Sandersville, Toccoa and Royston, Georgia to Green River Media and Communications, LLC, an unaffiliated third party. The transaction is expected to close by the end of March 2008, and is subject to customary closing conditions and the approval of a majority in interest of NCP-Seven’s limited partners. Closing of this transaction would result in the liquidation of NCP-Seven.

(2)	Intangible Assets

In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” NCP-Seven does not amortize goodwill or any other intangible assets determined to have indefinite lives. NCP-Seven has determined that its franchises meet the definition of indefinite lived assets. NCP-Seven tests these assets for impairment on an annual basis during the fourth quarter, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

Loan fees are being amortized using the straight-line method, which approximates the effective interest rate method. Future amortization of loan fees is expected to be approximately as follows:

2007 (6 months)	$19,120
2008	38,240
2009	9,559

$66,919

(3)	Notes Payable

In March of 2005, NCP-Seven agreed to certain terms and conditions with its existing lender and amended its credit agreement. The terms of the amendments modify the principal repayment schedule, the interest rate margins and various covenants (described below), and allowed NCP-Seven to retain $300,000 of the proceeds from the sale of the Brenham, TX system, to be used for capital spending purposes. NCP-Seven capitalized $137,062 of fees, which were paid to the lender in connection with these transactions. The term loan is collateralized by a first lien position on all present and future assets of NCP-Seven and matures March 31, 2009.

The interest rate per annum applicable to NCP-Seven’s Refinanced Credit Facility is a fluctuating rate of interest measured by reference to either: (i) the U.S. dollar prime commercial lending rate announced by the lender (Base Rate), plus a borrowing margin; or (ii) the London interbank offered rate (LIBOR), plus a borrowing margin. Under the amendment to the term loan agreement, the applicable borrowing margins vary, based on NCP-Seven’s leverage ratio, from 2.75% to 3.50% for Base Rate loans and from 3.75% to 4.50% for LIBOR loans.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (CONTINUED)

Annual maturities of the note payable after June 30, 2007, are as follows:

2007	224,672
2008	534,892
2009	128,406

$887,970

Under the terms of the amended loan agreement, NCP-Seven has agreed to restrictive covenants which require the maintenance of certain ratios, including a Maximum Total Leverage Ratio of not more than 2.25 to 1.00, a Minimum Interest Coverage Ratio of not less than 3.50 to 1.00, a Minimum Total Debt Service Coverage Ratio of not less than 1.10 to 1.00, and a Maximum Capital Expenditures limitation of not more than $2,500,000. As of June 30, 2007, NCP-Seven was in compliance with the terms of the loan agreement.

As of the date of this filing, the balance under the Refinanced Credit Facility is $887,970 at a LIBOR based interest rate of 9.11%. This interest rate expires during the third quarter of 2007, at which time, new rates will be established.

(4)	Litigation

In March 2005, Northland filed a complaint against one of its programming networks seeking a declaration that a December 2004 contract between Northland and the programmer was an enforceable contract related to rates Northland would pay for its programming and damages for breach of that contract. The programmer counter-claimed, alleging copyright infringement and breach of contract.

On September 14, 2006 Northland and the programmer entered into a Settlement Agreement, under which, (i) the parties mutually released each other from and against all claims, (ii) the parties agreed to dismiss the lawsuit, and (iii) the parties set forth the definitive terms of carriage of the programmers services for the period commencing December 1, 2004, through December 31, 2007.

In addition, under the terms of the Settlement Agreement, Northland shall make payment in full of all license fees from all Northland affiliates, including NCP-7, for the period of December 1, 2004, through July 31, 2006, all of which have been previously accrued. In addition, Northland agreed to pay to the programmer, in four installments, a Supplemental License fee, approximately $120,000 of which will be allocated to NCP-7. NCP-Seven recorded a charge of approximately $81,000 in expense associated with this supplemental license fee for the period ended December 31, 2006, and a charge of approximately $20,000 and $10,000 in expense for the six and three months ended June 30, 2007, respectively, which has been classified as programming expense. The remaining $19,000 will be paid and recorded on a pro rata basis over the remaining contract period.

NCP-Seven is party to ordinary and routine litigation proceedings that are incidental to NCP-Seven’s business. Management believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on NCP-Seven, its financial statements, prospects or debt service abilities.

(5)	Potential Sale of Systems

On July 5, 2007, Northland Cable Properties Seven Limited Partnership executed a purchase and sale agreement to sell the operating assets and franchise rights of its remaining cable systems serving the communities of Vidalia, Sandersville and Toccoa and Royston, Georgia to Green River Media and Communications, LLC, an unaffiliated third party. The transaction is expected to close by the end of March 2008, and is subject to customary closing conditions and the approval of a majority in interest of NCP-Seven’s limited partners. Closing of this transaction would result in the liquidation of NCP-Seven. As limited partners approval is required prior to the closing of the transaction, management does not have the authority to approve the sale of these assets, which precludes such assets to be classified as “held for sale,” as defined in Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (CONTINUED)

The terms of the purchase and sale agreement included a sales price of $19,950,000, which may be adjusted based on subscription revenue generated prior to closing, and require that approximately ten percent of the gross proceeds be placed in escrow to secure compliance with representations and warranties, to be released to NCP-Seven eighteen months from the closing of the transaction. Net proceeds to be received upon closing will be used to pay all remaining liabilities of NCP-Seven, including transaction costs and amounts outstanding under NCP-Seven’s Refinanced Credit Facility (with a balance of $887,970 as of June 30, 2007) and to make liquidating distributions to the limited partners. Limited partners will receive a final distribution eighteen months from the closing date when the escrow proceeds are released.

(6)	Discontinued Operations

In January 2007, NCP-Seven received proceeds totaling $985,955 as the result of the sale of the Bay City, TX system in June 2005. Amounts totaling $59,928, which are in excess of the amounts recorded as a system sale receivable at December 31, 2006, have been reflected as results of discontinued operations in the accompanying financial statements for the six months ended June 30, 2007. These amounts are included in discontinued operations as they related to interest earned on amounts held in escrow for purposes of indemnification claims by the buyer pursuant to the terms of the purchase and sale agreement. The amounts were recorded during the first quarter of 2007 as they did not become fixed and determinable until the completion of the escrow period in January 2007.

KPMG LLP
Suite 900
801 Second Avenue
Seattle, WA 98104

Report of Independent Registered Public Accounting Firm

The Partners
Northland Cable Properties Seven Limited Partnership:

We have audited the accompanying balance sheets of Northland Cable Properties Seven Limited Partnership (a Washington limited partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ capital (deficit), and cash flows for each of the years in the three year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northland Cable Properties Seven Limited Partnership as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Seattle, Washington
March 30, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

NORTHLAND CABLE PROPERTIESSEVEN LIMITED PARTNERSHIP
Balance Sheets
December 31, 2006 and 2005

	2006	2005

ASSETS
Cash	$324,241	877,365
Accounts receivable, net	174,855	230,728
Due from affiliates	60,334	83,810
Prepaid expenses	80,484	74,950
System sale receivable	926,027	1,779,553
Investment in cable television properties:
Property and equipment	18,499,325	17,046,470
Less accumulated depreciation	(11,921,108)	(10,477,977)

	6,578,217	6,568,493
Franchise agreements (net of accumulated amortization of $9,995,974 in 2006 and 2005)	9,606,966	9,606,966

Total investment in cable television properties	16,185,183	16,175,459

Loan fees and other intangibles (net of accumulated amortization of $767,912 and $729,673 in 2006 and 2005, respectively)	86,038	124,277

Total assets	$17,837,162	19,346,142

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Liabilities:
Accounts payable and accrued expenses	$841,633	1,183,102
Due to Managing General Partner and affiliates	49,562	46,643
Deposits	16,665	16,335
Subscriber prepayments	167,464	184,811
Notes payable	2,096,676	3,827,998

Total liabilities	3,172,000	5,258,889

Commitments and contingencies
Partners’ capital (deficit):
General Partners:
Contributed capital	(25,367)	(25,367)
Accumulated deficit	(38,637)	(44,421)

	(64,004)	(69,788)

Limited Partners:
Contributed capital, net (49,656 units)	18,554,382	18,554,844
Accumulated deficit	(3,825,216)	(4,397,803)

	14,729,166	14,157,041

Total liabilities and partners’ capital (deficit)	$17,837,162	19,346,142

See accompanying notes to financial statements.

NORTHLAND CABLE PROPERTIESSEVEN LIMITED PARTNERSHIP

Statements of Operations
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004

Revenue	$8,576,460	8,366,133	8,638,009
Expenses:
Operating (including $146,758, $131,060, and $143,934, net, paid to affiliates in 2006, 2005, and 2004, respectively), excluding depreciation and amortization expense recorded below	812,682	831,395	797,500
General and administrative (including $866,384, $849,330, and $849,330, net, paid to affiliates in 2006, 2005, and 2004, respectively)	2,365,486	2,199,450	2,232,441
Programming (including $5,383, $2,605, and $2,440, net, paid to affiliates in 2006, 2005, and 2004, respectively)	2,972,784	2,688,255	2,651,617
Depreciation expense	1,483,636	1,587,491	1,529,666
Loss (gain) on disposal of assets	2,391	(40,697)	28,951

	7,636,979	7,265,894	7,240,175

Operating income	939,481	1,100,239	1,397,834
Other income (expense):
Interest expense and amortization of loan fees	(367,715)	(354,263)	(408,641)
Interest income and other, net	6,605	2,555	4,832

Income from continuing operations	578,371	748,531	994,025
Discontinued operations (note 11):
Income (loss) from operations of Brenham, Bay City and Washington Systems, net (including gain on sale systems of $12,547,285 in 2005)	—	11,644,051	(202,335)

Net income	$578,371	12,392,582	791,690

Allocation of net income:
General Partners	$5,784	123,926	7,917
Limited Partners	572,587	12,268,656	783,773
Net income per unit of limited partnership interest	12	247	16
Income from continuing operations per unit of limited partnership interest	12	15	20
Income (loss) from discontinued operations per limited
partnership unit	—	232	(4)

See accompanying notes to financial statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Statements of Changes in Partners’ Capital (Deficit)
Years Ended December 31, 2006, 2005, and 2004

	General	Limited
	Partners	Partners	Total

Balance, December 31, 2003	$(201,631)	1,285,344	1,083,713
Net income	7,917	783,773	791,690

Balance, December 31, 2004	(193,714)	2,069,117	1,875,403
Net income	123,926	12,268,656	12,392,582
Distribution declared to Limited Partners for income taxes	—	(180,732)	(180,732)

Balance, December 31, 2005	(69,788)	14,157,041	14,087,253
Net income	5,784	572,587	578,371
Distribution declared to Limited Partners for income taxes	—	(462)	(462)

Balance, December 31, 2006	$(64,004)	14,729,166	14,665,162

See accompanying notes to financial statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Statements of Cash Flows
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004

Cash flows from operating activities:
Net income	$578,371	12,392,582	791,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,483,636	1,663,369	2,197,582
Loan fee amortization	38,239	97,981	137,986
Loss (gain) on asset dispositions	2,391	(12,804,336)	28,951
Loss on extinguishment of debt	—	717,485	—
Other	—	—	41,218
Changes in certain assets and liabilities:
Accounts receivable	55,873	54,202	109,013
Prepaid expenses	(5,534)	44,977	(31,698)
Accounts payable and accrued expenses	(121,520)	(567,373)	105,680
Due to/from General Partner and affiliates	26,395	5,368	(27,086)
Deposits	330	2,674	2,642
Subscriber prepayments	(17,347)	(32,254)	(11,848)

Net cash provided by operating activities	2,040,834	1,574,675	3,344,130

Cash flows from investing activities:
Purchase of property and equipment	(1,603,621)	(1,340,443)	(1,518,294)
Proceeds from sale of systems	850,036	15,100,846	708,894
Insurance proceeds from fund maintained by affiliate	—	24,242	—
Proceeds from sale of assets	72,143	36,562	1,000

Net cash (used in) provided by investing activities	(681,442)	13,821,207	(808,400)

Cash flows from financing activities:
Principal payments on notes payable	(1,731,322)	(14,447,002)	(3,225,000)
Distribution on behalf of limited partners for tax purposes	(181,194)	—	—
Loan fees	—	(137,062)	(3,877)

Net cash used in financing activities	(1,912,516)	(14,584,064)	(3,228,877)

(Decrease) increase in cash	(553,124)	811,818	(693,147)
Cash, beginning of year	877,365	65,547	758,694

Cash, end of year	$324,241	877,365	65,547

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$385,951	1,146,412	1,302,671
Distribution declared to Limited Partners for income taxes	—	(180,732)	—

See accompanying notes to financial statements.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements
December 31, 2006 and 2005

(1)	Organization and Partners’ Interests

(a)	Formation and Business

Northland Cable Properties Seven Limited Partnership, a Washington limited partnership, was formed on April 17, 1987. NCP-Seven was formed to acquire, develop, and operate cable television systems. NCP-Seven began operations on September 1, 1987. NCP-Seven’s systems include a system serving four cities in or around Vidalia, Georgia; a system serving two cities in or around Sandersville, Georgia; and two systems serving several communities in and around Toccoa and Royston, Georgia. NCP-Seven has 17 nonexclusive franchises to operate the cable systems for periods, which will expire at various dates through 2014.

On March 11, 2003, NCP-Seven sold the operating assets and franchise rights of its cable systems in and around Sequim and Camano Island, Washington. On June 30, 2005 and August 1, 2005, NCP-Seven sold the operating assets and franchise rights of its cable systems serving the communities of Bay City and Brenham, Texas, respectively. The accompanying financial statements present the results of operations and the sales of the Sequim, Camano Island, Bay City and Brenham systems as discontinued operations.

Northland Communications Corporation is the General Partner of NCP-Seven. Certain affiliates of NCP-Seven also own and operate other cable television systems. In addition, Northland manages cable television systems for another limited partnership and an LLC for which it serves as General Partner and Managing Member, respectively.

FN Equities Joint Venture, a California joint venture, is the Administrative General Partner of NCP-Seven.

Collectively, the General Partner and the Administrative General Partner are referred to herein as the General Partners.

NCP-Seven is subject to certain risks as a cable television operator. These include competition from alternative technologies (e.g., satellite), requirements to renew its franchise agreements, availability of capital, and compliance with note payable covenants.

(b)	Contributed Capital, Commissions, and Offering Costs

The capitalization of NCP-Seven is set forth in the accompanying statements of changes in partners’ capital (deficit). No Limited Partner is obligated to make any additional contribution.

Northland contributed $1,000 to acquire its 1% interest in NCP-Seven.

Pursuant to the NCP-Seven partnership agreement, brokerage fees paid to an affiliate of the Administrative General Partner and other offering costs paid to the General Partner were recorded as a reduction of Limited Partners’ capital upon formation of NCP-Seven. The Administrative General Partner received a fee for providing certain administrative services to NCP-Seven.

(2)	Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(3)	Summary of Significant Accounting Policies

(a)	Acquisition of Cable Television Systems

Cable television system acquisitions are accounted for as purchase transactions and their cost is allocated to the estimated fair market value of net tangible assets acquired and identifiable intangible assets, including franchise agreements. Any excess is allocated to goodwill.

(b)	Accounts Receivable

Accounts receivable consist primarily of amounts due from customers for cable television or advertising services provided by NCP-Seven, and are net of an allowance for doubtful accounts of $12,500 and $10,900 at December 31, 2006 and 2005, respectively. Receivables are stated at net realizable value and are written-off when NCP-Seven deems specific customer invoices to be uncollectible.

(c)	Property and Equipment

Property and equipment are recorded at cost. Costs of additions and substantial improvements, which include materials, labor, and other indirect costs associated with the construction of cable transmission and distribution facilities, are capitalized. Indirect costs include employee salaries and benefits, travel, and other costs. These costs are estimated based on historical information and analysis. NCP-Seven performs evaluations of these estimates as warranted by events or changes in circumstances.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 51, Financial Reporting by Cable Television Companies, NCP-Seven also capitalizes costs associated with initial customer installations. The costs of disconnecting service or reconnecting service to previously installed locations are charged to operating expense in the period incurred. Costs for repairs and maintenance are also charged to operating expense, while equipment replacements, including the replacement of drops, are capitalized.

At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are included in the statements of operations.

Depreciation of property and equipment is calculated using the straight-line method over the following estimated service lives:

Buildings	20 years
Distribution plant	10 years
Other equipment	5-20 years

NCP-Seven evaluates the depreciation periods of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives.

NCP-Seven recorded depreciation expense within continuing operations of $1,483,636, $1,587,491, and $1,529,666 in 2006, 2005, and 2004, respectively, and depreciation expense within discontinued operations of $75,878, and $667,916 in 2005 and 2004, respectively.

In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheets.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(d)	Intangible Assets

Effective January 1, 2002, NCP-Seven adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 required that NCP-Seven cease amortization of goodwill and any other intangible assets determined to have indefinite lives, and established a new method of testing these assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value. NCP-Seven determined that its franchise agreements met the definition of indefinite lived assets due to the history of obtaining franchise renewals, among other considerations. Accordingly, amortization of these assets also ceased on December 31, 2001. NCP-Seven tested these intangibles for impairment during the fourth quarter of each year presented and determined that the fair value of the assets exceeded their carrying value. NCP-Seven determined that there are no conditions such as obsolescence, regulatory changes, changes in demand, competition, or other factors that would change their indefinite life determination. NCP-Seven will continue to test these assets for impairment annually, or more frequently as warranted by events or changes in circumstances.

(e)	Loan Fees

Loan fees are being amortized using the straight-line method, which approximates the effective interest method, over periods of five to six years (current weighted average remaining useful life of 2.25 years). NCP-Seven recorded loan fee amortization expense attributable to continuing operations of $38,238, $33,719, and $41,370 in 2006, 2005, and 2004, respectively as interest expense. Amortization expense attributable to discontinued operations was $64,262 and $96,616 in 2005 and 2004, respectively. Amortization of loan fees for each of the next five years and thereafter is expected to be as follows:

2007	$38,239
2008	38,239
2009	9,560

$86,038

(f)	Self Insurance

NCP-Seven began self-insuring for aerial and underground plant in 1996. Beginning in 1997, NCP-Seven began making quarterly contributions into an insurance fund maintained by an affiliate which covers all Northland entities and would defray a portion of any loss should NCP-Seven be faced with a significant uninsured loss. To the extent NCP-Seven’s losses exceed the fund’s balance, NCP-Seven would absorb any such loss. If NCP-Seven were to sustain a material uninsured loss, such reserves could be insufficient to fully fund such a loss. The cost of replacing such equipment and physical plant could have a material adverse effect on NCP-Seven, its financial condition, prospects and debt service ability.

Amounts paid to the affiliate, which maintains the fund for NCP-Seven and its affiliates, are expensed as incurred and are included in the statements of operations. To the extent a loss has been incurred related to risks that are self-insured, NCP-Seven records an expense for the amount of the loss, net of any amounts to be drawn from the fund. Management suspended contributions throughout 2002 based on its assessment that the current balance would be sufficient to meet potential claims. In 2006, 2005 and 2004, NCP-Seven was required to make contributions and was charged $18,418, $6,385 and $2,663, respectively, by the fund. As of December 31, 2006 and 2005 the fund (related to all Northland entities) had a balance of $215,124 and $202,270, respectively.

(g)	Revenue Recognition

Cable television and broadband service revenue, including service and maintenance, is recognized in the month service is provided to customers. Advance payments on services to be rendered are recorded as

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

subscriber prepayments. Revenues resulting from the sale of local spot advertising are recognized when the related advertisements or commercials appear before the public. Local spot advertising revenues earned in continuing operations were $342,165, $275,917, and $263,784 in 2006, 2005, and 2004, respectively, and local spot advertising revenues in discontinued operations were $319,653 and $567,755 in 2005, and 2004, respectively.

(h)	Advertising Costs

NCP-Seven expenses advertising costs as they are incurred. Advertising costs attributable to continuing operations were $242, $926, and $11,417 in 2006, 2005, and 2004, respectively, and advertising costs attributable to discontinued operations were $190,075 and $337,550 in 2005, and 2004, respectively.

(i)	Segment Information

NCP-Seven follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. NCP-Seven manages its business and makes operating decisions at the operating segment level. Following the operating segment aggregation criteria in SFAS No. 131, NCP-Seven reports business activities under a single reportable segment, telecommunications services. Additionally, all of its activities take place in the United States of America.

(j)	Concentration of Credit Risk

NCP-Seven is subject to concentrations of credit risk from cash investments on deposit at various financial institutions that at times exceed insured limits by the Federal Deposit Insurance Corporation. This exposes NCP-Seven to potential risk of loss in the event the institution becomes insolvent.

(k)	Fair Value of Financial Instruments

Financial instruments consist of cash and notes payable. The fair value of the notes payable approximates their carrying value because of their variable interest rates (note 8).

(4)	Income Allocation

All items of income, loss, deduction, and credit are allocated 99% to the limited partners and 1% to the general partners until the limited partners have received aggregate cash distributions in an amount equal to aggregate capital contributions as defined in the NCP-Seven partnership agreement. Thereafter, the general partners are allocated 25% and the limited partners are allocated 75% of partnership income and losses. Cash distributions from operations will be allocated in accordance with the net income and net loss percentages then in effect. Prior to the general partners receiving cash distributions from operations for any year, the Limited Partners must receive cash distributions in an amount equal to the lesser of (i) 50% of the limited partners’ allocable share of net income for such year or (ii) the federal income tax payable on the limited partners’ allocable share of net income using the then highest marginal federal income tax rate applicable to such net income. Any distributions other than from cash flow, such as from the sale or refinancing of a system or upon dissolution of NCP-Seven, will be determined according to contractual stipulations in the NCP-Seven partnership agreement.

The limited partners’ total initial contributions to capital were $24,893,000 ($500 per unit of limited partnership interest). As of December 31, 2006, $3,108,554 ($62.50 per unit of limited partnership interest) had been distributed to the limited partners, and NCP-Seven has repurchased $65,000 of units of limited partnership interest (130 units at $500 per unit).

(5)	Transactions with General Partner and Affiliates

(a)	Management Fees

The General Partner receives a fee for managing NCP-Seven equal to 5% of the gross revenues of NCP-Seven, excluding revenues from the sale of cable television systems or franchises. Management fees

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

charged to continuing operations by the General Partner were $428,643, $418,214, and $431,900 for 2006, 2005, and 2004, respectively. Management fees charged to discontinued operations by the General Partner were $137,300, and $261,913 in 2005 and 2004, respectively. Management fees are included as a component of general and administrative expenses in the accompanying statements of operations.

(b)	Reimbursements

The General Partner provides or causes to be provided certain centralized services to NCP-Seven and other affiliated entities. The General Partner is entitled to reimbursement from NCP-Seven for various expenses incurred by it or its affiliates on behalf of NCP-Seven allocable to its management of NCP-Seven, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.

The amounts billed to NCP-Seven are based on costs incurred by the General Partner in rendering the services. The costs of certain services are charged directly to NCP-Seven, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to NCP-Seven and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to NCP-Seven are reasonable. Amounts charged to continuing operations for these services were $535,609, $549,815, and $538,664 for 2006, 2005, and 2004, respectively. Amounts charged to discontinued operations for these services were $136,945, and $272,943 in 2005 and 2004, respectively.

NCP-Seven has entered into operating management agreements with certain affiliates managed by the General Partner. Under the terms of these agreements, NCP-Seven or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. NCP-Seven’s continuing operations paid $21,881 in 2006, and received $1,350 and $55 under the terms of these agreements during 2006, 2005, and 2004, respectively. NCP-Seven’s discontinued operations include $76,400 and $135,463 of costs received under the terms of these agreements during 2005, and 2004, respectively.

Northland Cable Service Corporation (NCSC), an affiliate of the General Partner, was formed to provide billing system support to cable systems owned and managed by the General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems. In 2006, 2005, and 2004, NCP-Seven’s continuing operations include $104,798, $80,376, and $132,872, respectively, for these services. Of this amount, $72,406 and $48,870 were capitalized in 2006 and 2005, respectively, related to the build out and upgrade of cable systems. NCP-Seven’s discontinued operations include $11,007 and $18,883 in 2005 and 2004, respectively, for these services. None of these amounts were capitalized. Cable Ad Concepts (CAC), a subsidiary of NCSC, manages the development of local advertising as well as billing for video commercial advertisements to be cablecast on Northland affiliated cable systems. Prior to 2004, NCP-Seven recorded gross advertising revenues and related expenses on its statement of operations. Beginning in 2004, NCP-Seven and CAC modified their agreement such that CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to NCP-Seven, which are recorded as net advertising revenues.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(c)	Due from Affiliates

The receivable from the affiliates consists of the following:

	December 31
	2006	2005

Reimbursable operating costs, net	$1,419	5,239
Other amounts due from affiliates, net	58,915	78,571

	$60,334	83,810

(d)	Due to General Partner and Affiliates

The payable to the General Partner and affiliates consists of the following:

	December 31
	2006	2005

Management fees	$(1,139)	(203)
Reimbursable operating costs, net	50,701	53,004
Other amounts due to (from) General Partner and affiliates, net	—	(6,158)

	$49,562	46,643

(6)	Property and Equipment

Property and equipment consists of the following:

	December 31
	2006	2005

Land and buildings	$627,654	627,654
Distribution plant	16,431,936	14,824,989
Other equipment	1,333,849	1,259,418
Leasehold improvements	23,009	6,331
Construction in progress	82,877	328,078

	18,499,325	17,046,470
Accumulated depreciation	(11,921,108)	(10,477,977)

Property and equipment, net of accumulated depreciation	$6,578,217	6,568,493

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(7)	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

	December 31
	2006	2005

Accounts payable	$52,547	189,484
Program license fees	324,184	439,053
Interest	1,061	57,535
Franchise fees	212,578	208,525
Pole rental	100,497	30,870
Payroll	30,322	36,289
Taxes	67,377	25,332
Copyright fees	12,931	10,872
Limited Partners tax liability	—	180,732
Other	40,136	4,410

	$841,633	1,183,102

(8)	Note Payable

In March and August of 2005, in anticipation of and as a result of the sale of the Brenham and Bay City systems, NCP-Seven amended the terms and conditions of its term loan agreement. The terms of the amendments modify the principal repayment schedule, the interest rate margins and various covenants (described below), and allowed NCP-Seven to retain $300,000 of the proceeds from the sale of the Brenham system, to be used for capital spending purposes. NCP-Seven capitalized $137,062 in loan fees, which were paid to the lender in connection with these transactions. The term loan is collateralized by a first lien position on all present and future assets of NCP-Seven and matures March 31, 2009.

The interest rate per annum applicable to NCP-Seven’s Refinanced Credit Facility is a fluctuating rate of interest measured by reference to either: (i) the U.S. dollar prime commercial lending rate announced by the lender (Base Rate), plus a borrowing margin; or (ii) the London interbank offered rate (LIBOR), plus a borrowing margin. Under the amendment to the term loan agreement, the applicable borrowing margins vary, based on NCP-Seven’s leverage ratio, from 2.75% to 3.50% for Base Rate loans and from 3.75% to 4.50% for LIBOR loans.

Because NCP-Seven prepaid the Refinanced Credit Facility in excess of $5,375,000 prior to the third anniversary of the closing of the refinancing transaction, NCP-Seven was required to pay a prepayment fee to the lender, as defined by the terms of the Refinanced Credit Facility. NCP-Seven paid approximately $125,000 as a result of the prepayment of the term loan with the Bay City proceeds, and paid approximately $93,000 upon remitting the Brenham sale proceeds.

As of December 31, 2006 and 2005, the balance of the Refinanced Credit Facility was $2,096,676 and $3,827,998, respectively. In January of 2007, NCP-Seven remitted an additional $984,034 upon receiving the holdback proceeds from the sale of the Bay City, TX system.

Annual maturities of the note payable after giving effect for the payment made in January of 2007 are as follows:

2007	$449,343
2008	534,893
2009	128,406

$1,112,642

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

The amendment executed in August of 2005 also further modified the covenants, which require NCP-Seven to comply with specified financial ratios, including maintenance, as tested on a quarterly basis going forward after effecting for the sale of the Brenham and Bay City systems, of: (A) a Maximum Total Leverage Ratio (the ratio of Funded Debt to Annualized EBITDA (as defined)) of not more than 2.25 to 1.00; (B) a Minimum Interest Coverage Ratio (the ratio of Annualized EBITDA (as defined) to aggregate Interest Expense for the immediately preceding four consecutive fiscal quarters) of not less than 2.50 to 1.00, increasing over time to 3.50 to 1.00; (C) a Minimum Total Debt Service Coverage Ratio (the ratio of Annualized EBITDA (as defined) to NCP-Seven’s debt service obligations for the following twelve months) of not less than 1.00 to 1.00, increasing over time to 1.10 to 1.00; and (D) Maximum Capital Expenditures of not more than $2,500,000. As of December 31, 2006, NCP-Seven was in compliance with the terms of the loan agreement.

(9)	Income Taxes

Income taxes have not been recorded in the accompanying financial statements because they are obligations of the partners. The federal and state income tax returns of NCP-Seven are prepared and filed by the General Partner.

The tax returns, the qualification of NCP-Seven as such for tax purposes, and the amount of distributable partnership income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes with respect to NCP-Seven’s qualification or in changes with respect to the income or loss, the tax liability of the partners would likely be changed accordingly.

As a result of the sales of the Brenham and Bay City systems, the Limited Partners were allocated taxable income in 2006. State income taxes to be paid by NCP-Seven on behalf of the Limited Partners have been recorded as a reduction of Limited Partner’s capital. There was no taxable income allocated to the Limited Partners in 2005 or 2004. Generally, subject to the allocation procedures discussed in the following paragraph, taxable income to the Limited Partners is different from that reported in the statement of operations principally due to the differences in depreciation and amortization expense allowed for tax purposes and the amounts recognized under accounting principles generally accepted in the United States of America. Historically, there were no other significant differences between taxable income and the net loss reported in the statements of operations.

The NCP-Seven partnership agreement provides that tax losses may not be allocated to the Limited Partners if such loss allocation would create a deficit in the Limited Partners’ Capital Account. Such excess losses are reallocated to the General Partner (Reallocated Limited Partner Losses). In subsequent years, 100% of NCP-Seven’s taxable income is allocated to the General Partner until the General Partner has been allocated taxable income in amounts equal to the Reallocated Limited Partner Losses.

Under current federal income tax laws, a partner’s allocated share of tax losses from a partnership is allowed as a deduction on his individual income tax return only to the extent of the partner’s adjusted basis in his partnership interest at the end of the tax year. Any excess losses over adjusted basis may be carried forward to future tax years and are allowed as deductions to the extent the partner has an increase in his adjusted basis in NCP-Seven through either an allocation of partnership income or additional capital contributions to NCP-Seven.

In addition, current tax law does not allow a taxpayer to use losses from a business activity in which he does not materially participate (a passive activity, e.g., a Limited Partner in a limited partnership) to offset other income such as salary, active business income, dividends, interest, royalties, and capital gains. However, such losses can be used to offset other income from passive activities. Disallowed losses can be carried forward indefinitely to offset future income from passive activities. Disallowed losses can be used in full when the taxpayer recognizes gain or loss upon the disposition of his entire interest in the passive activity.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(10)	Commitments and Contingencies

(a)	Lease Arrangements

NCP-Seven leases certain office facilities and other sites under leases accounted for as operating leases. Rental expense attributable to continuing operations, related to these leases was $26,972, $22,072, and $26,606 in 2006, 2005, and 2004, respectively. Rental expense attributable to discontinued operations related to these leases was $7,175 and $12,300 in 2005 and 2004, respectively. Minimum lease payments through the end of the lease terms are as follows:

2007	$11,940
2008	11,196
2009	9,330

$32,466

NCP-Seven also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but NCP-Seven anticipates that such rentals will recur. Rent expense incurred for pole rentals attributable to continuing operations for the years ended December 31, 2006, 2005, and 2004 was $169,940, $166,782, and $162,024, respectively. Rent expense incurred for pole rentals attributable to discontinued operations for the years ended December 31, 2005 and 2004 was $34,981, and $59,968, respectively.

(b)	Effects of Regulations

The operation of a cable system is extensively regulated at the federal, local, and, in some instances, state levels. The Cable Communications Policy Act of 1984, as amended, the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act), and the 1996 Telecommunications Act (the 1996 Telecom Act, and, collectively, the Cable Act) establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission has principal responsibility for implementing the policies of the Cable Act. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change.

Cable Rate Regulation  — Although the FCC established the rate regulatory scheme pursuant to the 1992 Cable Act, local municipalities, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable service called the basic service tier. The basic service tier typically contains local broadcast stations, public, educational, and government access channels and various entertainment and home shopping channels. Before a local franchising authority begins basic service rate regulation, it must certify to the FCC that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. In a particular effort to ease the regulatory burden on small cable systems, the FCC created special rate rules applicable for systems with fewer than 15,000 subscribers owned by an operator with fewer than 400,000 subscribers. The special rate rules allow for a simplified cost-of-service showing for basic service tier programming. All of Northland’s systems are eligible for these simplified cost-of-service rules, and have calculated rates in accordance with those rules.

Cable Entry into Internet — The U.S. Supreme Court recently ruled that cable television systems may deliver high-speed Internet access and remain within the protections of Section 703 of the Telecommunications Act of 1996 (the Pole Attachment Act). National Cable & Telecommunications Assoc. v. Gulf Power Co., Nos. 00-832 and 00-843, 534 U.S. (January 16, 2002). The Court reversed the Eleventh Circuit’s decision to the contrary and sustained the FCC decision that applied the Pole Attachment Act’s rate formula and other regulatory protections to cable television systems’ attachments over which commingled cable television and cable modem services are provided. The data services business, including Internet access, is largely unregulated at this time apart from federal, state and local laws and regulations applicable to businesses in general. Some federal, state, local and foreign governmental organizations are considering a number of

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

legislative and regulatory proposals which could include legislation with respect to Internet user privacy, infringement, pricing, quality of products and services and intellectual property ownership. It is uncertain how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. Additionally, some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. Northland expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. Additionally, the FCC is now considering a proposal to impose obligations on some or all providers of Internet access services to contribute to the cost of federal universal service programs, which could increase the cost of Internet access. Currently, Federal court rulings and FCC order provide that cable modem revenue be excluded from gross revenues for purposes of franchise fee calculations. Cable Modem Services have been classified as an “interstate information service,” which has historically meant that limited regulations apply to the provision of this service. However, there is likely to be continuing uncertainty about the classification and regulation of cable modem services.

Electric Utility Entry into Telecommunications and Cable Television — The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as “exempt telecommunications companies” and must apply to the FCC for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several of these utilities have been granted broad authority to engage in activities that could include the provision of video programming.

Must Carry and Retransmission Consent — The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between “must carry” status or “retransmission consent” status. Less popular stations typically elect must carry, which is the broadcast signal carriage rule that allows local commercial television broadcast stations to require a cable system to carry the station. Must carry requests can dilute the appeal of a cable system’s programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. More popular stations, such as those affiliated with a national network, typically elect retransmission consent, which is the broadcast signal carriage rule that allows local commercial television broadcast stations to negotiate terms (such as mandating carriage of an affiliated cable network or a digital broadcast signal) for granting permission to the cable operator to carry the stations. Retransmission consent demands may require substantial payments or other concessions. The FCC has an on-going administrative proceeding in which it has evaluated various proposals for mandatory carriage of digital television signals. In its initial decision the FCC, in part, (i) declined to order the carriage of both the analog and digital signals of television stations; (ii) determined that a television broadcast station licensee that is operating only on its authorized digital channel and/or that has surrendered its analog broadcast channel has mandatory cable carriage rights within the broadcaster’s local service area for only the “primary video” programming stream of the broadcaster’s digital broadcast channel and does not have the right to require the cable operator to carry multiple digital programming streams, commonly called “multicasting”. In February 2005, the FCC reaffirmed its earlier decision not to impose (i) a dual carriage regulation, and (ii) denial of any “multicast” requirement. The broadcast industry trade association and several broadcasters have announced that they will challenge the FCC’s ruling and will lobby Congress for favorable legislation. The FCC may evaluate additional modifications to its digital broadcast signal carriage requirements in the future. Northland cannot predict the ultimate outcome of this proceeding, or the impact any new carriage requirements may have on the operation of its cable systems. The President has signed into law legislation establishing February 2009 as the deadline to complete the broadcast transition to digital spectrum and to reclaim analog spectrum. Cable operators may need to take additional operational steps at that time to ensure that customers not otherwise equipped to receive digital programming, retain access to broadcast programming.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

Access Channels — Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions, and maximum rates a cable operator may charge for commercial leased access use.

Access to Programming — The Communications Act and the FCC’s “program access” rules generally prevent satellite video programmers affiliated with cable operators from favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such programmers to offer exclusive programming arrangements to cable operators. The FCC has extended the exclusivity restrictions through October 2007. Given the heightened competition and media consolidation, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact our business.

Copyright — Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals. Copyright clearances for nonbroadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

State and Local Regulation — Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional or renew existing franchises.

Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions. The specific terms and conditions of franchises vary materially among jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. Several of the states in which Northland conducts business have centralized the jurisdiction over franchising with state governmental agencies, rather than with municipalities. Several other states are also considering regulating cable franchises at the state governmental level. The effect of such legislation is to simplify and expedite entrance of new competitive providers of video, data and voice services into the market. Northland anticipate that this trend towards simplified entrance into the market will continue. Although state and local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system’s gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements, such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Historically, most franchises have been renewed and transfer consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

Phone Service — The 1996 Telecom Act, which amended the Communications Act, created a more favorable regulatory environment for us to provide telecommunications services. In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that we could

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

interconnect with other telephone companies to provide a viable service. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors and our own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC has concluded that alternative voice technologies, like certain types of VoIP, should be regulated only at the federal level, rather than by individual states. A legal challenge to that FCC decision is pending. While the FCC’s decision appears to be a positive development for VoIP offerings, it is unclear whether and how the FCC will apply certain types of common carrier regulations, such as intercarrier compensation and universal service obligations to alternative voice technology. The FCC has already determined that providers of phone services using Internet Protocol technology must comply with traditional 911 emergency service obligations and it has extended requirements for accommodating law enforcement wiretaps to such providers. It is unclear how these regulatory matters ultimately will be resolved and how they will affect our potential expansion into phone service.

The foregoing summary does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the cable or telephony industries. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could alter, in varying degrees, the manner in which cable or information service systems operate. Northland cannot predict at this time the outcome of these proceedings or their impact upon the industry or upon Northland’s business and operations.

(11)	System Sale

On March 11, 2003, NCP-Seven sold the operating assets and franchise rights of its Washington Systems. The Washington Systems were sold at a price of approximately $20,340,000 of which NCP-Seven received approximately $19,280,000 at closing. Substantially all of the proceeds were used to pay down amounts outstanding under NCP-Seven’s credit agreement. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $1,060,000 was to be held in escrow and released to NCP-Seven one year from the closing of the transaction, subject to general representations and warranties. In March of 2004, NCP-Seven received notice from the buyer of the Washington Systems of certain claims, which were made under the holdback agreement provisions of the purchase and sale agreement. Approximately $412,000 of the original escrow proceeds remained in escrow until such claims were resolved. The escrow proceeds in excess of the claims were released to NCP-Seven in March 2004.

On August 26, 2005, NCP-Seven and Northland Cable Television, Inc. (NCTV), a related party affiliate, settled their ongoing litigation with the buyer (Buyer) of the Washington Systems. Buyer had asserted various claims against NCP-Seven and NCTV and withheld sales proceeds of $411,600 and $433,200, respectively from each selling company. As a result of the settlement Buyer received $390,000 of the aggregate retained sales proceeds. Of this amount, $283,200 was allocated to the NCP7 sales transaction and has been reflected in discontinued operations as a loss from the sale of the systems in NCP-Seven’s statement of operations. NCP-Seven also recorded $35,736 in legal fees in connection with the settlement of this litigation.

NCP-Seven does not expect that the settlement of these claims, or the write off of the amounts remitted to the buyer of the Washington Systems, will have any further implication on NCP-Seven’s financial statements.

On June 30, 2005, NCP-Seven completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Bay City, Texas to McDonald Investment Company, Inc., an unaffiliated third party. The Bay City system was sold at a price of approximately $9,345,000 of which NCP-Seven received approximately $8,449,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $935,000 of the original proceeds was to be

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

held in escrow and released to NCP-Seven eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. In January of 2007, NCP-Seven received approximately $926,000 of this amount after adjusting for post closing items. Substantially all of the initial and holdback proceeds received were used to pay down amounts outstanding under the term loan agreement. NCP-Seven recorded a gain from the sale of the Bay City System of approximately $7,122,000.

On August 1, 2005, NCP-Seven completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Brenham, Texas to Cequel III Communications I, LLC, an unaffiliated third party. The Brenham system was sold at a price of approximately $7,572,000 of which NCP-Seven received approximately $6,638,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $850,000 was held in escrow and was released to NCP-Seven eighteen months from the closing of the transaction in December of 2006. Under the terms of an amendment to the term loan agreement, executed in August of 2005, NCP-Seven was allowed to retain $300,000 of the initial proceeds for capital spending purposes. The initial proceeds, less $300,000 retained for capital spending purposes, and the holdback proceeds were used to pay down amounts outstanding under the term loan agreement. NCP-Seven recorded a gain from the sale of the Brenham system of approximately $5,266,000.

The revenue, expenses, and other items attributable to the operations of the Washington, Brenham and Bay City systems for the years ended December 31, 2005, and 2004 have been reported as discontinued operations in the accompanying statements of operations and include the following:

	2005	2004

Revenue	$2,750,502	5,238,241
Expenses:
Operating (including $35,277 and $42,829 received from affiliates in 2005 and 2004, respectively)	244,957	401,672
General and administrative (including $243,342, and $461,524 paid to affiliates in 2005 and 2004 respectively)	860,500	1,383,478
Programming (including $787 paid to affiliates, and $419 received from affiliates, in 2005 and 2004, respectively)	1,132,189	2,033,154
Depreciation and amortization	75,878	667,916

Income from operations	436,978	752,021
Other income (expense):
Interest expense and amortization of loan fees	(622,727)	(954,356)
Loss on extinguishment of debt	(717,485)	—
Gain on sale of systems	12,547,285	—

Income (loss) from operations of Washington, Brenham and Bay City systems, net	$11,644,051	(202,335)

In accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, NCP-Seven allocated interest expense to discontinued operations using the historic weighted average interest rate applicable to NCP-Seven’s term loan and approximately $18,713,000 in principal payments related to the sale of the Washington systems and approximately $14,207,000 in principal payments related to the sales of the Brenham and Bay City systems. In addition, NCP-Seven was required to pay a prepayment fee of approximately $218,000 to its lender, as a result of the prepayment of the term loan with the Brenham and Bay City proceeds. This entire amount, plus a ratable portion of deferred debt costs are classified as loss on extinguishment of debt and have been allocated to discontinued operations.

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Notes to Financial Statements — (Continued)

(12)	Solicitation of Interest from Potential Buyers

The Managing General Partner is currently working with a nationally recognized brokerage firm to solicit interests from potential buyers for NCP-Seven’s cable systems. The Managing General Partner is currently evaluating letters of interest received during the fourth quarter of 2006, however, no assurances can be given as to the likelihood that any sale or sales will ultimately be consummated. It is Management’s experience, after many years in the cable television industry, that it is difficult to forecast the likelihood of completing a sales transaction with a financially viable purchaser at any specific time.

(13)	Litigation

In March 2005, Northland filed a complaint against one of its programming networks seeking a declaration that a December 2004 contract between Northland and the programmer was an enforceable contract related to rates Northland would pay for its programming and damages for breach of that contract. The programmer counter-claimed, alleging copyright infringement and breach of contract.

On September 14, 2006 Northland and the programmer entered into a Settlement Agreement, under which, (i) the parties mutually released each other from and against all claims, (ii) the parties agreed to dismiss the lawsuit, and (iii) the parties set forth the definitive terms of carriage of the programmers services for the period commencing December 1, 2004, through December 31, 2007.

In addition, under the terms of the Settlement Agreement, Northland made payment in full of all license fees from all Northland affiliates, including NCP-7, for the period of December 1, 2004, through July 31, 2006, all of which had been previously accrued. In addition, Northland shall pay to the programmer, in four installments, a Supplemental License fee, approximately $120,000, or 9.5%, of which will be remitted by NCP-Seven. NCP-Seven recorded a charge of $81,000 in expense associated with this supplemental license fee during 2006, which has been classified as programming expense. The remaining $39,000 will be recorded on a pro rata basis over the remaining contract period. The unpaid total balance by all Northland entities relative to this Supplemental License Fee was $500,000 as of December 31, 2006. Based on Management’s analysis all related Northland affiliates, including NCP-Seven, have adequate liquidity to meet the remaining Supplemental License Fee obligation without impairing its ability to meet its future obligations in the ordinary course of business and payment of this obligation will not result in the violation of any financial covenant under its loan agreement.

(14)	Subsequent Events

In January of 2007, NCP-Seven received $984,034 in holdback proceeds, including interest of approximately $58,000, from the buyer of the Bay City, Texas system. Historically, the net amounts received by the Northland entities have approximated the principal amounts of the holdback. NCP-Seven’s policy is to recognize the final escrow settlement amount at the time of collection since ultimate collectibility is not reasonably assured until such time. All of these proceeds were used to pay down amounts outstanding under the term loan agreement.

EXHIBIT A

PROXY CARD

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

The undersigned hereby acknowledges receipt of a proxy statement and an accompanying letter relating to the Special Meeting of limited partners of NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP (“NCP-Seven”), each dated , 2007 (“Proxy Materials”). The undersigned appoints John S. Whetzell and Richard I. Clark, or either of them, as proxies, each with full power to appoint his substitute. The undersigned represents that he or she holds of record as of          , 2007 the number of units of limited partnership interest in NCP-Seven set forth below and authorizes the proxies to represent and to vote, as designated below, all of such interest at the special meeting of limited partners to be held on January   , 2008 and at any postponements or adjournments thereof. This proxy is being solicited by the managing general partner of NCP-Seven.

The undersigned directs the proxies to vote on the following proposals as follows:

Proposal No. 1

To authorize NCP-Seven and its managing general partner to consummate the sale of substantially all of NCP-Seven’s assets to Green River Media and Communications, LLC, as described in the Proxy Materials, and to take any and all steps necessary to complete such sale.

APPROVE ☐          DISAPPROVE ☐          ABSTAIN ☐

Proposal No. 2

To authorize NCP-Seven and its managing general partner to consummate the sale of substantially all of NCP-Seven’s assets to Northland Communications Corporation, its managing general partner, or one or more affiliates of Northland Communications Corporation , if the sale of assets to Green River Media and Communications, LLC is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River or in the event that the Green River transaction is otherwise terminated prior to such date, as described in the Proxy Materials, and to take any and all steps necessary to complete such alternative asset sale.

APPROVE ☐          DISAPPROVE ☐          ABSTAIN ☐

This proxy will be voted as directed by the undersigned. The above-referenced proposals are independent of one another. Therefore, a vote for or against one of the two proposals does not dictate how a limited partner must vote for the other proposal. Notwithstanding, limited partners may not vote for or against individual elements of either proposal, but must vote either for or against each proposal in its entirety.

If this proxy is executed and returned and no direction is indicated, this proxy will be voted to approve all of the above-referenced proposals. Similarly, if this proxy is executed and returned and direction is indicated as to only one of the two proposals, this proxy will be voted to approve the proposal or proposals for which no direction is indicated.

When limited partner interests are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign in full corporate name by its president or other authorized officer, and a partnership should sign in full partnership name by its authorized representative.

Dated:           , 200

Number of Units of Limited Partnership Interest Held:

(Signature)

(Signature, if held jointly)

A-1

EXHIBIT B
ASSET PURCHASE AGREEMENT
BETWEEN
NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
AND
GREEN RIVER MEDIA AND COMMUNICATIONS, LLC
DATED
JULY 5, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated July 5, 2007 by and between and NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP, a Washington limited partnership (“Seller” or “NCP-7”), and GREEN RIVER MEDIA AND COMMUNICATIONS, LLC or its assignee, a North Carolina limited liability company (“Buyer”).

RECITALS:

A. Seller owns and operates cable television systems serving certain communities as set forth more particularly in Schedule 1.27 and,

B. Seller desires to sell, and Buyer wishes to buy, all of Seller’s assets solely to the extent such assets are used or useful in the operation of the Systems, as such term is defined in Section 1.3, and the business related thereto (collectively the “Broadband Business”) for the price and on the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Seller agree as follows:

1.	DEFINED TERMS

The following terms shall have the following meanings in this Agreement:

1.1. “Accounts Receivable” means the rights of Seller to receive payment for services rendered by Seller (including, without limitation, those billed to subscribers of the Systems and those for services and advertising time provided by Seller) which have been unpaid as of the Closing Date

1.2. “Agreement” means this Asset Purchase Agreement.

1.3. “Assets” means all the tangible and intangible assets owned, leased or licensed by Seller and used in connection with the Broadband Business, but excluding those specified in Section 2.2.

1.4. “Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. § 151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.5. “Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 7.

1.6. “Closing Date” means the date of the Closing specified in Section 7.

1.7. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

1.8. “Compensation Arrangement” means any written plan or compensation arrangement other than an Employee Plan or a Multiemployer Plan that provides to employees of Seller employed in the Broadband Business any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

1.9. “Consents” means the consents, permits or approvals of governmental authorities and other third parties (including Seller’s lenders) listed in Schedule 3.8.

1.10. “Contracts” means the agreements listed in Schedule 3.7, subscription agreements with customers for the cable services provided by the Systems, miscellaneous service agreements terminable by Seller at will without penalty, agreements involving liabilities less than or equal to $10,000 (in the aggregate), agreements involving material non-monetary obligations, and agreements entered into by Seller in the ordinary course of business of the Systems between the date hereof and the Closing Date in accordance with the provisions hereof.

1.11. “Employee Plan” means any written pension, retirement, profit sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which Seller contributes or which Seller sponsors or maintains or by which Seller otherwise is bound, that provides benefits to employees of Seller employed in the Broadband Business.

1.12. “Environmental Laws” shall mean the following: (a) Clean Air Act (42 U.S.C. § 7401, et seq.); (b) Clean Water Act (33 U.S.C. § 1251 et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (d) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.; (e) Safe Drinking Water Act (42 U.S.C. § 300f et seq.); (f) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (g) Rivers and Harbors Act of 1899 (33 U.S.C. § 401, et seq.); (h) Endangered Species Act of 1973 (16 U.S.C. § 1531, et seq.); (i) Occupational Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.);and (j) other federal, state or local laws related to the environment; all as amended.

1.13. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

1.14. “FAA” means the Federal Aviation Administration.

1.15. “FCC” means the Federal Communications Commission.

1.16. “Franchises” means all franchises, and franchise applications (if any), granted to Seller by any Franchising Authorities, including all amendments thereto and modifications thereof.

1.17. “Franchising Authorities” means all governmental authorities which have issued franchises relating to the operation of the Systems or before which are pending any franchise applications filed by Seller relating to the operation of the Systems

1.18. “Knowledge of Seller” means the actual knowledge of a particular matter of any of the executive officers of Seller’s managing general partner, after due inquiry or reasonable investigation.

1.19. “Material Adverse Effect” means any change, development, event or occurrence that has, or is reasonably expected to have within the 120 days following Closing, a material adverse effect on the operations, assets or financial condition of any of the Systems, other than (a) matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters), (b) matters relating to or arising from local or national economic conditions (including, without limitation, financial and capital markets) and (c) any changes resulting from or relating to the taking of any action contemplated by this Agreement.

1.20. “Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) or Section 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under

Section 4001(b)(1) of ERISA contributed within the last six years, contributes or is required to contribute that provides benefits to employees of Seller employed at the Systems.

1.21. “Permitted Encumbrances” means any of the following liens or encumbrances: (a) landlord’s liens and liens for current taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (b) statutory liens or other encumbrances that are minor or technical defects in title that do not individually or in the aggregate materially affect the value, marketability or utility of the Assets as presently utilized; (c) such liens, liabilities or encumbrances as are Assumed Liabilities; (d) leased interests in property leased to others and disclosed on Schedule 3.5; (e) restrictions set forth in, or rights granted to Franchising Authorities as set forth in the Franchises or applicable laws relating thereto; (f) zoning, building or similar restrictions, easements, rights of way, reservations of rights, conditions or other restrictions relating to or affecting the Real Property, that do not materially interfere with the use of such Real Property in the operation of the Systems as presently conducted; (g) as to Real Property, all matters disclosed in Schedule 3.5 other than mortgages; and (h) any other liens or encumbrances that are described in Section 3.5 and/or that relate to liabilities and obligations that are to be discharged in full at Closing or that will be removed prior to or at Closing.

1.22. “Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, supplies and other tangible and intangible personal property, including, without limitation, the Franchises, the Contracts, the Accounts Receivable, computer hardware and peripherals, and computer software programs, that are owned, licensed or leased by Seller and used, useful or held for use as of the date hereof in the conduct of the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date, but in all cases only to the extent such Personal Property is used or useful in the Broadband Business or operations of the Systems. The following items of material Personal Property are listed on Schedule I; the identification and approximate number of items of headend equipment (excluding assets that are part of the cable distribution plant) and the approximate number of set top boxes (STB’s), cable modems and multimedia terminal adaptors (MTA’s) in inventory and not deployed.

1.23. “Real Property” means all of the real property interests of Seller, including, without limitation, fee interests in real estate (together with the buildings and other improvements located thereon), leasehold interests in real estate, easements, licenses, rights to access, rights of way and other real property interests that are (a) leased by Seller and used as of the date hereof in the business or operations of the Systems, or (b) owned by Seller and used as of the date hereof in the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date, but in all cases only to the extent such Real Property is used solely in the Broadband Business or operations of the Systems.

1.24. Intentionally Left Blank

1.25. “Subscriber” means an Active Customer (as hereinafter defined) of the Systems who subscribes for video, data and/or voice services in a single household (excluding “second connections” and any account duplication), commercial establishment or multiple dwelling unit (“MDU”) (including motels and hotels); provided, that the number of customers in an MDU or commercial establishment that obtains service on a “bulk-rate” basis shall be determined by dividing the gross bulk-rate revenue for basic cable service or expanded basic service (but not revenues from tier or premium services, installation or converter rental) attributable to such MDU or commercial establishment in the Systems by Seller’s standard rate for that level of basic service in the System. For purposes hereof, an “Active Customer” means a customer whose account does not have an outstanding balance (other than an amount of $5.00 or less) more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates), does not have a disconnect pending, has not been obtained by offers or promotions, other than offers or promotions conducted by Seller in the ordinary course, or does not come within the definition of “Subscriber” because such account (or any part thereof) has been compromised or written off other than in the ordinary course consistent with past practices.

1.26 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, joint stock company, a trust, a joint venture or other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

1.27. “Systems” means those cable television systems owned and operated by Seller and listed by headend and community on Schedule 1.27.

1.28. List of Additional Definitions.  The following is a list of some additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section

Acquisition Agreement	5.18
Acquisition Proposal	5.18
Assumed Liabilities	2.6
Broadband Business	Recital B
Buyer’s 401(k) Plan	5.10.5
Claimant	9.4.1
Copyright Act	3.18.2
Deductible	9.5.1
Deposit	2.3
Escrow Agreement	2.3
Downwards Adjusted Purchase Price	2.5.6
Escrow Agent	2.3
Excluded Assets	2.2
Final Report	2.5.8
Floor	6.2.6
Force Majeure	2.5.6
Holdback	2.4.2
Indemnifying Party	9.4.1
MDU	1.25
Monthly Reporting Date	5.17
Notice of Superior Proposal	5.18
Preliminary Report	2.5.7
Purchase Price	2.4
Purchase Price Floor	2.5.6
Purchase Price Ceiling	2.5.6
Seller’s 401(k) Plan	5.10.5
Seller’s Financial Statements	3.10
Seller Recommendation Change	5.18
Superior Proposal	5.18
Taxes	3.13
Transaction Document	10.16.1
Transferred Employees	5.10.1
Upwards Adjusted Purchase Price	2.5.6

2.	SALE AND PURCHASE OF ASSETS

2.1. Agreement to Sell and Purchase.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances, which Assets include the following:

2.1.1. the Personal Property;

2.1.2. the Real Property;

2.1.3. the Franchises;

2.1.4. the Contracts, only to the extent they relate to the Broadband Business or operations of the Systems;

2.1.5. the Accounts Receivable;

2.1.6. all payments and sums deposited or advanced by Seller to a landlord, utility, governmental agency or any other party as a security deposit or in exchange for initiation of a service, other than performance bonds.

2.1.7 subject to Section 2.2, copies of all books and records solely relating to the business or operations of the Systems, customer records and all records required by the Franchising Authorities to be kept.

2.2. Excluded Assets.  The Assets shall exclude the following assets (the “Excluded Assets”):

2.2.1. Seller’s cash on hand, (other than petty cash for which an adjustment shall be made under Section 2.5), as of the Closing Date and all other cash in any of Seller’s bank or savings accounts, including, without limitation, subject to Section 2.5.6, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

2.2.2. Any books and records that Seller is required by law to retain and any correspondence, memoranda, books of account, tax reports and returns and the like related to the Systems other than those described in Section 2.1.7, subject to the right of Buyer to have access to and to copy for a reasonable period, not to exceed three years from the Closing Date, and Seller’s partnership books and records and other books and records related to internal partnership matters and financial relationships with Seller’s lenders and affiliates;

2.2.3. Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date including, without limitation, fees paid to the U.S. Copyright Office or any causes of action relating to such refunds;

2.2.4. All programming agreements.  All retransmission consent agreements of Seller, except as specifically identified on Schedule 3.7 as included in the Assets.

2.2.5. All trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller or its affiliates, whether or not used in the business of the Systems;

2.2.6. Except as specifically set forth herein, any Employee Plan, Compensation Arrangement or Multi-employer Plan;

2.2.7. All rights to receive fees or services from any affiliate of Seller other than fees for services, if any, rendered by Buyer after Closing;

2.2.8. Any and all assets and rights of Seller unrelated to the System;

2.2.9 All equipment, software, licenses and agreements related to Seller’s customer billing system;

2.2.9 All equipment, software, licenses and agreements related to Seller’s customer billing system;

2.2.10. Any contracts, agreements or other arrangements between Seller and any affiliate of Seller;

2.2.11 All choses in action of Seller; and,

2.2.12 The assets listed on Schedule 2.2.

2.3. Earnest Money Deposit.   Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver to U.S. Bank National Association (the “Escrow Agent”) the amount of ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) (the “Deposit”) to secure the obligations of Buyer to close under this Agreement. The Deposit shall be held in an account and applied pursuant to the terms of that certain Escrow Agreement, substantially in the form attached hereto as Exhibit A (“Escrow Agreement”), to be executed concurrently herewith by Buyer, Seller and Escrow Agent. Upon the Closing, the amount of the Deposit, together with interest thereon, shall be delivered to Seller and credited against the Purchase Price. In the event of a termination of this Agreement, the Deposit together with interest therein shall be paid in accordance with Section 8.2 hereof.

2.4. Purchase Price.  The purchase price for the Assets shall be NINETEEN MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($19,950,000.00) (the “Purchase Price”), and shall be paid by Buyer to Seller at the Closing as follows:

2.4.1. Release to Seller of the Deposit together with the interest thereon in accordance with the provisions of the Escrow Agreement; and

2.4.2 Buyer shall deliver to the Escrow Agent for deposit into an escrow account an amount equal to TEN PERCENT (10%) of the Purchase Price, as adjusted per Section 2.5.6 (the “Holdback”), to secure Seller’s obligations under Section 9.2. The Holdback shall be held in an escrow account and applied pursuant to the terms of that certain Escrow Agreement, substantially in the form attached hereto as Exhibit A. On the eighteen month anniversary of Closing, the Holdback, together with interest thereon, then remaining in the escrow account less any payments due to Buyer or pending claims made by Buyer pursuant to Section 9.4 together with interest attributable thereto, shall be delivered to Seller.

2.4.3. Subject to credits for the Deposit and the Holdback, together with interest thereon, and subject to adjustments and prorations set forth in Section 2.5 below, by wire transfer of the balance of the Purchase Price in immediately available funds to Seller.

2.5. Adjustments and Prorations.

2.5.1. The Purchase Price shall be adjusted such that all revenues, expenses and other liabilities arising from the Systems up until midnight on the day prior to the Closing Date, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities and entitled to all revenues allocable to the conduct of the business or operations of the Systems for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations and entitled to all revenues allocable to the conduct of the business or operations of the Systems on the Closing Date and for the period thereafter, all of which shall be determined in accordance with generally accepted accounting principles.

2.5.2. At Closing, the Purchase Price shall be increased by an amount equal to (a) 87.5% of the face amount of all cable service customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding for 30 days or less from the first day of the period to which any outstanding bill relates, and (b) 75% of the face amount of all cable service customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding more than 30 but fewer than 61 days from the first day of the period to which any outstanding bill relates.

2.5.3. RESERVED

2.5.4. At Closing, the Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, governmental agency or any other party as a security deposit or in exchange for initiation of a service and which will inure to the benefit of Buyer.

2.5.5 The Purchase Price shall be reduced by an amount equal to (a) any customer advance payments (i.e., customer payments received by Seller prior to the Closing but relating to service to be provided by Buyer after the Closing) and deposits (including any interest owing thereon), (b) except as set forth in Section 2.5.4, above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing but relating to service to be provided by Buyer after the Closing)

2.5.6. Adjustment of Purchase Price Based on Subscriber Revenue.

(a) In the event that Subscriber Revenue (as defined below) at Closing falls below ninety -nine percent (99%) of $653,818.00 (the “Subscriber Revenue Threshold Amount”), the Purchase Price shall be reduced by an amount equal to the percentage difference between the Subscriber Revenue Threshold Amount and the Subscriber Revenue less one percent (1%) (the “Downwards Adjusted Purchase Price”), provided however, that in no event shall the Downwards Adjusted Purchase Price be less than ninety-three percent (93%) of the Purchase Price, excluding the effect of the Purchase Price adjustments under Sections 2.5.1, 2.5.2, 2.5.3, 2.5.4, and 2.5.5 (the “Purchase Price Floor”). In the event the above calculations would result in an Downwards Adjusted Purchase Price that is less than the Purchase Price Floor, Buyer may elect, in Buyer’s sole and absolute discretion, to set the Purchase Price at the Purchase Price Floor, or, if Buyer does not so elect, Seller may elect, in Seller’s sole and absolute discretion, to delay Closing for up to ninety (90) days to remediate the event or circumstances resulting in the reduction of the Purchase Price below the Purchase Price Floor, or terminate this Agreement and return the Deposit to Buyer.

(b) In the event that Subscriber Revenue at Closing exceeds one hundred and two and one-half percent (102.5%) of the Subscriber Revenue Threshold Amount, the Purchase Price shall be increased by an amount equal to the percentage difference between the Subscriber Revenue Threshold Amount and the Subscriber Revenue less two and one-half percent (2.5%) (the “Upwards Adjusted Purchase Price”), provided however, that in no event shall the Upwards Adjusted Purchase Price be more than one hundred and four percent (104%) of the Purchase Price, excluding the effect of the Purchase Price adjustments under Sections 2.5.1, 2.5.2, 2.5.3, 2.5.4, and 2.5.5 (the “Purchase Price Ceiling”). In the event the above calculations would result in an Upwards Adjusted Purchase Price that is greater than the Purchase Price Ceiling, Seller may elect, in Seller’s sole and absolute discretion, to set the Purchase Price at the Purchase Price Ceiling, or, if Seller does not so elect, Buyer may elect, in Buyer’s sole and absolute discretion, to terminate this Agreement and receive the return of the Deposit.

(c) In the event that the Subscriber Revenue for the most recent billing cycle prior to the Closing Date cannot accurately be determined as of the Closing Date, then any adjustments for Subscriber Revenue as of the date of Closing will be estimated using the Subscriber Revenue for the billing cycle that is as close to the date of Closing as practicable, and a final adjustment shall be made within fifteen (15) days after Closing, which adjustment shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. It is the intent of the Buyer and Seller to determine Subscriber Revenue in a manner consistent with that used in establishing the Subscriber Revenue Threshold Amount.

(d) Subscriber Revenue shall mean the gross amounts billed to Active Customers for the most recent billing cycle prior to the date of Closing for each of the following services: (i) basic service revenue, (ii) bulk basic service revenue, (iii) digital service revenue, (iv) premium service revenue, (v) bulk pay revenue (vi) digital converter revenue, (vii) telephony service revenue and (viii) internet service revenue. It is the intent of the Buyer and Seller to determine Subscriber Revenue in a manner consistent with that used in establishing the Subscriber Revenue Threshold Amount

(e) Notwithstanding the foregoing provisions of this Section 2.5.6, if Subscriber Revenue as of the Closing is negatively impacted in an amount of $25,000 or more and such impact can be directly attributed to a Force Majeure Event, Seller may delay Closing up to thirty (30) days to engage in attempts to remediate the event(s) or circumstances that result in the decrease in Subscriber Revenue. For purposes of this Section 2.5.6(e), “Force Majeure Event” shall mean fire, earthquake, flood, labor disputes, utility curtailments, power failures, explosions, civil disturbances, hurricanes, tropical storms, tornadoes, and other similar events that are outside of the control of Seller.

2.5.7. At least ten 10 business days prior to the Closing, Seller will deliver to Buyer a report with respect to the Systems (the “Preliminary Report”), showing in detail the preliminary estimates of the adjustments referred to in this Section 2.5, calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties) together with any documents substantiating the determination of the adjustments to the Purchase Price proposed in the Preliminary Report. The Preliminary Report will include a Schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the Systems (showing sums due and their respective aging as of the Closing Date). The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date or thereafter in accordance with Section 2.5.8 below. The adjustment shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Purchase Price payable at the Closing.

2.5.8. Except for adjustments to Subscriber Revenue, which shall have been made either at Closing or pursuant to Section 2.5.6(c) within 15 days thereafter, within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a report with respect to the Systems (the “Final Report”), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 2.5, other than under Section 2.5.6, Seller shall, within thirty (30) days after its receipt of the Final Report, provide to Buyer its written statement of any discrepancies believed to exist. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within fifteen (15) days of Buyer’s receipt of Seller’s written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Buyer and Seller shall, within the following ten (10) days, shall jointly designate a mutually agreeable accounting firm (the “Accountants”) to review the Final Report together with Seller’s discrepancy statement and any other relevant documents. The Accountants shall report their conclusions as to adjustments pursuant to this Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Buyer or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three days after receipt of such determination. The cost of retaining the Accountants shall be split equally between Buyer and Seller.

2.6. Assumption of Liabilities and Obligations.  As of the Closing Date, Buyer shall assume and pay, discharge and perform the following (collectively, the “Assumed Liabilities”): (a) all obligations and liabilities of Seller under the Franchises and the Contracts solely to the extent such obligations and liabilities arise on or after the Closing Date (other than any obligations or liabilities arising out of a breach or violation of any Contract or Franchise that occurred prior to the Closing Date); (b) all obligations and liabilities of Seller to all customers and advertisers of the Systems for any advance payments or deposits for which Buyer shall have received a credit pursuant to the adjustments under Section 2.5; (c) all obligations and liabilities arising out of the conduct of the business or operations of the Systems by the Buyer following the Closing Date; and (d) the obligations and liabilities listed on Schedule 2.6. All other obligations and liabilities of Seller shall remain and be the obligations and liabilities solely of Seller.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

3.1. Organization, Standing and Authority.   Seller is a limited partnership duly organized and validly existing under the laws of the State of Washington, and is qualified to conduct business in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Seller has the requisite partnership power and authority (a) to own, lease and use the Assets as presently owned, leased and used by it, and (b) to conduct the business and operations of the Systems as presently conducted by it.

3.2. Authorization and Binding Obligation.  Seller has the partnership power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. Except for the approval of a majority in interest of the limited partners of Seller, all partnership action by Seller necessary for the authorization, execution, delivery and performance by it of this Agreement has been taken. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except (a) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3. Absence of Conflicting Agreements.  Subject to obtaining the Consents listed on Schedule 3.8 and approval of a majority in interest of the limited partners of Seller, other than as identified on Schedule 3.3, the execution, delivery and performance of this Agreement by Seller will not: (a) violate the certificate of limited partnership and limited partnership agreement, as amended, of Seller; (b) violate any law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality applicable to Seller with respect to the Assets; or (c) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, any Contract.

3.4. Franchises.  Schedule 3.4 lists all Franchises that are held for use in connection with the operations of the Systems, and includes the parties thereto, the execution date thereof, and the expiration date thereof. True and complete copies of such Franchises (together with any and all amendments thereto) have been delivered to Buyer. Each of the Franchises listed on Schedule 3.4 is valid and in full force and effect in accordance with its terms. Except for legislation that may be pending before any federal or state legislative body, no proceedings are pending or, to the Knowledge of Seller, threatened, to revoke, terminate or cancel any of the Franchises. Except as listed on Schedule 3.4, or as otherwise disclosed in writing to Buyer, the Seller and the operations of the Systems by Seller are in material compliance with the terms and conditions of the Franchises.

3.5. Real Property.  Schedule 3.5 lists all Real Property related to the System and owned by Seller and all leases of Real Property related to the System and to which Seller is a party (but excluding easements, rights of way and similar interests in real property) and for each lease provides the parties thereto, the execution date thereof, the expiration date thereof. As to the Real Property which is designated in Schedule 3.5 as being owned by Seller, except as set forth in Schedule 3.5, Seller has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. Seller has delivered to Buyer true and correct copies of each lease and any title opinions, surveys and appraisals relating to such Real Property included in the sale that are in Seller’s possession or under its control and of all title insurance policies currently in effect with respect to any such parcel of Real Property.

3.6. Personal Property.   Except as set forth in Schedule 3.6, Seller has, or will have on the Closing Date, good title to all Personal Property owned by Seller, and as of the Closing Date none of the Personal Property will be subject to any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for Permitted Encumbrances. Schedule 3.6 sets forth all vehicles (listing make, model and vehicle identification number) included in the Personal Property. Except as set forth in Schedule 3.6, the Personal Property is in reasonable operating condition and repair.

3.7. Agreements.  Schedule 3.7 lists all pole attachment and conduit agreements, railway crossing agreements, easements, rights of way and similar interests in Real Property, licenses, permits, governmental authorizations (other than franchises set forth on Schedule 3.4), retransmission consent agreements and other agreements, written or oral (including any amendments and other modifications thereto), to which Seller is a party and that relate solely to the Assets or the Broadband Business or operations of the Systems (other than the Franchises, programming agreements and any contracts that are Excluded Assets) in existence as of the date hereof except for: (a) subscription agreements with customers for the cable services provided by the Systems; (b) oral employment contracts and miscellaneous service contracts terminable by Seller at will without material penalty; and (c) any contracts involving liabilities less than or equal to $10,000. Schedule 3.7 includes, for each agreement listed, the parties thereto, and the execution date thereof. Seller has delivered to Buyer true and complete copies of all written agreements disclosed in Schedule 3.7. All of the agreements listed on Schedule 3.7 are valid and binding and to the Knowledge of Seller are in full force and effect and legally enforceable in accordance with their terms upon the other parties thereto. There is to the Knowledge of Seller no material breach or default by Seller or by any other party thereto under any of the agreements listed on Schedule 3.7.

3.8. Consents.  Except for the Consents described in Schedule 3.8, Seller is not required to obtain any consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party to consummate this Agreement and the transactions contemplated hereby.

3.9. Information on Systems.

3.9.1. Schedule 3.9 lists as of June 30, 2007 (unless a different date is specified on Schedule 3.9): (a) the approximate number of miles of energized cable plant (aerial and underground and the approximate number of dwellings passed); (b) the total number of Subscribers in the Systems; (c) the bandwidth capacity of the Systems specified in MHz; and (d) the number of channels activated throughout the Systems.

3.9.2. Schedule 3.9 sets forth as of June 30, 2007: (a) the standard rates charged as of the date of this Agreement to customers for each class of service.

3.9.3. Seller has obtained all required FCC clearances for the operation of the Systems in all necessary aeronautical frequency bands.

3.9.4 Seller has attached hereto as Schedule 3.9.4 (a) true and complete copies of the most recent proof of performance tests and cumulative leakage index reports for each System, (b) true and complete copies of Seller’s channel line-ups for each System, including a designation of which stations are carried under retransmission consent agreements and pursuant to must-carry elections, and (c) a true and complete list of each free courtesy account.

3.10. Financial Statements.  Schedule 3.10 contains true and complete copies of the audited financial statements of the Seller with respect to the Systems for the period ending December 31, 2005 and December 31, 2006, plus unaudited financial statements for the months of January, February, March and April of 2007 (collectively, the “Financial Statements”). The Seller’s unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of footnotes and statements of cash flows and subject to normal year-end adjustments. The Seller’s Financial Statements are in accordance with the books and records of Seller and present fairly in all material respects the results of operations for the periods then ended.

3.11. Employee Benefit Plans.

3.11.1. All of Seller’s material Employee Plans and Compensation Arrangements providing benefits to employees of the Seller who work at the Systems as of the date of this Agreement are listed in Schedule 3.11, and copies of any such Employee Plans and Compensation Arrangements (or related insurance policies) as currently in effect have been delivered to Buyer, along with copies of any currently available employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 3.11, there is not now in effect or to become effective after the date of this Agreement and until the Closing Date, any new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement which will materially affect the benefits of employees or former employees of the Seller who work at the System, except to the extent necessary to bring such Employee Plans or Compensation Arrangements in compliance with applicable law.

3.11.2. Each of Seller’s Employee Plans and Compensation Arrangements has been administered and funded without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws. None of Seller or any trade or business which is considered a single employer with Seller under Section 4001(b)(1) of ERISA has incurred or could reasonably be expected to incur material liability under Title IV of ERISA or the minimum funding requirements under Section 302 of ERISA, which such liability will not be satisfied on or prior to Closing.

3.11.3. Except as disclosed in Schedule 3.11, Seller does not contribute to and is not required to contribute to any Multiemployer Plan with respect to any employees of the Systems.

3.11.4 Each of Seller’s Employee Plans that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the United States Internal Revenue Service (“IRS”), (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS announcements in which to request, and make any amendments necessary to obtain any letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.

3.11.5 There are no pending or, to the Knowledge of Seller, threatened claims and no pending or, to the Knowledge of Seller, threatened litigation involving any Employee Plan or Compensation Arrangement (other than routine claims for benefits) by participants or beneficiaries covered thereunder.

3.12. Labor Relations.  Schedule 3.12 contains a true and complete list of (a) the names and dates of hire of all persons employed by Seller at the Systems and (b) all employment, consulting, non-competition, benefit, severance and other arrangements with any current employee with respect to the Systems. Seller is not a party to or subject to any collective bargaining agreements with respect to any employees of the Systems. Seller has no written or oral contracts of employment with any employee of the Systems, other than oral employment agreements terminable by Seller at will without penalty. Seller has delivered to Buyer true and complete copies of all written agreements set forth on Schedule 3.12. Except as set forth in Schedule 3.12, Seller is not the subject of any legal proceeding relating to employment discrimination or unfair labor practices. Seller has fewer than fifty (50) employees, and compliance with the federal Worker Adjustment and Retraining Notification Act (or any comparable state law) is not required in connection with the transactions contemplated hereby after taking into account other sales transactions by Seller or its affiliates. Seller has delivered to Buyer a list of compensation payable to employees.

3.13. Taxes, Returns and Reports.   All federal, state and local tax returns required to be filed by Seller through the date hereof in connection with the operation of the Systems with respect to any federal, state or local taxes (the “Taxes”) have been filed. Except as set forth in Schedule 3.13, all Taxes which are due and payable or disputed in good faith have been properly accrued or paid or are being contested in good faith by appropriate proceedings.

3.14. Claims and Legal Actions.  Except as set forth in Schedule 3.14, and except for any investigations and rule-making proceedings affecting the cable industry generally, there is (a) no legal action, counterclaim, suit, arbitration or (b) no claim or governmental investigation, pending or to the Knowledge of Seller, threatened against or relating to the Assets or the business or operations of the Systems.

3.15. Environmental Matters.

3.15.1. Except as disclosed in Schedule 3.15, to the Knowledge of Seller, Seller’s operations with respect to the Systems and the Real Property comply in all material respects with all applicable Environmental Laws. Except as described in Schedule 3.15, no underground storage tanks are located on the Real Property.

3.15.2. Seller has not released any hazardous substances, pollutants, contaminants or petroleum products, as such terms are defined in Environmental Laws, on any of the Real Property , whether inside or outside of any building, in such a manner as may require remediation under any applicable Environmental Laws. (Paul, remediation can involve not only money but interference with business operations. Buyer does not wish to be subject to a dispute about whether a remediation requirement is material or not)

3.15.3. Seller has not received written notice from any governmental authority of any violation by Seller with respect to the Systems of any Environmental Laws which violation has not been remedied or cured on or prior to the date hereof.

3.16. Compliance with Laws.  Seller has complied and is in compliance with all federal, state and local laws, rules, regulations and ordinances applicable to the Systems, except for such noncompliance which would not have a Material Adverse Effect.

3.17. Conduct of Business in Ordinary Course.  Since January 1, 2006, Seller has conducted the business and operations of the Systems only in the ordinary course and has not caused any changes, events or conditions that, individually or in the aggregate, have had a Material Adverse Effect. The name(s) “Northland Cable Television” and derivations thereof are the only business name(s) that have been used in the conduct of the Broadband Business and the operations of the Systems during the two (2) years preceding the date hereof.

3.18. FCC and Copyright Compliance.

3.18.1. Seller is permitted under all applicable FCC rules, regulations and orders to distribute the transmissions of video programming or other information that the Seller makes available to customers of the Systems presently being carried to the customers of and by the Systems and to utilize all carrier frequencies generated by the operations of the Systems, and are licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system, being operated as part of the Systems. Except as provided in Schedule 3.18, Seller’s operation of the Systems and of any FCC licensed or registered facility used in conjunction with Seller’s operation of the Systems is in compliance in all material respects with the FCC’s rules and regulations and the provisions of the Cable Act, and all required reports of Seller to the FCC are true and correct and have been timely filed.

3.18.2. Seller has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act of 1976, as amended (the “Copyright Act”), with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. The Systems are in compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office, except for such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect and except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the Systems. Except as provided in Schedule 3.18, to the Knowledge of Seller there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by Seller with respect to the Systems. All music royalty fees payable with respect to the Systems have been timely paid, and, except as disclosed in Schedule 3.18, Seller has not participated in any industry-wide settlement with BMI, ASCAP, SESAC (or any other music licensing organization) relating to liability for music royalties.

3.18.3. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems and are listed in Schedule 3.7. The towers are being operated in all material respects in compliance with applicable FCC and FAA rules.

3.19. Bonds, Insurance and Letters of Credit.  Each insurance policy, performance bond, letter of credit, deposits and similar guarantee maintained or required to be maintained in connection with the Systems is set forth on Schedule 3.19, together with the amount thereof. Seller has delivered to Buyer true and complete copies of all such bonds and letters of credit.

3.20 Accounts Receivable.  All Accounts Receivable included in the Assets are bona fide and are attributable to transactions in the ordinary course. To Seller’s knowledge, there is no contest, claim, defense or right of setoff under any Contract with any subscriber that is an account debtor of an Account Receivable relating to the amount or validity of such Account Receivable that would have, in the aggregate, a material adverse effect.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

4.1. Organization, Standing and Authority.  Buyer is a North Carolina limited liability company, duly organized and validly existing under the laws of the State of North Carolina and is qualified to conduct business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

4.2. Authorization and Binding Obligation.  Buyer has the limited liability company power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All limited liability company action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (a) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3. Absence of Conflicting Agreements.  Subject to obtaining the Consents listed on Schedule 3.8, the execution, delivery and performance of this Agreement by Buyer will not: (a) require the consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party; (b) violate the governing documents of Buyer; (c) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality; or (d) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Assets.

4.4. Buyer Qualification.  Buyer knows of no reason why it cannot become the franchisee pursuant to the Franchises, and to its knowledge has the requisite qualifications to own and operate the Systems.

4.5. Availability of Funds.  Buyer will have available on the Closing Date sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby.

5.	COVENANTS OF THE PARTIES

5.1. Conduct of the Business of the Systems.  Except as contemplated by this Agreement, disclosed on Schedule 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Seller shall operate the Systems in the ordinary course of business in accordance with past practices and shall as to the Systems:

(a) not enter into any contract or commitment, without the prior written consent of Buyer, which consent is not to be unreasonably withheld or delayed, which is either not terminable at on thirty days prior written without penalty to Buyer or which involves the payment of more than $10,000, and requires Buyer to assume obligation under such contract or commitment;

(b) not sell, assign, lease or otherwise dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the Systems or in conjunction with the acquisition of replacement property of equivalent kind and value;

(c) not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon the Assets, except for Permitted Encumbrances; and

(d) other than annual rate increases that may be implemented at Seller’s discretion on or about March 1, of each year, such increases to be consistent with past practices, and marketing activities done in the ordinary course and that do not change customer rates, Seller shall not, without Buyer’s prior written consent, such consent not to be unreasonable withheld or delayed, change customer rates for any level of service or charges for remotes or installation, or change billing or disconnect practices.

5.2. Access to Information.  Seller shall allow Buyer and its authorized representatives reasonable access upon reasonable advance notice and at Buyer’s expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Systems for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information ordinarily prepared by Seller and available with respect to the affairs and business of the Systems as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of Seller’s business. Buyer shall promptly disclose to Seller, in writing, any and all facts that Buyer has reason to believe may give rise to a claim under this Agreement. Buyer shall not contact or in any way communicate with Seller’s employees located at the Systems except and only to the extent expressly authorized, in writing, by Seller.

5.3. Confidentiality.  Each party shall keep secret and hold in confidence for a period of three years following the date hereof, any and all information relating to the other party that is proprietary to such other party, other than the following: (a) information that has become generally available to the public other than as a result of a disclosure by such party; (b) information that becomes available to such party or an agent of such party on a non-confidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded; and (d) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents. In connection with disclosure of confidential information under (c) and (d) above, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material. Upon Closing, Buyer shall have the unilateral right, as Buyer may elect, to disclose information pertaining to the Assets and/or Systems, and such disclosure right shall in no way be limited or governed by any other portion of this Section 5.3. Buyer hereby acknowledges Seller has a public filing obligation with respect to the solicitation of the approval of a majority in interest of Seller’s limited partners to the consummation of the transactions contemplated hereby and will be required to disclose certain information regarding the Buyer.

5.4. Publicity.  Prior to Closing, neither party hereto will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except (a) either party may, without the other party’s prior written consent, disclose information to its financing sources and professional advisors, including accountants, attorneys, investors, financial advisors, bankers and other experts, (b) Seller may, without Buyer’s prior written consent, make public statements with respect to this Agreement and the transactions contemplated hereby to its general and limited partners, (c) either party may make public statements or disclosures as may be required by applicable laws, including SEC requirements, and (d) Seller may make such filings with the Securities and Exchange Commission as Seller deems necessary to solicit approval of the transaction contemplated by this Agreement from Seller’s limited partners.

5.5. Consents.  Following the execution hereof, Seller shall make such applications to the Franchising Authorities and other third parties for the Consents, and shall otherwise use its commercially reasonable efforts to obtain the Consents as expeditiously as possible. In no event shall Seller be required, as a condition of obtaining such Consents, to expend any monies on, before or after the Closing Date (other than expenses typically incurred in connection with the efforts to obtain such Consents), or to offer or grant any accommodations or concessions adverse to Seller or to engage in litigation or other adversarial proceedings. Buyer shall use its commercially reasonable efforts to promptly assist Seller and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such Consents and shall cooperate with Seller in the preparation, filing and prosecution of such applications as may reasonably be necessary, including, without limitation, making management and other personnel of Buyer available to assist in obtaining such Consents. The parties agree to use commercially reasonable efforts to obtain consents to (i) the transfer of the Franchises in substantially the form attached hereto as Exhibit B-1, and (ii) the transfer of the leases and other Contracts in substantially the form attached hereto as Exhibit B-2. Seller shall not agree to any adverse change in any Franchise or Contract as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise or Contract unless Buyer shall otherwise consent. Buyer agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller’s sole discretion), seek amendments or modifications to Franchises or Contracts before the Closing Date. To the extent reasonably practicable, Seller shall notify Buyer in advance of all meetings, conference calls and other similar events relating to any of the Consents such that Buyer will have the opportunity to attend and/or participate therein. If providing such notice is not reasonably practicable or if Buyer is unable to attend or participate in such meeting, conference call or other similar event, Seller shall, within a reasonable time period thereafter, provide Buyer with an update with respect to the matters discussed therein. Buyer shall be entitled to review the form(s) of consent and all notices and filings being submitted prior to the submission thereof. Seller shall promptly deliver to Buyer a true and correct copy of each Consent as each such Consent is obtained. Seller expressly acknowledges that nothing contained in this Agreement shall prevent Buyer, its officers, employees, Affiliates, representatives or other agents from making statements or inquiries to, making presentations to or responding to requests initiated by any person from which any Consent is sought. Buyer shall not be required to accept any consent or approval the terms of which contain any material change in the underlying instrument that would be adverse to Buyer. Buyer shall, at Seller’s request, promptly furnish Seller with copies of such documents and information with respect to Buyer, including financial information and information relating to the cable and other operations of Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any of the Consents or as may be reasonably requested by any person in connection with any Consent. Notwithstanding anything to the contrary contained in this Section 5.6, Seller’s obligations hereunder with respect to pursuing any Consent shall be fully satisfied with respect to: (x) the transfer of pole attachment or conduit contracts, if Buyer, solely on its own behalf, has executed a new contract with the respective pole company or if such pole company has indicated in writing that it is willing to execute a new contract with Buyer on terms that are substantially the same as the terms of the existing agreement, in either case on or before Closing; and (y) the transfer of railroad crossing permits or contracts, if Buyer, solely on its own behalf, has executed a new permit or contract with the respective railroad company or if such railroad company has indicated in writing that it is willing to execute a new permit or contract with Buyer on terms that are substantially the same as the terms of the existing agreement, in either case on or before Closing.

5.6. Taxes, Fees and Expenses.  Buyer and Seller shall equally split all sales, use, transfer, purchase taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transactions contemplated herein. Except as provided in Section 2.5.8, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

5.7. Brokers.  Each of Buyer and Seller represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transaction contemplated by this Agreement, except that Seller has retained Daniels & Associates, L.P. (or its successor in interest), whose fees shall be paid by Seller. Buyer agrees to defend, indemnify and hold harmless Seller against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by Buyer, and Seller agrees to defend, indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by Daniels & Associates, L.P., (or its successor in interest) or any other broker or finder employed or alleged to have been employed by Seller.

5.8. Risk of Loss.  The risk of loss, damage or destruction to the Systems from fire, theft or other casualty or cause shall be borne by Seller at all times up to the Closing Date. It is expressly understood and agreed that in the event of any material loss or damage to any portion of the Assets from fire, casualty or other cause prior to the Closing Date, Seller shall promptly notify Buyer of same in writing. Such notice shall report the loss or damage incurred, the cause thereof, if known, and any insurance coverage related thereto.

5.9. Transitional Matters.  For a period of sixty (60) days following the Closing, Buyer may continue to operate the System using the tradenames Northland Cable Television and related names and marks used in the System on the Closing Date, to the extent reasonably necessary, but in any event in accordance with the trademark usage guidelines attached hereto as Exhibit H; provided, however, that Buyer shall have no obligation at any time to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties or as are used in similar fashion, making such removal or discontinuation impracticable. For a period of up to one hundred eighty (180) days after the Closing, provided that on or before Closing Buyer and Seller have entered into a mutually agreed-upon subscriber billing transition services agreement substantially in the form attached hereto as Exhibit I, Seller shall cooperate with Buyer, prior to and after Closing, at Buyer’s sole cost and expense, including reasonable compensation for any time and assistance in excess of ten hours of transition support, to transition billing services from Seller’s billing systems to Buyer’s billing systems.

5.10. Employee Benefit Matters.

5.10.1. It is clearly understood that Buyer has no obligation to employ any of Seller’s employees employed at the Systems and that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee, including, without limitation, wages, salaries, any employment, incentive, compensation or bonus agreements and all other benefits or payments due on account of termination. Buyer agrees that it will provide Seller with notice of which, if any, employees of the Systems Buyer intends to hire at least thirty (30) days before the estimated Closing Date. Such employees who accept Buyer’s offer of employment and commence employment with Buyer on the Closing Date are referred to herein as “Transferred Employees.”

5.10.2. As of the Closing Date, Seller shall terminate employment of all Transferred Employees.

5.10.3. Buyer shall offer health plan coverage to all of the full time Transferred Employees, on terms and conditions generally applicable to all of Buyer’s similarly-situated full time employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees of the Systems covered by the Seller’s health care plan as of the Closing Date (other than preexisting conditions which were excluded by Seller’s health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller’s health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer’s health care plans during the plan year which includes the Closing Date, with respect to Transferred Employees.

5.10.4. For each Transferred Employee, Buyer shall give past service credit for all crediting purposes (other than for benefit accrual under Buyer’s defined benefit plan) under each of its employee benefit plans that, on the Closing Date, provides coverage to Transferred Employees to the same extent such employment service was credited for similar purposes under Seller’s Employee Plans prior to the Closing Date.

5.10.5. Within a reasonable period of time after the Closing, Buyer shall cause a tax-qualified defined contribution plan sponsored by Buyer (the “Buyer’s 401(k) Plan”) to accept direct rollovers of distributions from the Northland Telecommunications Corporation 401(k) Plan (the “Seller’s 401(k) Plan”) to Transferred Employees who elect such a roll over to Buyer’s 401(k) Plan. The roll over contemplated by this Section 5.10.5 shall be in cash or a combination of cash and in kind, as may be mutually agreeable to Seller and Buyer; provided, that Buyer shall be obligated to accept as a part of such transfer any promissory notes with respect to Transferred Employees that have taken participant loans from the Seller’s 401(k) Plan that are outstanding as of the Closing Date. Prior to the date of such transfer, and as a precondition thereto, Buyer shall deliver to Seller a copy of the most recently issued IRS determination letter (or other proof reasonably satisfactory to counsel for the Seller) that the Buyer’s 401(k) Plan is qualified under the Code. On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Transferred Employees, indicating thereon the total amount deferred in pre tax dollars to the Seller’s 401(k) Plan by each Transferred Employee under the terms of Section 402(g) of the Code with respect to the calendar year in which the Closing occurs.

5.11. Bonds, Letters of Credit, Etc.  Buyer shall take all reasonably necessary steps, and execute and deliver all reasonably necessary documents, to insure that on or before Closing, Buyer has delivered each such bonds, letters of credit, indemnity agreements and similar instruments currently maintained and in effect as set forth in Schedule 3.19 in such amounts and in favor of such Franchising Authorities and other third parties requiring the same in connection with the Franchises and the Contracts. Buyer shall not be obligated under this Section 5.11 to deliver any instrument not set forth in Schedule 3.19.

5.12. Non-competition.  Seller, Seller’s general partner and each of its general partner’s affiliates, individually, and not severally, covenants and agrees that, unless Buyer shall otherwise give its prior written consent, for a period of thirty-six (36) months from Closing it will not directly or indirectly own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline video cable or wireless video television system within the boundaries of the area within which Seller is authorized to provide cable television services as of the date of Closing, pursuant to the Franchise Agreements listed on Schedule 3.4. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the ownership of a company’s securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotations System, which (x) constitutes less than 5% of the outstanding voting stock of such company, (y) does not constitute control over such company and (z) is held solely for investment purposes.

5.13. Title Insurance, Surveys, Environmental.

(a) Seller shall cooperate with Buyer if Buyer elects to obtain title insurance policies or surveys (including any environmental impact statements) on any Real Property owned in fee or leased. Buyer shall have the sole responsibility for obtaining and paying for such policies and surveys. The parties agree that the obtaining of title insurance and surveys on any Real Property shall not be a condition to the obligation of

Buyer to consummate the transactions contemplated hereby. If not already provided prior to signing, promptly after the execution of this Agreement, Seller shall deliver to Buyer copies of Seller’s existing title insurance policies, surveys, Phase I Reports or other environmental reports or impact statements relating to the Real Property.

(b) On or before forty-five (45) days from the date of this Agreement, Buyer, may obtain, at Buyer’s sole cost and expense, phase I environmental reports prepared by an environmental company reasonably acceptable to Seller regarding all Real Property. If Buyer is unable to obtain such phase I environmental reports within forty-five (45) days from the date of this Agreement due to causes other than acts of the Seller, the right to obtain such reports under this Section 5.13 (b) shall terminate. If such reports reflect the presence or possible presence of any hazardous or toxic substance that would result in a violation of applicable environmental laws or would require remediation on any of the Real Property, Buyer shall have forty-five (45) days from receipt of such report to give notice to Seller of Buyer’s exception to such results. If such exceptions are not capable of cure by the payment of a liquidated sum of less than $50,000 in the aggregate, Seller may elect to either (i) cure such conditions, or (ii) inform Buyer in writing that such exceptions will not be cured. If not cured, as Buyer’s sole and exclusive remedy, Buyer may either waive such exception or terminate this Agreement and receive the return of the Deposit, plus reimbursement of Buyer’s actual and reasonable third-party out-of-pocket costs for such environmental inspections, but in no event in an amount in excess of $20,000.00.

5.14. Lien Searches.  As soon as practicable, Seller shall obtain and deliver to Buyer copies of the results of complete lien, tax and judgment searches conducted with respect to the entire System (including states and counties, and including federal tax and judgment searches) and with respect to all corporate, fictitious and assumed names used by Seller in connection with the Broadband Business during the six (6) years preceding the date hereof. Buyer and Seller shall share equally all fees and costs arising out of any lien, tax and judgment searches.

5.15. Notice.  To the extent of Seller’s actual Knowledge, Seller shall promptly notify Buyer of any material adverse change relating to Seller, the Broadband Business, and of any fact, event or condition that, if existing as of the date hereof, would have been required to be disclosed in any of the Schedules hereto.

5.16. Consent of Partners.  Upon mutual execution of this Agreement, Seller shall promptly proceed to complete such filings with the Securities and Exchange Commission and take such other steps as are reasonably necessary to solicit the approval of Seller’s limited partners for the consummation of the transaction contemplated by this Agreement.

5.17. Monthly Reports.  Seller shall provide Buyer, following the date hereof and until Closing, on a monthly basis and within thirty (30) days after the Monthly Reporting Date (as defined hereafter): (a) the number of Subscribers in the Systems as of the Monthly Reporting Date; (b) billing reports for the Systems for the one (1) month period ending on the Monthly Reporting Date; (c) income statements for the Systems for the one (1) month period ending on the Monthly Reporting Date, as well as any other information regarding the Systems that Buyer may reasonably request. For purposes of this Agreement, the “Monthly Reporting Date” shall be the last day of each calendar month.

5.18. No Solicitation.

(a) Seller shall not, nor shall it authorize or permit any of its partners, officers or employees, or any directors, officers or employees of the general partner of the Seller to, and shall direct its investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any way with, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Seller shall be a breach of this Section 5.18(a) by Seller. Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of this Agreement by the holders of a majority of the outstanding limited partner interests of Seller (“Seller Partner Approval), in response to a bona fide written Acquisition Proposal that the board of directors of the general partner of the Seller (the “Board”) reasonably determines (after consultation with its outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.18(a), Seller may, subject to compliance with Section 5.18(c), (x) furnish information with respect to Seller to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such Person than the confidentiality provisions of the confidentiality agreement between the Buyer and the Seller, provided that all such information has previously been provided to the Buyer or is provided to the Buyer prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of the assets or businesses that constitute 25% or more of the revenues, net income or assets of Seller, or 25% or more of the equity interests of Seller, regardless of how the proposed acquisition or purchase is intended to be structured, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such Person (or its shareholders or equity owners) owning, directly or indirectly, more than 50% of the equity interests of Seller then outstanding or all or substantially all the assets of Seller, which the Board reasonably determines (after consultation with its financial advisor) to be more favorable to the limited partners of Seller from a financial point of view than the transaction contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement).

(b) The Board shall not (i) (A) withdraw (or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or modify in a manner adverse to the Buyer), the adoption or recommendation by the Board of this Agreement, the sale of the assets of Seller to the Buyer or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Seller Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.18(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Seller Partner Approval and subject to Section 5.18(c), the Board may (x) make a Seller Recommendation Change if the Board determines in good faith (after consultation with its outside counsel and its financial advisor) that such action is consistent with its fiduciary duties under applicable law or (y) in response to an Acquisition Proposal that the Board reasonably determines (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.18, (1) make a Seller Recommendation Change or (2) cause Seller to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement; provided, however, that Seller shall not be entitled to exercise its right to make a Seller Recommendation Change or terminate this Agreement pursuant to clause (y) until after the tenth day following receipt by the Buyer of written notice (a “Notice of Superior Proposal”) from Seller advising the Buyer that the Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board. In determining whether to make a Seller Recommendation Change or to cause Seller to so terminate this Agreement, the Board shall take into account any changes to the financial terms of this Agreement proposed by the Buyer in response to a Notice of Superior Proposal or otherwise. In no event shall the Board make or authorize a Seller Recommendation Change or terminate this

Agreement if the Buyer matches the material terms and conditions of the Superior Proposal contained in the Notice of Superior Proposal within such ten-day period.

(c) In addition to the obligations of Seller set forth in paragraphs (a) and (b) of this Section 5.18, Seller shall promptly advise the Buyer in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal. Seller shall keep the Buyer informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal.

(d) Nothing contained in this Section 5.18 shall prohibit Seller from (x) taking and disclosing to its limited partners a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the limited partners of Seller that is required by applicable law; provided, however, that in no event shall Seller, its general partner or the Board take, or agree or resolve to take, any action prohibited by Section 5.18(b) (it being understood that any accurate disclosure of factual information to the limited partners of Seller that is required to be made to such limited partners under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 5.18(b)).

(e) In the event Seller terminates this Agreement pursuant to Section 5.18(b), Buyer, as its sole and exclusive remedy, shall be entitled to the return of the Deposit and Liquidated Damages (as defined herein).

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

6.1. Conditions Precedent to Obligations of Buyer to Close.  The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer for purposes of consummating such transactions:

6.1.1. Representations and Warranties.  The Seller’s representations and warranties set forth in Section 3 that (i) are subject to materiality qualifications shall be true and correct at and as of the Closing Date and (ii) are not subject to materiality qualifications shall be true and correct in all material respects as of the Closing Date, in each case as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties except to the extent changes in such representations and warranties are contemplated pursuant to this Agreement.

6.1.2. Covenants and Conditions.  Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.1.3. No Injunction, Etc.  No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby.

6.1.4. Consents.  Each of the following Consents shall have been duly obtained and delivered to or waived by Buyer: (a) the Consents of the Franchising Authorities and other third parties listed on Schedule 3.8; and (b) the Consents of the FCC, except for any FCC consent to any business radio license that Buyer reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto.

6.1.5. Deliveries.  Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

6.1.6. Material Adverse Effect.  No Material Adverse Effect shall have occurred after the date of this Agreement and is continuing at the Closing Date. For clarification purposes, Purchase Price adjustment in accordance with Paragraph 2.5.6 to a level at or above the Purchase Price Floor or to a level at or below Purchase Price Ceiling shall not constitute a Material Adverse Effect.

6.1.7. Discharge.  Seller shall have discharged in full or removed Permitted Encumbrances as set forth in Section 1.21 (h).

6.1.8. Purchase Price Ceiling.  Notwithstanding anything to the contrary set forth in Section 2.5.6, (excluding the effects of adjustments made pursuant to Sections 2.5.1, 2.5.2, 2.5.3, 2.5.4, and 2.5.5) the Purchase Price shall in no event be increased above the Purchase Price Ceiling.

6.1.9. Interconnection of Toccoa and Royston Headends.  Seller shall have interconnected the Toccoa and the Royston headends.

6.2. Conditions Precedent to Obligations of Seller to Close.  The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller for purposes of consummating such transactions:

6.2.1. Representations and Warranties.  The Buyer’s representations and warranties set forth in Section 4 that (i) are subject to materiality qualifications shall be true and correct at and as of the Closing Date and (ii) are not subject to materiality qualifications shall be true and correct in all material respects as of the Closing Date, in each case as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties except to the extent changes in such representations and warranties are contemplated pursuant to this Agreement.

6.2.2. Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.2.3. No Injunction, Etc.  No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby.

6.2.4. Limited Partner Approvals.  A majority in interest of the limited partners of Seller shall have consented to the transactions contemplated by this Agreement in accordance with the terms of Seller’s partnership agreement and applicable securities laws.

6.2.5 Fairness Opinion.  Seller shall have received a fairness opinion in form and substance acceptable to Seller in Seller’s sole and absolute discretion.

6.2.6. Purchase Price Floor.  Notwithstanding anything to the contrary set forth in Section 2.5.6, (excluding the effects of adjustments made pursuant to Sections 2.5.1, 2.5.2, 2.5.3, 2.5.4, and 2.5.5), the Purchase Price shall in no event be reduced below the Purchase Price Floor.

6.2.7. Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

7.	CLOSING AND CLOSING DELIVERIES

7.1. Closing.  Subject to Sections 2.5.6 and 6.2.6, if practicable, the Closing will be held on the last business day of the calendar month during which the conditions set forth in Sections 6.1.4 and 6.2.4 hereof shall have been satisfied; provided, however, that if the Closing is not held on the last business day of the calendar month during which such conditions shall have been satisfied, the Closing shall be held on the last business day of the next succeeding calendar month, or on such other date as Buyer and Seller may mutually agree. The Closing shall be held at 10:00 am. local time at the Seller’s offices at 101 Steward Street, Suite 700, Seattle, WA 98101, or will be conducted by mail, electronic mail, and /or telecopies or at such other place and time as the parties may agree. Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date, and all references herein that relate to the date and time of the Closing, including provisions dealing with adjustments to the Purchase Price, shall refer to such effective date and time.

7.2. Deliveries by Seller.  Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

7.2.1. Transfer Documents.  A duly executed Bill of Sale, substantially in the form attached hereto as Exhibit G, special warranty deeds (subject to all matters of record), motor vehicle titles, assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever except for Permitted Encumbrances;

7.2.2 Assumption Agreements.  A duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which Seller shall assign the Assumed Liabilities;

7.2.3. Consents.  The Consents required by Section 6.1.4;

7.2.4. Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the President or a Vice President of the managing general partner of Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.1.1 and 6.1.2 are satisfied;

7.2.5. Secretary’s Certificate.  One or more certificates, dated as of the Closing Date, executed by the Secretary of the managing general partner of Seller, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller’s managing general partner, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (b) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of the managing general partner of Seller; (c) the Certificate of Formation of Seller (copies of which shall be attached to the Certificate), certified by the Secretary of State of its state of formation; and (d) the Partnership Agreement of Seller (copies of which shall be attached to the Certificate);

7.2.6. Opinions of Counsel.  Opinions of Seller’s counsel dated as of the Closing Date, substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2;

7.2.7. Escrow Agreement.  A duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit A;

7.2.8. Subscriber List.  A true and complete subscriber list as of the date reasonably close to (and not more than ten (10) business days preceding) the Closing Date, an updated list of subscriber deposits and prepayments and a list of disconnected subscribers for each of the six (6) months preceding the Closing; and

7.2.9. Aging Report.  A true and complete Accounts Receivable aging report as of a date not more than ten (10) business days prior to the Closing Date.

7.3. Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

7.3.1. Purchase Price.  The Purchase Price, in accordance with Sections 2.4 and 2.5, including release of the Deposit to Seller;

7.3.2. Assumption Agreements.  A duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

7.3.3. Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.2.1 and 6.2.2 are satisfied;

7.3.4. Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary, without personal liability: (a) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Managers, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (b) certifying as to the incumbency of the person signing this Agreement or any other documents on behalf of Buyer;

7.3.5. Opinion of Counsel.  An opinion of Buyer’s counsel dated as of the Closing Date, substantially in the form attached hereto as Exhibit D;

7.3.6. Escrow Agreement.  A duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit A; and

7.3.7 Billing Transition Services Agreement.  A duly executed billing transition services agreement in the form attached hereto as Exhibit I.

8.	TERMINATION

8.1. Method of Termination.  Prior to Closing, this Agreement may be terminated only as follows:

8.1.1. By the mutual consent of Seller and Buyer, or by either Seller or Buyer if any condition to the Closing set forth in Section 6.1.3 or 6.2.3 is not fulfilled and the failure of such condition is not a result of a breach of warranty or nonfulfillment of a covenant or agreement by the party seeking to terminate the Agreement;

8.1.2. By Buyer, (a) if any of the conditions set forth in Section 6.1 (other than Section 6.1.3) hereof to which the obligations of Buyer are subject have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, or (b) pursuant to Sections 2.5.6(b) or 5.13(b);

8.1.3. By Seller, (a) if any of the conditions set forth in Section 6.2 (other than Section 6.2.3) hereof to which the obligations of Seller are subject have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Seller contained in this Agreement, (b) or pursuant to Section 2.5.6 (a) or Section 5.18(b);

8.1.4. Either Buyer or Seller may terminate this Agreement by giving notice to the other if (a) such other party has materially breached any of its representations, warranties or covenants herein such that it cannot comply with its respective conditions set forth in Sections 6 and 7, and such breach has not been cured in accordance with Section 10.15 and has not been waived by the terminating party (provided that the terminating party is not concurrently in material breach of any representation, warranty, covenant, or other agreement contained herein) or (b) the conditions to Closing have not been satisfied or waived by March 31, 2008 so long as the failure to close is not attributable to a breach hereunder or any other action or inaction by the party seeking to terminate.

8.2. Rights Upon Termination.

8.2.1. In the event of a termination of this Agreement pursuant to Section 8.1.1 or Section 8.1.4(b) hereof, as their respective sole and exclusive remedies: (a) the Buyer shall be entitled to the return of the Deposit and all interest accrued thereon; (b) Sections 5.3, 5.4, and 10 shall survive such termination; and (c) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, partners, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.

8.2.2. In the event of a termination of this Agreement by Buyer pursuant to Section 8.1.2 hereof, as its sole and exclusive remedy: (a) Buyer shall be entitled to the return of the Deposit and all interest accrued thereon; and (b) Sections 5.3, 5.4, and 10 shall survive such termination

8.2.3. In the event of a termination of this Agreement by Buyer pursuant to Section 8.1.4(a) hereof, as its sole and exclusive remedy, (a) the Buyer shall be entitled to the return of the Deposit and all interest accrued thereon; and (b) Seller shall pay to Buyer Buyer’s actual and reasonable third-party legal, accounting, consulting, due diligence and other costs actually paid or incurred by Buyer to complete the transactions contemplated by this Agreement, but in no event shall such amount be greater than $250,000 in the aggregate from Seller or any Seller affiliate inclusive of Northland Cable Properties Eight Limited Partnership and Northland Cable Properties, Inc. as liquidated damages (the “Liquidated Damages”). The parties agree that damages in the event of a termination under Section 8.1.4(a) are sufficiently uncertain as of the date the Agreement that any estimation of such damages would be difficult to determine and that the Liquidated Damages amount is a reasonable approximation of any damages that Buyer might suffer under such circumstances.

8.2.4. In the event of a termination of this Agreement by Seller pursuant to Section 8.1.3(a) (other than as a result of a failure of the conditions set forth in section 6.2.6) or pursuant to Section 2.5.6(a), (a) Sections 5.3, 5.4, and 10 shall survive such termination; and (b) Seller shall be entitled to receive the Deposit and all interest accrued thereon.

8.25. In the event of a termination of this Agreement by Seller pursuant to Section 5.18(b), (a) Sections 5.3, 5.4 and 10 shall survive such termination and (b) Buyer shall be entitled to the return of the Deposit, all accrued interest thereon and the payment by Seller to Buyer of Liquidated Damages.

9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

9.1. Representations and Warranties.  All representations, warranties, covenants and agreements contained in this Agreement or in documents or instruments delivered pursuant hereto shall survive the Closing Date and eighteen months thereafter except that any claims for fraud shall survive the Closing Date until the expiration of the applicable statute of limitations.

9.2. Indemnification by Seller.  Seller shall defend, indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

9.2.1. Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein;

9.2.2. Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

9.2.3. Any and all losses, liabilities or damages resulting from Seller’s operation or ownership of the Systems or Assets prior to the Closing Date, including any claim for breach of Section 3.15.; and

9.2.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

9.3. Indemnification by Buyer.  Buyer shall defend, indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

9.3.1. Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein;

9.3.2. Any and all of the Assumed Liabilities;

9.3.3. Any and all losses, liabilities or damages resulting from Buyer’s operation or ownership of the Systems or Assets on and after the Closing Date; and

9.3.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

9.4. Procedure for Indemnification.  The procedure for indemnification shall be as follows:

9.4.1. The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (a) the factual basis for such claim and (b) the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit or proceeding was given to Claimant; provided that failure to give such notice within such ten day period shall not bar or otherwise prejudice Claimant’s rights to indemnification with respect to such third party action, suit or proceeding unless any defense, claim, counterclaim or cross-claim of the Indemnifying Party is prejudiced thereby.

9.4.2. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim subject to the terms and in accordance with the procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

9.4.3. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim, and the Indemnifying Party shall be responsible and shall promptly reimburse Claimant for all associated costs, fees and expenses.

9.4.4. If a claim, whether between the parties or by a third party, requires immediate action, the parties will diligently seek to reach a decision with respect thereto as expeditiously as practicable.

9.5. Limitation on Indemnification, Exclusive Remedy.

9.5.1. Seller shall not be liable under Section 9.2 for breach of representations and warranties for any losses or damages arising out of any single claim or aggregate claims until the total amount of all such losses or damages suffered or paid by Buyer exceeds TWENTY- FIVE THOUSAND DOLLARS ($25,000) (“Seller’s Basket”) in which case Seller shall, subject to the provisions of Section 9.5.2, be liable for the total amount of all such losses or damages.

9.5.2. Subject to the provisions of Sections 9.5.4, Seller’s liability under Section 9.2 shall be limited in amount to the Holdback.

9.5.3. The amount payable by Seller to Buyer with respect to Section 9.2 shall be reduced by the amount of any insurance proceeds received by Buyer with respect to losses, liabilities or damages, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such losses, liabilities or damages. To the extent that insurance proceeds are received after payment has been made by Seller to Buyer, Buyer shall promptly pay the proceeds to Seller up to the amount of the payment received from Seller.

9.5.4. After the Closing Date and except for fraud, the sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9; provided that nothing contained herein shall limit Buyer’s remedy of specific performance and other equitable relief with respect to Seller’s obligations under Section 10.7; provided further that there shall be no limitation on Buyers’ indemnity rights hereunder with respect to any and all breaches of any representations and warranties under Sections 3.1, 3.2, 3.5 and 3.6 ( solely with respect to title as to 3.5 and 3.6), 3.11, 3.13 and 3.15.

10.	MISCELLANEOUS

10.1. Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:	c/o Northland Communications Corporation 101 Stewart Street, Suite 700 Seattle, WA 98101 Attn.: Gary Jones and Paul Milan Facsimile No.: (206) 748-5061
With a copy to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attn.:Georges Yates, Esq. Facsimile No.: (206) 359-4402
If to Buyer:	Green River Media & Communications, LLC 4601 Six Forks Road, Suite 500 Raleigh, NC 27609 Attn.: Steven R. Hunter Telephone No.: (919) 321 2560 Facsimile No.: (919) 882 1603
With a copy to:	Moore & Van Allen PLLC 100 N. Tryon Street, Suite 4700 Charlotte, NC 28202-4003 Attn.: Barney Stewart, III and Thomas H. O’Donnell, Jr. Facsimile: (704) 331 1029

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1.

10.2. Benefit and Binding Effect.  Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

10.3. Bulk Transfer.  Buyer acknowledges that Seller has not and will not file any transfer notice or otherwise complied with applicable bulk transfer laws, and the parties agree to waive compliance with same.

10.4. Governing Law; Venue.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Washington without regard to the conflicts of law principles of such state. The parties consent to the exclusive jurisdiction of Federal and state courts located in Denver, Colorado for any dispute or claim arising out of or under this Agreement. The prevailing party shall be entitled to the reimbursement from the other party of all costs and expenses incurred, if any, including attorney’s fees, to enforce its rights and remedies hereunder. The parties agree that this Section 10.4 serves as a material inducement for Seller to enter into this Agreement.

10.5 Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.6. Entire Agreement.  This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

10.7. Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

10.8. Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.9. Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided, however, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

10.10. Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile transmission shall be deemed to be an original signature.

10.11. No Third-Party Beneficiaries.  This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any person other than the parties hereto and their respective successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.

10.12. Tax Consequences.  Except as provided in Section 3.13 of this Agreement, no party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any tax consequences arising under this Agreement. Each party has relied solely on its own tax advisors with respect to the tax implications of this Agreement.

10.13. Construction.  This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

10.14. Timing of Notice and Performance.  If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

10.15. Cure.  For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes a breach of a representation or warranty or the nonfulfillment of any pre Closing covenant or agreement of Buyer or Seller contained in this Agreement (including, without limitation, the schedules hereto) on the date such representation or warranty is made or the fulfillment of such pre Closing covenant or agreement is due, shall not constitute a breach of such representation or warranty or the nonfulfillment of such pre Closing covenant or agreement if such event or circumstance is cured within 15 days of the written notice thereof.

10.16. Covenant Not To Sue and Nonrecourse to Partners.

10.16.1 Buyer agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein (each a “Transaction Document”) and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller’s obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller. As used herein, the term “nonrecourse” means that the obligations and liabilities are limited in recourse to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor partnership or trust, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transaction contemplated therein.

10.16.2 Buyer hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under any Transaction Document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

10.17. Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first above written.

BUYER:

GREEN RIVER MEDIA AND COMMUNICATIONS, LLC

By:	/s/ STEVE HUNTER

Printed Name:	Steve Hunter

Title:	Manager

SELLER:

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

By: NORTHLAND COMMUNICATIONS CORPORATION

Its:	Managing General Partner

By:	/s/ GARY JONES

Printed Name:	Gary Jones Title: President

Solely for purposes of Section 5.12:

NORTHLAND COMMUNICATIONS CORPORATION

By:	/s/ GARY JONES

Printed Name:	Gary Jones Title: President

EXHIBIT C

ALTERNATIVE ASSET PURCHASE AGREEMENT

THIS ALTERNATIVE ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of           (the “Effective Date”) by and between Northland Cable Properties Seven Limited Partnership, a Washington limited partnership (“NCP-Seven”), and Northland Communications Corporation, a Washington corporation (“NCC”), or its assignee or assignees.

RECITALS:

A. NCP-Seven previously entered into an Asset Purchase Agreement, dated July 5, 2007, between NCP-Seven and Green River Media and Communications, LLC, a North Carolina limited liability company (“Green River”), with respect to the sale of substantially all of the assets of NCP-Seven to Green River (the “Green River Agreement”). A copy of the Green River Agreement is attached hereto as Exhibit A.

B. The Green River Agreement has been terminated as of the Effective Date, without the transactions contemplated by the Green River Agreement having been completed.

C. The parties hereto desire to make arrangements for a sale of the Assets of NCP-Seven to NCC (or one or more of its affiliates) upon substantially the same terms and conditions as provided in the Green River Agreement.

AGREEMENT:

In consideration of the above recitals and the covenants and agreements contained or incorporated herein, NCP-Seven and NCC agree as follows:

1. Subject to the provisions hereof, this Agreement incorporates by reference all of the terms and provisions of the Green River Agreement, including all of the annexes and schedules thereto. All terms used herein which are defined in the Green River Agreement shall have the same meanings as in the Green River Agreement, except that (i) the term “Buyer”, as used in the Green River Agreement, shall be deemed, where applicable and for purposes of this Agreement only, to refer to NCC, and (ii) the term “Agreement”, as used in the Green River Agreement, shall be deemed, where applicable and for purposes of this Agreement only, to refer to the Green River Agreement as amended or supplemented by this Agreement.

2. Subject to the terms and conditions set forth herein and in the Green River Agreement incorporated herein by reference, NCP-Seven agrees to sell the Assets to NCC. NCC hereby agrees to perform obligations specifically provided to be performed by Green River in the Green River Agreement in accordance with the terms of the Green River Agreement, as amended or supplemented by this Agreement, including but not limited to payment of the Purchase Price at Closing pursuant to Subsection 7.3.1 of the Green River Agreement, as adjusted pursuant to Section 2.5 of the Green River Agreement.

3. For purposes of this Agreement only, the Green River Agreement shall be amended as follows:

(a) The first sentence of Section 2.3 is amended by deleting “execution and delivery of this Agreement by Seller and Buyer” and replacing it with “satisfaction of the condition set forth in Section 6.1.10”.

(b)	The first sentence of Section 4.1 is amended and restated to read as follows:

“Buyer is a Washington corporation, duly organized and validly existing under the laws of the State of Washington and is qualified to conduct business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.”

(c) Section 5.10.5 is deleted and replaced in its entirety with the following text: “RESERVED”.

(d) Section 5.12 is deleted and replaced in its entirety with the following text: “RESERVED”.

(e) “March 31, 2008” in the seventh line of Section 8.1.4 is deleted and replaced with the following text: “the date which is 90 days after the Effective Date of this Agreement”.

(f) The notice address of the Buyer and its Counsel in Section 10.1 is deleted and replaced with the following:

“If to Buyer:	Northland Communications Corporation 101 Stewart Street, Suite 700 Seattle, WA 98101 Attn.: Gary Jones and Paul Milan Facsimile No.: (206) 758-5061”

(g)	Section 10.2 is amended and restated in its entirety to read as follows:

“10.2. Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; except that NCC shall be permitted, in its sole discretion, to assign this Agreement to one or more affiliates of NCC without the prior written consent of NCP-Seven.”

(h) “Denver, Colorado” contained in the fourth line of Section 10.4 is amended to read “Seattle, Washington”.

(i)	The following Section 6.1.10 is added immediately after Section 6.1.9:

“6.1.10. Financing. Buyer shall have obtained commitments for the financing of the transactions contemplated by this Agreement on terms satisfactory to Buyer in its sole discretion.”

(j)	The following Section 8.1.5 is added immediately after Section 8.1.4:

“8.1.5. By Buyer if the condition set forth in Section 6.1.10 is not satisfied within 90 days after the effective date of this Agreement.”

(k)	The following Section 8.2.6 is added immediately after Section 8.2.5:

“8.2.6. In the event of a termination of this Agreement pursuant to Section 8.1.5 hereof, as their respective and sole remedies: (a) Sections 5.3, 5.4 and 10 shall survive such termination; and (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, partners, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.”

4. This Agreement shall be governed by the laws of the State of Washington.

5. This Agreement may be executed in one or more counterparts and the executed counterparts taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers or representatives as of the date first written above.

NORTHLAND CABLE PROPERTIES SEVEN
LIMITED PARTNERSHIP

By: NORTHLAND COMMUNICATIONS
CORPORATION, Its: Managing General Partner

By:
Name:

Title:

NORTHLAND COMMUNICATIONS CORPORATION

By:
Name:

Title:

EXHIBIT D

September 28, 2007

General Partners
Northland Cable Properties Seven Limited Partnership
101 Stewart Street, Suite 700
Seattle, WA 98101

Dear General Partners:

Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by Northland Cable Properties Seven Limited Partnership (“NCP-7” or the “Company”) to serve as independent financial advisor to the General Partners (“General Partners”) of the Company and provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Purchase Price (as hereinafter defined) to be received by the limited partners of the Company (“Limited Partners”) in the Proposed Transaction (as hereinafter defined) as of July 5, 2007, without giving effect to any impacts of the Proposed Transaction on any particular Limited Partner other than in its capacity as a Limited Partner.

Concurrent to the Proposed Transaction, the buyer, Green River Media and Communications, LLC (“Green River Media”), is also acquiring the assets of Northland Cable Properties Eight Limited Partnership (“NCP-8”) and certain assets of Northland Cable Properties, Inc. (“NCPI”). Duff & Phelps has been engaged by NCP-8 to serve as independent financial advisor to the General Partner of NCP-8 and provide an opinion as to the fairness of the proposed transaction, from a financial point of view, to the limited partners of NCP-8.

Duff & Phelps has not previously provided financial advisory services to NCP-7, NCP-8, NCPI or Green River Media.

Description of the Proposed Transaction

Pursuant to the Purchase Agreement dated July 5, 2007 (the “Purchase Agreement”) entered into by and among NCP-7 and Green River Media, the Company will sell its operating assets and franchise rights to Green River Media for a cash consideration (“Purchase Price”) of $19.95 million, plus cash accumulated by the Company prior to closing, less indebtedness at closing, less the Company’s transaction expenses, and other closing adjustments (together, the “Proposed Transaction”).

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence included, but was not limited to, the following:

1. Conducted meetings at the Company’s headquarters in Seattle, Washington and held multiple telephone conversations with the following members of the senior management of NCC regarding the Proposed Transaction and the history, current operations and future outlook for NCP-7:

•	Gary Jones, President

•	Richard Clark, Executive Vice President

•	Richard Dyste, Senior Vice President of Technical Services

•	Paul Milan, Vice President, Senior Counsel

•	Rick McElwee, Vice President, Controller

2. Held discussions with Patrick Lentz and Randy Wells of the investment banking firm Daniels & Associates regarding their sale process for the Company;

3. Reviewed audited financial statements for the Company for the fiscal years ended December 31, 2002 through 2006 and unaudited financial statements for the six-month period ended June 30, 2007 and the equivalent prior year period;

4. Reviewed management prepared earnings projections for the fiscal years ended December 31, 2007 through 2016 and held general discussions with management regarding long-term growth prospects, profitability levels, and required capital investment levels;

5. Reviewed the Purchase Agreement dated July 5, 2007, including management-provided schedules of estimated closing adjustments and aggregate proceeds distributable to Limited Partners;

6. Reviewed NCC’s Board of Directors meeting minutes from 2006 through year-to-date 2007;

7. Reviewed letters of interest and letters of intent received by the Company during 2006 and 2007;

8. Analyzed financial and market information for selected public companies and M&A transactions that we deemed relevant;

9. Reviewed other operating and financial information provided by Company management; and

10. Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Assumptions, Qualifications and Limiting Conditions

In performing its financial analysis and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps:

1. Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information;

2. Assumed that the estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3. Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

4. Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Purchase Agreement without any material amendments thereto or any waivers of any terms or conditions thereof that, in either case, do not affect the total consideration paid; and

5. Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control and the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the General Partners and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Duff & Phelps was not requested to and did not provide advice concerning the structure, the specific amount of the Purchase Price, or any other aspects of the Proposed Transaction, or to provide services other than the delivery of this Opinion. Duff & Phelps was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Duff & Phelps did not participate in negotiations with respect to the terms of the Purchase Agreement or the Proposed Transaction. Consequently, Duff & Phelps assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Purchase Agreement and the Proposed Transaction. In addition, Duff & Phelps was not requested to opine as to, and this Opinion does not address: (i) the fairness of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, or (ii) the fairness of any portion or aspect of the Proposed Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any Purchase Price amongst or within such classes or groups of security holders).

Duff & Phelps prepared this Opinion effective as of July 5, 2007. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

The basis and methodology for this Opinion were designed specifically for the express purposes of the General Partners and may not translate to any other purposes. This Opinion is not a recommendation as to how any Limited Partner should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the Purchase Price paid is the best possible attainable under any circumstances. Further, we were not requested to opine as to, and this Opinion does not in any manner address, the underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

This Opinion may not be quoted or referred to, in whole or in part, in any written document or used for any other purpose, without the prior written consent of Duff & Phelps.

Conclusion

Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of July 5, 2007, the Purchase Price to be received by the Limited Partners of NCP-7 is fair (without giving effect to any impacts of the Proposed Transaction on any particular Limited Partner other than in its capacity as a Limited Partner) from a financial point of view to such Limited Partners.

Respectfully submitted,

Duff & Phelps, llc

D-4